Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 99.1

Dear Flex Ltd. Shareholder,

We are pleased to announce a significant strategic initiative for Flex Ltd. (“Flex”). As part of our ongoing commitment to creating value and sharpening our focus on core business priorities, Flex intends to separate its current offerings across power, cooling, and cloud into an independent, publicly traded company, Archer SpinCo, Inc. (“Spinco”), which will be renamed prior to the completion of the spin-off.

The completion of this spin-off is subject to the approval of Flex’s Board of Directors, our shareholders, and the High Court of the Republic of Singapore. Upon receiving these approvals and completing the transaction, Flex will continue to advance its leadership as a diversified technology, manufacturing, and supply chain partner, while Spinco will emerge as a leading provider of infrastructure technologies built around power delivery, advanced cooling, and rack-scale integration for high-density computing and industrial applications.

The spin-off will be effected through a pro rata distribution of at least 80.1% of all issued and outstanding shares of Spinco common stock to Flex shareholders of record as of the close of business on     , 2026. For every      Flex ordinary shares held as of the record date, each Flex shareholder will receive      shares of Spinco common stock. Spinco shares will be issued in book-entry form only; no physical share certificates will be distributed.

Following the separation, Flex’s ordinary shares will continue to trade on Nasdaq under the symbol “FLEX” and, subject to requisite approvals, Spinco common stock is expected to be listed on Nasdaq under the symbol “    .” You do not need to take any action or pay any consideration to receive your Spinco shares, nor will you need to surrender or exchange your Flex shares.

We expect the distribution of Spinco common stock to be tax-free to Flex shareholders for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares. We recommend that you consult your tax advisor regarding the specific tax consequences of the distribution, including any state, local, or non-U.S. tax implications.

We encourage you to review the enclosed information statement, which provides important information about the spin-off, Spinco’s business, financial condition, and operations, as well as the distribution process.

Flex’s Board of Directors believes this separation will maximize value for all Flex shareholders by creating two focused companies—Flex, which can concentrate more fully on the high-complexity markets where its capabilities and scale create the greatest advantage, and Spinco, dedicated to supporting the growing demand for power-dense infrastructure across data center, utility, industrial, and edge applications. We thank you for your continued commitment to Flex and look forward to your support of both Flex and Spinco in the future.

Sincerely,

The Board of Directors of Flex Ltd.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

[Spinco Logo]

Dear Future Spinco Stockholder,

I am pleased to introduce Spinco, a new independent company formed from Flex Ltd.’s power, cooling, and cloud businesses. Spinco develops and manufactures infrastructure technologies built around power delivery, advanced cooling, and rack-scale integration for high-density computing and industrial applications.

Demand for digital infrastructure is increasing power density, compressing deployment timelines, and raising system complexity. These trends are driving the need for coordinated power, cooling, and integration delivered as factory-built, scalable infrastructure. Spinco is designed to address these requirements through capabilities spanning utility and facility power infrastructure, embedded power systems, advanced liquid cooling, and rack-scale integration.

As an independent company, Spinco will focus on expanding these capabilities, deepening customer relationships, and scaling our global engineering and manufacturing footprint. We believe this focus positions Spinco to support the growing demand for power-dense infrastructure across data center, utility, industrial, and edge applications.

Thank you for your interest and support.

Sincerely,

Revathi Advaithi

Chief Executive Officer

Archer SpinCo, Inc.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

PRELIMINARY INFORMATION STATEMENT AND SUBJECT TO COMPLETION, DATED APRIL 22, 2026

INFORMATION STATEMENT

Archer SpinCo, Inc.

Common Stock

$0.0001 Par Value per Share

This information statement is being furnished in connection with the distribution (the “Distribution”) by Flex Ltd. (“Flex”) to its shareholders of Archer SpinCo, Inc. (“Spinco” or the “Company”), a wholly owned subsidiary of Flex, which will be renamed prior to the completion of the Spin-Off (as defined herein). Prior to such Distribution, Flex, Spinco and their applicable affiliates will consummate a series of transactions to separate Flex and Spinco, resulting in Flex continuing to own the Flex business (as defined herein) and Spinco owning the Cloud & Power Infrastructure business (as defined herein), as more fully described in this information statement. Flex will effect the Distribution by distributing at least 80.1% of the outstanding shares of Spinco common stock owned by Flex on a pro rata basis to existing Flex shareholders. The Distribution is subject to certain conditions, as set forth in this information statement.

On the Distribution Date (as defined herein), each holder of Flex ordinary shares will receive for each Flex ordinary share held as of    Central time on    , 2026, the record date for the Distribution,     share[s] of Spinco common stock (the “Distribution Ratio”). You will receive cash in lieu of any fractional shares which you would have received after the application of the Distribution Ratio. We expect our common stock will be distributed by Flex to you on or about    , 2027 (the “Distribution Date”). As discussed under the section of this information statement entitled “The Separation and Distribution—Trading Between the Record Date and the Distribution Date,” if you sell your Flex ordinary shares in the “regular-way” market after the record date for the Distribution and before the Distribution Date, you also will be selling your right to receive shares of Spinco common stock in the Distribution.

The Capital Reduction (as defined herein) and Distribution by Flex requires the affirmative vote of the holders of not less than three-fourths of the Flex ordinary shares present and voting (in person or by proxy) at the extraordinary general meeting. Subject to satisfaction of the conditions to the Distribution (including the Flex Shareholder Approval), shareholders of Flex entitled to receive shares in the Distribution will not be required to take any action to receive Spinco common stock in the Distribution, but you are urged to read this entire information statement carefully. You do not need to pay any consideration or exchange or surrender your existing Flex ordinary shares or take any other action to receive your shares of Spinco common stock.

The Distribution is intended to be tax-free to Flex shareholders (except with respect to any cash received in lieu of fractional shares) for U.S. federal income tax purposes. You should consult your tax advisor as to the particular consequences of the Distribution to you, including the applicability and effect of any U.S. federal, state, and local, and any non-U.S., tax laws.

There is no current trading market for our common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop shortly before the Distribution Date, and we expect “regular-way” trading of our common stock to begin on the first trading day following the completion of the Distribution. We intend to apply to list our common stock on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “    .”

This information statement is being furnished solely to provide information to Flex shareholders who are entitled to receive shares of our common stock in the Distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or securities of Flex. We believe that the information in this information statement is accurate as of the date set forth on the cover.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Changes to the information contained in this information statement may occur after that date, and none of us, Flex, the Spinco Board of Directors (as defined herein) or the Flex Board of Directors (as defined herein) undertake any obligation to update such information, except in the normal course of our and Flex’s public disclosure obligations and practices and as required by applicable federal securities laws.

At the time our registration statement, of which this information statement is a part, is declared effective by the United States Securities and Exchange Commission (the “SEC”), Spinco will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and, in accordance with the Exchange Act, we will file periodic reports (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), proxy statements, and other information with the SEC. The SEC maintains a website, www.sec.gov, that contains periodic reports, proxy statements and information statements and other information regarding issuers, like us, that file electronically with the SEC. We encourage you to review our periodic reports, proxy statements and information statements and any other information we file with the SEC when they are made available, as they will contain important information about Spinco, in particular for periods after the date of this information statement.

In reviewing the information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 28.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

This information statement is first being made available to Flex shareholders on or about     , 2026, and a Notice of Internet Availability of Information Statement Materials containing instructions describing how to access this information statement was first mailed to Flex shareholders on or about     , 2026. This information statement will be mailed to Flex shareholders who previously elected to receive a paper copy of Flex’s materials.

The date of this information statement is     , 2026.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

i

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

PRESENTATION OF INFORMATION

Unless otherwise indicated or the context otherwise requires, references in this information statement to:

•	“we”, “us”, “our”, “Spinco,” and the “Company” refer to Archer SpinCo, Inc., a Delaware corporation which will be renamed prior to the completion of the Spin-Off, and its subsidiaries.

•	the “Spinco Board of Directors” refers to the board of directors of the Company.

•	“Capital Reduction” refers to the court-approved capital reduction to be carried out by the Company in accordance with the Companies Act 1967 of Singapore.

•	“Cloud & Power Infrastructure business” refers to Flex’s cloud and power infrastructure business.

•	“Distribution Date” refers to the date of the Distribution, which is expected to be on , 2027.

•	“Distribution” refers to the transaction in which Flex will distribute to its shareholders at least 80.1% of all of the then issued and outstanding shares of Spinco common stock.

•	“Flex” refers to Flex Ltd., a corporation incorporated in the Republic of Singapore, and its consolidated subsidiaries, as applicable.

•	“Flex Board of Directors” refers to the board of directors of Flex.

•

“Flex business” refers to the business, activities, and operations of Flex other than the Cloud & Power Infrastructure business, in each case as conducted prior to the Distribution Date by Flex or Spinco (or any of their respective predecessors).

•	“Flex ordinary shares” refers to the ordinary shares, no par value, of Flex.

•	“Flex shareholders” refers to holders of record of Flex ordinary shares in their capacity as such.

•

“Internal Reorganization” refers to the allocation, transfer, or conveyance by Flex of the entities, assets, and liabilities in advance of the Distribution so that Spinco and its subsidiaries are allocated, transferred, or conveyed the entities, assets and liabilities of the Cloud & Power Infrastructure business, while the remaining entities, assets, and liabilities will remain with Flex.

•	“record date” refers to , 2026, the date set by the Flex Board of Directors to determine the Flex shareholders eligible to receive the distribution of Spinco common stock.

•

“Spin-Off” refers to the separation of the Cloud & Power Infrastructure business from Flex’s other businesses following the Internal Reorganization, the distribution and the creation, as a result of the separation and distribution, of an independent, publicly traded company, Archer SpinCo, Inc., holding the entities, assets and liabilities associated with the Cloud & Power Infrastructure business.

•	“Spinco common stock” refers to the shares of common stock, par value $0.0001 per share, of Spinco.

•

Spinco’s historical assets, liabilities, products, businesses, or activities generally refer to the historical assets, liabilities, products, businesses, or activities of the Cloud & Power Infrastructure business as conducted by Flex prior to the completion of the Spin-Off.

Unless the context otherwise requires, the information included in this information statement about Spinco assumes the completion of all of the transactions referred to in this information statement in connection with the Spin-Off. This information statement describes the business to be transferred to Spinco by Flex in the separation as if the transferred business was our business for all historical periods described. References in this information statement to our historical assets, liabilities, products, businesses, or activities of our business are generally intended to refer to the historical assets, liabilities, products, businesses, or activities of the transferred business as the business was conducted as part of Flex and its subsidiaries prior to the completion of all the transactions referred to in this information statement in connection with the Spin-Off.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

This information statement is being furnished solely to provide information to Flex shareholders who will receive shares of Spinco common stock in the Distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of Spinco’s securities or any securities of Flex. This information statement describes Spinco’s business, Spinco’s relationship with Flex, and how the Spin-Off affects Flex and its shareholders and provides other information to assist you in evaluating the benefits and risks of holding or disposing of Spinco common stock that you will receive in the Distribution. You should be aware of certain risks relating to the Spin-Off, Spinco’s business and ownership of Spinco common stock, which are described under the section of this information statement entitled “Risk Factors.”

FINANCIAL STATEMENT INFORMATION

This information statement includes certain historical combined financial and other data for Spinco (referred to as the Cloud & Power Infrastructure business of Flex Ltd. or the Business in the historical combined financial statements and related notes thereto). In connection with the Spin-Off, Spinco will become the holder of the assets and liabilities of all of Flex’s Cloud & Power Infrastructure business (as defined herein). Spinco is the registrant under the registration statement of which this information statement forms a part and will be the financial reporting entity following the completion of the Spin-Off. Flex is presently, and will continue to be, a financial reporting entity following the Spin-Off. This information statement also includes summary unaudited pro forma condensed combined balance sheet data as of     , 2026, and summary unaudited pro forma condensed combined statement of operations data for the     months ended    , 2026 and the fiscal year ended March 31, 2026, which present our combined financial position and results of operations after giving effect to the separation and distribution, and the other transactions described under “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results. You should read the sections of this information statement entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Notes to Unaudited Pro Forma Condensed Combined Financial Information,” which are qualified in their entirety by reference to our combined financial statements and related notes thereto, the consolidated financial statements of Flex and related notes thereto and the financial and other information, including in the sections of this information statement entitled “Risk Factors,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

NON-GAAP FINANCIAL INFORMATION

This information statement also contains certain financial measures, including adjusted operating income, adjusted net income (loss) and free cash flow, that are not required by, or prepared in accordance with, accounting principles generally accepted in the United States (“GAAP”). We refer to these measures as “non-GAAP” financial measures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures and Use of Certain Terms” for our definitions of these non-GAAP measures, information about how and why we use these non-GAAP measures, and a reconciliation of each of these non-GAAP measures to its most directly comparable financial measure calculated in accordance with GAAP.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this information statement concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, and market share, is based on information from third-party sources, our own analysis of data received from these

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

third-party sources, our own internal data, market research that we commission, and management estimates. Our management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the section of this information statement entitled “Risk Factors.” These and other factors could cause future performance to differ materially from our assumptions and estimates. For additional information, see the sections of this information statement entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

TRADEMARKS AND TRADE NAMES

This information statement may contain trade names, trademarks, or service marks belonging to other companies. Such trade names, trademarks, or service marks are the property of their respective owners, and we do not intend any use or display of other parties’ trademarks, trade names, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other parties.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

INFORMATION STATEMENT SUMMARY

This summary highlights some of the information in this information statement relating to Spinco, our separation from Flex and the distribution of our common stock by Flex to its shareholders. For a more complete understanding of our business and the separation and distribution, you should read carefully the more detailed information set forth under the sections of this information statement entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “The Separation and Distribution” and the other information included in this information statement.

Archer SpinCo, Inc.

Spinco is a global provider of power and cooling products and integrated rack-scale compute systems serving digital infrastructure and industrial applications. Through its critical power and electrical infrastructure portfolio, Spinco delivers electrification solutions that enable the efficient generation, distribution, and management of power. On     , 2026, Flex announced its plan to separate its businesses into two distinct, publicly traded companies through a distribution of Spinco shares to Flex shareholders. Spinco will operate the Cloud & Power Infrastructure business, and Flex will continue to operate its business other than the Cloud & Power Infrastructure business.

Business Overview

General

Deep expertise across critical power infrastructure, embedded and distributed power systems, power electronics, electrified architectures, advanced cooling, and rack-scale compute integration allows Spinco to deliver coordinated, system-level solutions designed to replace fragmented, multi-vendor approaches. These integrated platforms support the scalable and reliable deployment of power-dense infrastructure across artificial intelligence and high-performance computing, cloud and service providers, industrial automation, edge computing, utilities, and modern data centers.

Spinco operates a proprietary, globally integrated platform, supported by advanced engineering, manufacturing, and service capabilities across the full power value chain. By integrating power, cooling, and compute at the system level, Spinco enables faster time-to-capacity, improved infrastructure reliability, and scalable performance as power densities and thermal complexity continue to increase. The company is well positioned to benefit from accelerating electrification and power-intensity trends while supporting customers’ energy-efficiency, power-optimization, and decarbonization objectives.

Spinco maintains a global footprint serving customers in approximately 12 countries, with 17 manufacturing sites, five design, engineering, product introduction, and service centers, and a workforce of approximately [●] employees, including contractors, as of March 31, 2026.

Spinco will be headquartered in Austin, Texas.

Industry Overview

The global digital infrastructure industry is experiencing significant growth driven by increasing demand for compute capacity and the associated requirements for power delivery, cooling, and rapid infrastructure deployment. As cloud computing, high-performance computing, and artificial intelligence workloads expand, data center operators, hyperscalers, and colocation providers are investing in infrastructure capable of supporting significantly higher power density and thermal loads.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

This growth is also increasing demand for utility-scale power infrastructure. New data center deployments require substantial grid capacity, substation buildouts, and expanded facility-level power distribution to support megawatt- scale deployments. As a result, power availability, interconnection timelines, and utility infrastructure have become critical factors in determining deployment speed and location. These dynamics are driving closer coordination between utility power, facility infrastructure, and rack-level architectures.

Data centers can be broadly categorized into the following primary types, each characterized by distinct requirements for power infrastructure, cooling, and compute integration:

•

Cloud/Hyperscale: Large-scale facilities used to support cloud applications and AI workloads. This portion of the industry is growing rapidly as operators invest in high-density infrastructure and large-scale power capacity. Examples include Microsoft, Amazon Web Services, and Google Cloud.

•

Colocation / Multi-tenant: Facilities that provide shared infrastructure for customers to deploy compute equipment. Colocation operators are expanding capacity to support higher power densities and liquid-cooled deployments. Examples include Digital Realty, Equinix, and QTS.

•

Neocloud: Providers delivering AI-optimized infrastructure as a service, typically focused on high-density deployments for training and inference workloads. Examples include CoreWeave, Nebius, and Lambda Labs.

•	Enterprise: On-premises data centers operated by large enterprises. Growth in this segment has generally been more modest but continues to require upgrades to support higher-density infrastructure.

The addressable market for digital infrastructure includes facility and rack-level power systems, embedded power electronics, advanced cooling technologies, and integrated infrastructure platforms. Industry forecasts suggest that global AI data center power requirements will increase by more than 150% by 2030, with hyperscale customers targeting 1+ megawatt racks and transitioning to higher-voltage power architectures. These trends are increasing the importance of coordinated power delivery, cooling, and rack-level integration.

The need for speed and scale is accelerating across all customer segments. As infrastructure requirements increase, customers are prioritizing rapid deployment, consistent architecture, and the ability to scale across multiple locations. Time to capacity, execution certainty, and deployment efficiency have become critical considerations. Prefabricated, factory-integrated, and modular infrastructure solutions are gaining adoption as customers seek to reduce on-site complexity and bring capacity online more quickly.

Higher power density is also driving changes in rack architecture and system integration. GPU-dense deployments require significantly more power per rack, advanced cooling approaches, and tighter coordination between power delivery and compute integration. These requirements increase system complexity and favor vendors capable of delivering coordinated infrastructure solutions.

The industry is also shaped by regionalization, supply chain resilience, and energy efficiency priorities. Data center operators are seeking localized manufacturing, modular deployment strategies, and more efficient power and cooling architectures to reduce lead times and manage operational risk. These factors influence vendor selection and long-term infrastructure planning.

These trends are accelerating demand for power-dense, modular infrastructure that can be deployed rapidly and scaled efficiently. As deployments grow in size and complexity, coordinated power delivery, cooling, and rack-level integration are becoming critical to bringing capacity online.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Our Segments and Geographic Revenues

We have aligned our businesses across two operating segments: Power Products and Cloud & Cooling. Net sales for fiscal year 2025 increased 48%, or $1.6 billion, to $4.8 billion from the prior year. Net sales for our Cloud & Cooling segment increased $1.3 billion, or 58%, to $3.5 billion from the prior year, primarily driven by the Company’s largest customer scaling up storage infrastructure within data centers, in conjunction with increasing AI demand. Net sales for our Power Products segment increased $0.3 billion, or 26%, to $1.3 billion from the prior year, primarily driven by customers scaling up power capabilities and building data center infrastructure, in conjunction with increasing AI demand.

We have established an extensive network of manufacturing facilities in the world’s major markets (Asia, the Americas, and Europe) to serve both multinational and regional customers. For the fiscal year ended March 31, 2025, 69% of our net revenue was derived from customers in the Americas, 20% from customers in Europe, and 11% from customers in Asia. Our geographic revenue mix may fluctuate from period to period based on customer demand, product mix, and the timing of program ramps with key customers.

Our Competitive Strengths

We believe the following competitive strengths set Spinco’s business apart:

Power-Anchored Integrated Architecture: We provide integrated infrastructure solutions built around power delivery and management, spanning utility and facility power infrastructure, embedded rack and chip-level power systems, advanced liquid cooling, and rack-scale compute integration. This architecture allows us to coordinate power, cooling, and compute at the system level rather than delivering discrete components. We believe this approach reduces integration complexity, improves performance, and supports reliable operation in high-density deployments.

Speed and Time-to-Capacity: Our solutions are designed for rapid deployment and scalable expansion. By integrating power, cooling, and compute in factory environments, we deliver pre-engineered and pre-tested modules that can reduce on-site integration requirements. This approach enables customers to bring capacity online more quickly, improve deployment consistency, and scale infrastructure across multiple locations.

Product and System Integration Capabilities: We combine internally developed power and cooling technologies with system-level integration capabilities. Our offerings include facility and rack-level power systems, embedded power electronics, liquid cooling technologies, prefabricated power infrastructure, and rack-scale integration. These capabilities allow us to deliver coordinated infrastructure platforms that span multiple layers of deployment, from facility power to rack-level integration.

Engineering and Innovation Capabilities: Our engineering capabilities span power delivery, cooling, and rack-scale integration. Our portfolio includes technologies such as a UL-certified capacitive energy storage system (CESS) for fast backup power and microjet liquid cooling technology obtained through the acquisition of JetCool, designed to support high-power chip cooling. We also offer modular rack-level cooling distribution units and prefabricated power skids. We invest in research and development to support evolving power density and cooling requirements.

Global Footprint and Regional Reach: Spinco operates a global manufacturing footprint supporting production and assembly in proximity to customer deployments. Our global presence includes engineering, manufacturing, operations, sales, and service locations across 12 countries. This geographic footprint enables localized sourcing, diversified supply chains, and operational flexibility. Our regional capabilities support timely delivery, on-site support, and alignment with local requirements.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Customer Relationships and Program Execution: We maintain relationships with leading cloud service providers, colocation operators, and technology OEMs. Our customer engagement model emphasizes early collaboration and, in certain cases, co-development. Our engineering and manufacturing teams work closely with customers to support scalable deployments, multi-year programs, and evolving infrastructure requirements.

Our Strategy

Our strategy is focused on expanding our power-anchored integrated infrastructure capabilities, accelerating deployment speed for customers, and scaling our global engineering and manufacturing capabilities. We aim to pursue above-market growth by expanding our portfolio across power, cooling, and rack-scale integration, deepening strategic customer relationships, and improving operational execution.

Expand and Differentiate Our Integrated Platform: We continue to invest in technologies spanning utility and facility power infrastructure, embedded rack and chip-level power systems, advanced liquid cooling, and rack-scale compute integration. Our architecture is designed to integrate these capabilities into coordinated infrastructure platforms that support higher power density and rapid deployment. By expanding our portfolio across these areas, we aim to deliver more complete solutions, reduce integration complexity, and increase our participation in customer deployments.

Enable Faster Deployment and Time to Capacity: Customers are increasingly prioritizing speed, consistency, and scalability in infrastructure deployment. Our strategy focuses on delivering factory-integrated, pre-engineered modules that combine power delivery, cooling, and rack-scale integration. We believe this approach reduces on-site complexity, shortens deployment timelines, and enables customers to scale capacity across multiple locations. We continue to enhance our modular designs, testing capabilities, and manufacturing processes to support rapid deployment and repeatable execution.

Deepen Strategic Customer Relationships: We partner with hyperscalers, colocation providers, silicon vendors, OEMs, and utilities to develop infrastructure platforms aligned with evolving requirements. Our engagement model emphasizes early collaboration, co-development, and long-term program execution. By expanding our participation across utility power, facility infrastructure, embedded power, cooling, and rack-scale integration, we aim to deepen customer relationships and increase content per deployment.

Advance Power Density and Cooling Technologies: We are focused on advancing technologies that support increasing power density and thermal requirements. Our strategy includes continued development of high-capacity power delivery architectures, advanced liquid cooling technologies, and rack-level integration capabilities. We also invest in monitoring, control, and system coordination capabilities to support reliable operation in high-density deployments. These efforts are intended to expand our role in next-generation infrastructure architectures.

Scale Global Operations and Regional Manufacturing: We leverage our global engineering and manufacturing footprint to support regional deployment and consistent execution. Our strategy includes expanding capacity, enhancing automation, and improving manufacturing efficiency across our sites. We continue to invest in regionalized production, advanced manufacturing processes, and integrated testing capabilities to support deployment speed, supply chain resilience, and cost competitiveness.

Pursue Strategic Acquisitions: We selectively pursue acquisitions that expand our power, cooling, and integration capabilities. Recent acquisitions include JetCool Technologies Inc., which expanded our direct-to-chip liquid cooling capabilities, and Crown Technical Systems, which strengthened our critical power and utility infrastructure offerings. We intend to continue evaluating opportunities that enhance our technology portfolio, expand solution scope, and support growth in integrated infrastructure platforms.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Competitive Landscape

We operate in highly competitive global markets spanning power infrastructure, cooling technologies, and integrated rack-scale systems. We compete with providers of facility and rack-level power infrastructure, integrated infrastructure platforms, and manufacturing and system integration services.

These competitors include global providers of critical power and cooling infrastructure such as Vertiv Holdings Co., Eaton Corporation plc, and Schneider Electric SE; suppliers of embedded and rack-level power solutions such as Delta Electronics, Inc. and Lite-On Technology Corporation; and electronics manufacturing services providers and original design manufacturers that support hyperscale customers, including Celestica Inc., Jabil Inc., and Foxconn.

Competition varies by program and solution scope. In power infrastructure and cooling deployments, we compete with providers of facility-level and rack-level power and thermal solutions. In integrated rack-scale systems and coordinated deployments, we compete with EMS providers, ODMs, and vertically integrated suppliers. Customers frequently use competitive bidding and multi-sourcing strategies, and some hyperscale customers have expanded internal manufacturing capabilities, which can affect outsourcing opportunities.

We compete on a broad range of factors, including product performance and reliability; engineering and system design capabilities; ability to integrate power, cooling, and compute; manufacturing quality and yield; time to capacity; total landed cost; global footprint and proximity to customers; new product introduction and ramp capabilities; supply chain management; and after-market and lifecycle services. The relative importance of these factors varies by customer and by program.

The competitive landscape is dynamic and influenced by increasing power density, liquid cooling adoption, and compressed deployment timelines. These trends are driving demand for coordinated infrastructure solutions and are reshaping competition across traditional power infrastructure providers, cooling suppliers, and system integration vendors.

Summary of Risk Factors

An investment in Spinco common stock is subject to a number of risks, including market, financial, regulatory and operational risks related to our business and operations, the Spin-Off and our common stock. Set forth below are some, but not all, of these risks.

Risk Related to Our Business and Operations

•	Our revenue is concentrated among a limited number of customers, which subjects us to significant revenue variability, margin pressure, and counterparty risk.

•	Customer commitments are limited and demand is cyclical, which may create inventory exposure, capacity utilization challenges, and significant period-to-period variability in our results.

•	Our concentration of accounts receivable and deposits with a small number of customers increases counterparty and collection risk.

•	Our customer contracts may permit termination for convenience or on short notice.

•	We may incur significant losses if customer-specific capital equipment becomes impaired or obsolete.

•	Our relationships with key customers may require us to improve our products, services, and capabilities, which may involve significant technological and design challenges.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

•	Constrained supply and dependence on single- or limited-source components may elongate lead times, increase costs, and create misalignment with customer obligations.

•	Customer-directed suppliers and components may increase our supply chain risk.

•	Our dependence on customer and third-party power and water availability, cost, and permitting may delay projects or impair economics.

•	Third-party facility control, retrofit requirements, and capacity utilization variability may introduce delays, performance risks, and contractual exposure.

•	Physical climate and geopolitical risks could disrupt our facilities, supply chains, and customer programs.

•	Rapid technology shifts require continuous capability upgrades and may render existing solutions less competitive or obsolete.

•	Working capital intensity and access to financing may constrain growth and increase earnings volatility.

•	Capital markets and interest rate volatility may constrain our customers’ and partners’ ability to fund sites and power, indirectly affecting program ramps and growth visibility.

•	Our business depends on continued capital investment in digital infrastructure, and any reduction in such spending could materially harm our results.

Risks Related to the Spin-Off

•	We may not achieve some or all of the expected benefits of the Spin-Off, and the Spin-Off may adversely impact our business.

•	We may not be able to prevent or detect all errors or fraud, and as a newly standalone public company, we will need to establish our own internal control environment.

•

We are being spun-off from our parent company, Flex, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and, therefore may not be a reliable indicator of our future results.

•

Flex may fail to perform under various transaction agreements that will be executed as part of the Spin-Off, or we may fail to have necessary systems and services in place when Flex is no longer obligated to provide services under the various agreements.

•

In connection with the Spin-Off, Flex will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to protect us against the full amount of such liabilities, or that Flex’s ability to satisfy its indemnification obligations will not be impaired in the future.

•

In connection with our separation, we will assume, and indemnify Flex for certain liabilities. If we are required to make payments pursuant to these indemnities to Flex, we would need to meet those obligations and our financial results could be adversely impacted.

•

If the Distribution, together with certain related transactions, does not qualify for the Intended Tax Treatment, you and Flex could be subject to significant U.S. federal income tax liability and, in certain circumstances, we could be required to indemnify Flex for material taxes pursuant to indemnification obligations under the anticipated Tax Matters Agreement.

•

To preserve the tax-free treatment to Flex and its shareholders of the Distribution and certain related transactions, under the Tax Matters Agreement that we anticipate entering into with Flex, we will be restricted from taking certain actions after the Distribution that could adversely impact the intended tax treatment of the Distribution and such related transactions.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

•	After the Spin-Off, certain of our executive officers and directors may have actual or potential conflicts of interest because of their previous positions at Flex.

Risks Related to Our Common Stock

•	We cannot be certain that an active trading market for our common stock will develop or be sustained after the Spin-Off and, following the Spin-Off, our stock price may fluctuate significantly.

•

Any sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, in connection with the Distribution or otherwise, may cause the market price of our common stock to decline.

•	Your percentage of ownership in us may be diluted in the future.

•	The completion of the Spin-Off is subject to the Flex Shareholder Approval and the High Court Approval, which may not be satisfied, and the Spin-Off may not occur.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Summary of the Separation and Distribution

The following provides a summary of the terms of the separation and distribution. For a more detailed description of the matters described below, see the section of this information statement entitled “The Separation and Distribution.”

Distributing Company

Flex Ltd., a Singapore registered public company. Following the spin-off, Flex will own up to 19.9% of our common stock for a period of up to 24 months following the distribution.

Distributed Company

Archer SpinCo, Inc., a Delaware corporation and, prior to the spin-off, a wholly owned subsidiary of Flex. Flex formed Spinco as a corporation in Delaware on April 7, 2026, for the purpose of effectuating the planned spin-off. Spinco has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Spin-Off. Pursuant to a reorganization, prior to the Spin-Off, we will receive the legal entities containing the cloud and power infrastructure business of Flex and its subsidiaries (the “Cloud & Power Infrastructure Business”). After completion of the separation and distribution, we will be an independent, publicly traded company.

Distribution Ratio

Each holder of Flex ordinary shares will receive for each ordinary share of Flex common stock held at     Central time on    , 2026, the record date for the distribution,     share[s] of Spinco common stock (the “distribution ratio”). Cash will be distributed in lieu of fractional shares, as described in the section of this information statement entitled “The Separation and Distribution—General Treatment of Fractional Shares of Common Stock.” Please note that if you sell your Flex ordinary shares on or before the distribution date, then the buyer of those shares may, in certain circumstances, be entitled to receive the shares of our common stock distributed on the distribution date.

Distributed Securities

Flex will distribute at least 80.1% of Spinco common stock owned by Flex (the “Distribution”), which will be at least 80.1% of Spinco’s common stock outstanding immediately prior to the distribution. Based on the approximately     Flex ordinary shares outstanding on    , and applying the distribution ratio for each Flex ordinary share, Flex will distribute an aggregate of approximately     shares of Spinco common stock to Flex shareholders who hold Flex ordinary shares as of the record date for the distribution. The number of shares that Flex will distribute to its shareholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of Spinco common stock, as described below. Following the distribution, Flex intends to dispose of all of the Spinco common stock that it retains after the distribution through one or more subsequent exchanges of Spinco common stock for Flex debt held by Flex creditors and/or through distributions of Spinco common stock to Flex shareholders as dividends or as non-cash consideration in exchange for issued and outstanding Flex ordinary shares pursuant to an off-market purchase on equal access scheme as prescribed by the Singapore Companies Act, in each case during the 24-month period following the Distribution.

Record Date

The record date for the distribution is expected to be     Central time on     (the “record date for the distribution”).

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Distribution Date

The distribution date is expected to be on or about    .

Distribution

On the distribution date, Flex, with the assistance of Computershare Trust Company, N.A., the distribution agent, will electronically distribute shares of Spinco common stock to your bank or brokerage firm on your behalf or through the systems of The Depository Trust Company (“DTC”) (if you hold your Flex shares through a bank or brokerage firm that uses DTC) or to you in book-entry form (if you hold your Flex shares in book-entry form). You will not be required to make any payment or surrender or exchange your Flex ordinary shares or take any other action to receive your shares of Spinco common stock on the distribution date. Your bank or brokerage firm will credit your account for the shares of Spinco common stock or the distribution agent or the transfer agent will mail you a book-entry account statement that reflects your shares of Spinco common stock. Please note that if you sell your Flex ordinary shares on or before the distribution date, then the buyer of those shares may, in certain circumstances, be entitled to receive the shares of our common stock distributed on the distribution date. For more information, see the section of this information statement entitled “The Separation and Distribution—Trading Between the Record Date and the Distribution Date.”

Distribution Agent

The distribution agent, transfer agent and registrar for Spinco common stock will be Computershare Trust Company, N.A.

Reasons for the Spin-Off

Flex has significantly strengthened its businesses and optimized its portfolio over the last several years and, as a continuation of that transformation, the Flex Board of Directors concluded that the separation of its Cloud & Power Infrastructure business as an independent, publicly traded company will accelerate the pace of its transformation and unlock future value potential. The spin-off will create two strong, stand-alone businesses, each of which will have leading positions in the markets they serve and will be better positioned to deliver long-term growth and sustainable value creation for all shareholders:

•	Flex will focus on its advanced manufacturing services business comprised of its Integrated Technology Solutions and the Regulated Manufacturing Solutions business; and

•	Spinco will hold the Cloud & Power Infrastructure business.

The Flex Board of Directors believes that separating the Cloud & Power Infrastructure Business from the remainder of Flex and distributing Spinco shares to Flex shareholders is in the best interests of Flex and its shareholders for a number of reasons, including:

•

Simplified Investment Profile and Enhanced Ability to Allocate Capital on a Focused Basis. The business which will constitute Spinco differs significantly in several respects from the remaining businesses of Flex, including the nature of the business, growth profile, business cycles, and secular growth drivers. The Spin-Off will simplify how investors evaluate each business, streamline the investment profiles of both businesses, permit investors to better evaluate the individual merits, performance and future prospects of each company’s business, and provide investors the ability to invest in each company separately based on those distinct characteristics, all of which may enhance each company’s marketability. The Spin-Off will also enable investors to allocate capital on a more focused basis, with Spinco providing exposure more consistent with growth end-markets in the data center, AI infrastructure, and grid modernization sectors compared to Flex as a combined company today. The Spin-Off may also attract new investors that either chose not to invest in, or assess the merits of, pre-spin-off Flex given its complexity and its exposure to disparate markets and trends.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

•

Increased Management Focus on Core Business and Distinct Opportunities. The Spin-Off will result in dedicated, independent management for each of the businesses and enable the respective management teams to adopt strategies and pursue objectives specific to their respective businesses and better focus on strengthening their respective core businesses and operations. Enhancing the management focus with respect to each business is also expected to increase operating flexibility, and allow each company to pursue opportunities for growth distinct to their respective businesses. In addition, the Spin-Off will give each respective management team the opportunity to focus on the goals and expectations of such company’s respective investors. The separation of the experienced management teams and other key personnel operating the businesses will result in the ability for each company to better satisfy the needs of its respective shareholders.

•

Improved Operational and Strategic Flexibility. The Spin-Off will permit each business to pursue its own business interests, operating priorities and strategies more effectively without having to consider the impact on the business of the other company or on the balance and composition of pre-spin-off Flex’s overall portfolio and will enhance operational flexibility for both businesses.

•

Tailored Capital Allocation Strategies Align with Distinct Business Strategies and Industry Specific Dynamics. The Spin-Off will permit each company to implement a capital structure and flexible capital deployment policy that is optimized for its strategy and business needs, and that is aligned with each company’s target investor base. Flex believes that the Spin-Off will provide flexibility to better manage capital structure based on each company’s forecasted cash generation, planned investments, credit rating requirements, acquisition activity, and capital returns, among other factors, and accordingly will allow each company to invest capital (or return capital to its investors) at the time and in the manner most appropriate for its distinct strategic priorities and business needs. Each company will also have direct access to the debt and equity capital markets to fund its growth strategies, and the ability to concentrate its financial resources solely on its own operations.

•

Facilitate Potential Mergers and Acquisitions and Resulting Synergies. As a result of the Spin-Off, each company is expected to be better situated to pursue future acquisitions, joint ventures, and other strategic opportunities as well as internal expansion that is more closely aligned with such company’s strategic goals and expected growth opportunities.

•

Separate Acquisition Currency. The Spin-Off will provide each of Flex and Spinco with its own distinct equity currency that relates solely to its business to use in pursuing strategic opportunities. For example, each of Flex and Spinco will be able to pursue strategic acquisitions in which potential sellers would prefer equity or to raise cash by issuing equity to public or private investors. This benefit is particularly compelling for Spinco, where acquisition target valuations in the data center and AI infrastructure sectors remain elevated.

•

Improved Talent Attraction, Retention, and Alignment of Management Incentives. The Spin-Off will enable each company to design and implement equity compensation programs that are directly tied to the performance and value of its respective business. The ability to offer equity incentives linked directly to the performance of each individual company is expected to improve each company’s ability to recruit, retain, and provide incentive compensation to employees through equity compensation plans that offer more direct correlation between employees’ compensation and the performance of the business for which such employees are responsible. This direct linkage between equity compensation and business performance is expected to enhance management focus and accountability.

The Flex Board of Directors also considered potentially negative factors in evaluating the Spin-Off, including:

•

The potential for increased aggregated ongoing administrative costs for the two companies operating on a stand-alone basis post-spin-off, such as expenses associated with reporting and compliance as public companies and separate working capital requirements, overhead, insurance, financing, and other operating costs, as well the potentially higher cost of capital as separate companies.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

•

Spinco and Flex currently take advantage of pre-spin-off Flex’s size, purchasing power, borrowing leverage, and available capital for investments. After the Spin-Off, as standalone companies, Spinco and/or Flex may be unable to obtain goods and services at prices or on terms as favorable as those currently obtained by pre-spin-off Flex, and the degree to which Flex will be leveraged could adversely affect its business, financial condition, results of operations, and cash flows.

•

One-time costs we expect to incur related to the Spin-Off and in connection with the transition to becoming a stand-alone public company including, among others, professional services costs, tax expense, recruiting, and other costs associated with hiring for two stand-alone corporate structures, and costs to separate IT systems and create two separate stand-alone IT structures.

•

The potential for execution risks related to the Spin-Off, including disruption to the business as a result of the Spin-Off and the possibility that Spinco and/or Flex do not achieve the expected benefits of the Spin-Off for a variety of reasons.

•	The Spin-Off may divert management’s time and attention, which could have a material adverse effect on the business, results of operations, financial condition, and cash flows of Spinco.

•	Following the Spin-Off, Spinco and/or Flex may be more susceptible to market fluctuations and other events particular to one or more of their products than they currently are as pre-spin-off Flex.

•

Spinco’s revenues are expected to be more concentrated among a limited number of customers, which may increase Spinco’s exposure to changes in the purchasing decisions, financial condition, or business strategies of these customers, and may affect Spinco’s ability to negotiate favorable terms or affect its credit ratings.

•

The potential that reduced business diversification, with each post-spin-off company operating with a smaller product portfolio than pre-spin-off Flex, could increase the volatility of earnings and cash flow.

•	Certain costs and liabilities that were otherwise less significant to pre-spin-off Flex could be more significant to Flex and/or Spinco after the Spin-Off as smaller, stand-alone companies.

•

Flex’s ordinary shares and Spinco’s common stock could experience selling pressure after the Spin-Off as certain pre-spin-off shareholders may not be interested in holding an investment in one of the two post-spin-off companies.

•

Flex and/or Spinco may be restricted in their ability to pursue certain opportunities that may have otherwise been available in order to preserve the tax-free nature of the Distribution and related transactions for U.S. federal income tax purposes.

•

There may be, or there may be the appearance of, conflicts of interest or differences in strategy in Spinco’s relationship with Flex. Actual, potential, or perceived conflicts could give rise to investor dissatisfaction, settlements with stockholders, litigation or regulatory inquiries, or enforcement actions.

The Flex Board of Directors concluded that the potential benefits of the Spin-Off outweighed these factors and risks. The Flex Board of Directors also considered these potential benefits and potentially negative factors in light of the risk that the Spin-Off is abandoned or otherwise not completed, resulting in Flex not separating into two independent, publicly traded companies.

In view of the wide variety of factors considered in connection with the evaluation of the Spin-Off and the complexity of these matters, the Flex Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered.

The anticipated benefits of the Spin-Off are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event the Spin-Off does not result in such benefits, the costs associated with the Spin-Off could have an adverse effect on each company individually

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

and in the aggregate. For more information, see the section of this information statement entitled “The Separation and Distribution—General—Reasons for the Spin-Off” and “Risk Factors.”

Reasons for Flex’s Retention of up to 19.9% of Spinco Common Stock

Flex’s plan to transfer less than all of the Spinco common stock to its stockholders in the Distribution is motivated by its desire to establish, in an efficient and non-taxable, cost-effective manner, an appropriate capital structure for each of Flex and Spinco, including by reducing, directly or indirectly, Flex’s indebtedness during the 24-month period following the Distribution. Flex’s retention of shares of our common stock is expected to increase its financial flexibility and support the establishment of optimal capital structures for each of Flex and Spinco by allowing Flex to reduce leverage in a tax-efficient manner. Flex intends to dispose of all of the retained shares after the Distribution through one or more subsequent exchanges of Spinco common stock for Flex debt held by Flex creditors and/or through distributions of Spinco common stock to Flex shareholders as dividends or as non-cash consideration in exchange for issued and outstanding Flex ordinary shares pursuant to an off-market purchase on equal access scheme as prescribed by the Singapore Companies Act, in each case during the 24-month period following the Distribution.

Conditions to the Distribution

The Distribution is subject to the satisfaction or waiver of the following conditions, among others:

•

The SEC will have declared effective the registration statement of which this information statement forms a part, with no stop order relating to the registration statement in effect, and no proceedings for such purpose will be pending before, or threatened by, the SEC.

•

At least three-fourths of the Flex ordinary shares voting at the extraordinary general meeting must affirmatively vote in favor of the court-approved capital reduction to be carried out by Flex in accordance with the Companies Act 1967 of Singapore (the “Capital Reduction”) and the Distribution.

•	The approval from the General Division of the High Court of the Republic of Singapore for the Capital Reduction and the Distribution (the “High Court Approval”) is obtained.

•	Nasdaq will have approved the listing of Spinco common stock, subject to official notice of issuance.

•

Flex will have received a tax opinion from its tax counsel, Skadden, substantially to the effect that, among other things, for U.S. federal income tax purposes, (i) the Distribution, together with certain related transactions, will qualify as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Code, and (ii) holders of Flex ordinary shares that are United States persons (as defined in Section 7701(a)(30) of the Code) should not be required to recognize gain pursuant to the Distribution by reason of the application of certain Treasury Regulations promulgated under Section 367(b) of the Code (the “Tax Opinion”).

•

Flex will have received an opinion from a nationally recognized independent appraisal firm substantially to the effect that (i) following the Distribution, Flex and Spinco will each be solvent and adequately capitalized and (ii) Flex has adequate surplus under Singapore law to effect the Capital Reduction and the Distribution.

•	All actions and filings necessary or appropriate under applicable securities laws or “blue sky” laws and the rules and regulations thereunder will have been taken.

•

No preliminary or permanent injunction or other order, decree, or ruling issued by a governmental authority, and no statute, rule, regulation, or executive order promulgated or enacted by any governmental authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the transactions contemplated by the separation and distribution agreement.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

•

Those reorganization transactions with respect to the Flex business and Cloud & Power Infrastructure business to be completed prior to the Distribution will have been effectuated in all material respects.

•	The Flex Board of Directors shall have declared the Distribution and finally approved all related transactions (and such declaration or approval shall not have been withdrawn).

•

No event or development shall have occurred or failed to occur that, in the judgment of the Flex Board of Directors, in its sole discretion, prevents the consummation of, or makes it inadvisable to effect the separation, the Distribution, or the other related transactions.

•

Any required governmental approvals necessary to consummate the Distribution and the transactions contemplated by the separation and distribution agreement and the ancillary agreements shall have been obtained and be in full force and effect.

•	The mailing of this information statement (or notice of internet availability thereof) to record Flex shareholders as of , 2026, the record date for the Distribution.

•	The mailing of the notice of meeting and proxy statement for the extraordinary general meeting of Flex shareholders as of , 2026.

•	Each of the ancillary agreements shall have been executed and delivered by each party thereto.

Flex and Spinco cannot assure you that any or all of these conditions will be met, and the Flex Board of Directors may also waive conditions to the Distribution in its sole discretion. If the Spin-Off is completed and the Flex Board of Directors waives any such condition, such waiver could have a material adverse effect on Flex’s and Spinco’s respective business, financial condition, or results of operations, including, without limitation, as a result of litigation relating to any preliminary or permanent injunctions that sought to prevent the consummation of the Spin-Off, or the failure of Flex and Spinco to obtain any required regulatory approvals. As of the date hereof, the Flex Board of Directors does not intend to waive any of the conditions described herein.

The fulfillment of the above conditions will not create any obligation on behalf of Flex to effect the Spin-Off, and Flex may at any time decline to go forward with the Spin-Off. Until the Spin-Off has occurred, Flex has the right not to complete the Spin-Off, even if all the conditions have been satisfied, if, at any time prior to the Distribution, the Flex Board of Directors determines, in its sole discretion, that the Spin-Off is not in the best interests of Flex or its shareholders, that a sale or other alternative is in the best interests of Flex or its shareholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate the Cloud & Power Infrastructure business from Flex.

Stock Exchange Listing

We intend to apply to list our common stock on Nasdaq under the symbol “   .”

Relationship between Flex and Spinco Following the Spin-Off

Following the completion of the spin-off, Flex and Spinco will be independent companies. Flex will own up to 19.9% of our common stock following the distribution and we expect that the relationship between Flex and Spinco will be governed by the ancillary agreements. These agreements will collectively provide for the allocation between Spinco and Flex of Flex and Spinco’s assets, employees, liabilities, and obligations (including employee benefits, intellectual property, and tax-related assets and liabilities) attributable to periods prior to, at and after the Spinco’s spin-off from Flex. For additional information regarding these agreements, see the sections of this information statement entitled “Risk Factors—Risks Related to the Spin-Off” and “Certain Relationships and Related Transactions.”

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Principal Executive Office

As part of the spin-off, Spinco was incorporated as a corporation in Delaware on April 7, 2026. Our principal executive offices are currently located at 12515-8 Research Blvd, Suite 300, Austin, Texas, and our telephone number is currently (512) 425-7929. We maintain a website at    . The information contained on our website or that can be accessed through our website neither constitutes part of this information statement nor is incorporated by reference herein, and investors should not rely on any such information in deciding whether to invest in our common stock.

Reasons for Furnishing This Information Statement; Changes in the Terms of the Spin-Off

This information statement is being furnished solely to provide information to Flex shareholders who are entitled to receive shares of our common stock in the Distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold, or sell any of our securities or securities of Flex. We believe that the information in this information statement is accurate as of the date set forth on the cover.

Changes may occur after that date and none of us, Flex, the Spinco Board of Directors or the Flex Board of Directors undertake any obligation to update such information, except as required by applicable federal securities laws.

Flex does not intend to notify its shareholders of any modifications to the terms of the Spin-Off, including the waiver of any conditions to the Distribution, that, in the judgment of its board of directors, are not material. However, the Flex Board of Directors would likely consider material matters such as significant changes to the Distribution Ratio, or significant changes to the assets to be contributed or the liabilities to be assumed in the separation, as well as any waiver of the conditions that the Flex Board of Directors receives the Tax Opinion, obtains the Flex Shareholder Approval, or obtains the High Court Approval with respect to the Spin-Off. To the extent that the Flex Board of Directors determines that any modification by Flex materially changes the material terms of the Spin-Off, including through the waiver of a condition to the Distribution, Flex will notify Flex shareholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K, or making available a supplement to this information statement. As of the date hereof, the Flex Board of Directors does not intend to waive any of the conditions described herein.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

SUMMARY OF HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following tables set forth certain selected historical combined financial data as of March 31, 2026 and 2025, and for the fiscal years ended March 31, 2026, 2025 and 2024, and have been derived from our unaudited pro forma combined financial information, unaudited combined financial statements and combined financial statements and notes thereto included elsewhere in this information statement. The unaudited pro forma adjustments to the combined statements of operations assume that the spin-off and related transactions occurred as of April 1, 2025, which was the first day of the 2026 fiscal year. The unaudited pro forma combined balance sheet gives effect to the spin-off and related transactions as if they had occurred on March 31, 2026. The unaudited combined financial statements and combined financial statements include the assets, liabilities, revenues and expenses that management has determined are specifically or primarily identifiable to Spinco as well as direct and indirect costs that are attributable to our operations.

The certain select combined financial data below is only a summary and should be read in conjunction with the sections of this information statement titled “Unaudited Pro Forma Combined Financial Information,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our combined financial statements and the notes thereto included elsewhere in this information statement.

The certain select combined financial data is based upon available information and assumptions that we believe are reasonable and supportable and may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been a standalone company during the periods presented, including changes that will occur in our operations and capital structure as a result of the spin-off, such as changes in financing, operations, cost structure and personnel needs of our business. The certain select combined financial data constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See the section of this information statement entitled “Forward-Looking Statements.”

A final determination regarding our capital structure has not yet been made, and the ancillary agreements have not been finalized. As such, the unaudited pro forma combined financial information may be revised in future amendments to reflect the impact on our capital structure and the final form of those agreements, to the extent any such revisions would be deemed material.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Summary Select Combined Financial Data

	Pro Forma	Historical
	Year ended	Years ended
(In millions, except per share amounts)	March 31, 2026	March 31, 2025	March 31, 2024
Net sales		4,799	3,244
Cost of sales		4,176	2,843
Gross profit		623	401
Selling, general and administrative expenses		184	123
Intangible amortization		36	32

Operating income		403	246
Interest expense		6	4
Other charges (income), net		8	(1)

Income from operations before income taxes		389	243
Provision for (benefit from) income taxes		69	61

Net income		320	182

Pro forma earnings per share:
Basic
Diluted
Weighted average shares outstanding:
Basic
Diluted

Summary Historical Combined Balance Sheets

	Pro Forma	Historical
	As of	As of
(In millions)	March 31, 2026	March 31, 2025
Cash and cash equivalents		24
Total assets		3,343
Total liabilities		1,824
Additional paid-in capital		—
Net parent investment		1,513
Accumulated other comprehensive income (loss)		6

Total equity		1,519

Total liabilities and equity		3,343

In addition to our operating results, as calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), we use, and plan to continue using non-GAAP financial measures when monitoring and evaluating operating performance and liquidity. The non-GAAP financial measures presented in this information statement are supplemental measures of our performance and our liquidity that we believe help investors understand our financial condition and operating results and assess our future prospects. For more information about our non-GAAP financial measures see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures and Use of Certain Terms.”

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Adjusted Operating Income

	Pro Forma	Historical
	Year ended	Years ended
(In millions)	March 31, 2026	March 31, 2025	March 31, 2024
GAAP operating income		403	246
Intangible amortization		36	32
Stock-based compensation		23	14
Restructuring		5	3
Legal and other		5	—

Non-GAAP operating income		472	295

Adjusted Net Income

	Pro Forma	Historical
	Year ended	Years ended
(In millions)	March 31, 2026	March 31, 2025	March 31, 2024
GAAP net income		320	182
Intangible amortization		36	32
Stock-based compensation		23	14
Restructuring		5	3
Legal and other		5	—
Adjustments for taxes		-16	-11

Non-GAAP net income		373	220

Free Cash Flow

	Pro Forma	Historical
	Year ended	Years Ended
(In millions)	March 31, 2026	March 31, 2025	March 31, 2024
Net cash provided by operating activities		175	242
Purchases of property and equipment		(104)	(78)
Proceeds from the disposition of property and equipment		6	7

Free cash flow		77	171

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Spinco and why is Flex separating Spinco’s business and distributing Spinco’s stock?	Spinco currently is a wholly owned subsidiary of Flex that was formed to hold assets and liabilities related to the Cloud & Power Infrastructure business. The separation of Spinco from Flex and the Distribution of Spinco common stock are intended to provide you with equity investments in two separate companies, each of which will be able to focus on their respective businesses. Flex and Spinco believe that the Spin-Off will result in enhanced long-term performance of each business for the reasons discussed in the section of this information statement entitled “The Separation and Distribution—General—Reasons for the Spin-Off.”

Why am I receiving this document?	Flex is making this document available to you because you are a holder of Flex ordinary shares. If you are a holder of Flex ordinary shares as of Central time on , 2026, the record date for the Distribution, you will be entitled to receive a number of shares of Spinco common stock equal to the Distribution Ratio (defined below) for each Flex ordinary share that you hold at such time. This document will help you understand how the separation and Distribution will affect your investment in Flex and your investment in Spinco after the Spin-Off.

How will the Spin-Off of Spinco from Flex work?	To effect the Spin-Off, Flex will undertake a series of internal reorganization transactions pursuant to which, among other transactions, Spinco will hold the Cloud & Power Infrastructure business and Flex will distribute at least 80.1% of the outstanding shares of common stock of Spinco as of the Distribution Date to Flex shareholders on a pro rata basis as a distribution. Following the completion of the Spin-Off, Spinco, holding the Cloud & Power Infrastructure business, will be an independent, publicly traded company.

What business will Spinco engage in after the Spin-Off?	Spinco will engage in the Cloud & Power Infrastructure business after the Spin-Off. For additional details regarding Spinco’s business, see the section of this information statement entitled “Business.”

Why is the Spin-Off of Spinco structured as a distribution?	Flex believes that a distribution, together with certain related transactions, of Spinco shares to Flex shareholders, which Flex intends to be tax-free for U.S. federal income tax purposes (except with respect to any cash received in lieu of fractional shares), is an efficient way to separate the Cloud & Power Infrastructure business in a manner that is expected to create long-term benefits and value for Flex, Spinco and their respective shareholders. Flex intends to retain up to 19.9% of our common stock for a period of up to 24 months following the Spin-Off (the “Retained Shares”).

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

What will be distributed in the Distribution?	As a Flex shareholder, you will receive a distribution of a number of shares of Spinco common stock equal to the Distribution Ratio for each Flex ordinary share you hold as of Central time on , 2026, the record date for the Distribution. Your proportionate interest in Flex will not change as a result of the Distribution. For a more detailed description, see the section of this information statement entitled “The Separation and Distribution.”

What is the record date for the Distribution?	The record date for the Distribution is Central time on , 2026.

When will the Distribution occur?	It is expected that at least 80.1% of the shares of Spinco common stock held by Flex will be distributed by Flex on or about , 2027, to holders of record of Flex ordinary shares as of Central time on , 2026, the record date for the Distribution. However, no assurance can be provided as to the timing of the Distribution or that all conditions to the Distribution will be met.

Is a shareholder vote required to approve the Spin-Off?	The Capital Reduction and Distribution by Flex requires the affirmative vote of the holders of not less than three-fourths of the Flex ordinary shares present and voting (in person or by proxy) at the extraordinary general meeting (the “Flex Shareholder Approval”).

What do shareholders need to do to participate in the Distribution?	The Capital Reduction and Distribution by Flex requires the affirmative vote of the holders of not less than three-fourths of the Flex ordinary shares present and voting (in person or by proxy) at the extraordinary general meeting. Subject to satisfaction of the conditions to the Distribution (including the Flex Shareholder Approval), shareholders of Flex entitled to receive shares in the Distribution will not be required to take any action to receive Spinco common stock in the Distribution, but you are urged to read this entire information statement carefully. You do not need to pay any consideration or exchange or surrender your existing Flex ordinary shares or take any other action to receive your shares of Spinco common stock.

What will govern my rights as a Spinco stockholder?	Your rights as a Spinco stockholder will be governed by Delaware law, as well as the amended and restated certificate of incorporation and amended and restated bylaws of Spinco. For additional details regarding Spinco common stock and Spinco stockholder rights, see the section of this information statement entitled “Description of Capital Stock.”

Will I receive physical certificates representing shares of Spinco common stock following the Spin-Off?	No. Following the Spin-Off, Spinco will not issue physical certificates representing shares of Spinco common stock, even if

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

requested. If you own Flex ordinary shares as of the record date for the Distribution, Flex, with the assistance of the distribution agent, will electronically distribute shares of Spinco common stock to you or to your brokerage firm on your behalf by way of direct registration form. “Direct registration form” refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. The distribution agent or the transfer agent will mail you a book-entry account statement that reflects your shares of Spinco common stock, or your bank or brokerage firm will credit your account for the shares.

Following the Spin-Off, stockholders whose shares are held in book-entry form may request that their shares of Spinco common stock held in book-entry form be transferred to a brokerage or other account at any time.

How many shares of Spinco common stock will I receive in the Distribution?	Flex will distribute to you a number of shares of Spinco common stock equal to the Distribution Ratio for each Flex ordinary share held by you as of the record date for the Distribution. Based on approximately issued and outstanding Flex ordinary shares as of , 2026, an aggregate of approximately shares of Spinco common stock will be distributed. For additional information on the Distribution, see the section of this information statement entitled “The Separation and Distribution.”

Will Spinco issue fractional shares of its common stock in the Distribution?	No. Spinco will not issue fractional shares of its common stock in the Distribution. Fractional shares that Flex shareholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those Flex shareholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient stockholders for U.S. federal income tax purposes as described in the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

What are the conditions to the Distribution?	The Distribution is subject to the satisfaction or waiver of the following conditions, among others:

•

The SEC will have declared effective the registration statement of which this information statement forms a part, with no stop order relating to the registration statement in effect, and no proceedings for such purpose will be pending before, or threatened by, the SEC.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

•	At least three-fourths of the Flex ordinary shares voting at the extraordinary general meeting must affirmatively vote in favor of the Capital Reduction and Distribution.

•	The approval from the General Division of the High Court of the Republic of Singapore for the Capital Reduction and the Distribution (“High Court Approval”) is obtained.

•	Nasdaq will have approved the listing of Spinco common stock, subject to official notice of issuance.

•

Flex will have received a tax opinion from its tax counsel, Skadden, Arps, Slate, Meagher and Flom LLP (“Skadden” and such opinion, the “Tax Opinion”), substantially to the effect that, among other things, for U.S. federal income tax purposes, (i) the Distribution, together with certain related transactions, will qualify as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Internal Revenue Code of 1986, as amended (the “Code,” and such qualification, the “Intended Tax Treatment”), and (ii) holders of Flex ordinary shares that are United States persons (as defined in Section 7701(a)(30) of the Code) should not be required to recognize gain pursuant to the Distribution by reason of the application of certain Treasury Regulations promulgated under Section 367(b) of the Code. See the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

•	All actions and filings necessary or appropriate under applicable securities laws or “blue sky” laws and the rules and regulations thereunder will have been taken.

•

No preliminary or permanent injunction or other order, decree, or ruling issued by a governmental authority, and no statute, rule, regulation, or executive order promulgated or enacted by any governmental authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the transactions contemplated by the separation and distribution agreement.

•

Those reorganization transactions with respect to the Flex business and Cloud & Power Infrastructure business to be completed prior to the Distribution will have been effectuated in all material respects.

•	The Flex Board of Directors shall have declared the Distribution and finally approved all related transactions (and such declaration or approval shall not have been withdrawn).

•

No event or development shall have occurred or failed to occur that, in the judgment of the Flex Board of Directors, in its sole discretion, prevents the consummation of, or makes it inadvisable to effect the separation, the Distribution, or the other related transactions.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

•

Any required governmental approvals necessary to consummate the Distribution and the transactions contemplated by the separation and distribution agreement and the ancillary agreements shall have been obtained and be in full force and effect.

•	The mailing of this information statement (or notice of internet availability thereof) to Flex shareholders as of , 2026, the record date for the Distribution.

•	The mailing of the notice of meeting and proxy statement for the extraordinary general meeting of Flex shareholders as of , 2026.

•	Each of the ancillary agreements shall have been executed and delivered by each party thereto.

Flex and Spinco cannot assure you that any or all of these conditions will be met, and the Flex Board of Directors may also waive conditions to the Distribution in its sole discretion. Flex may decline at any time to go forward with the Distribution, whether or not the conditions are satisfied, and the Spin-Off would then not occur. For a more detailed description, see the section of this information statement entitled “The Separation and Distribution—General—Conditions to the Distribution.”

What is the expected date of completion of the Spin-Off?	The completion and timing of the Spin-Off are dependent upon a number of conditions. It is expected that the shares of Spinco common stock will be distributed by Flex on or about , 2027 to the holders of record of Flex ordinary shares as of the record date for the Distribution. However, no assurance can be provided as to the timing of the Spin-Off or that all conditions to the Spin-Off will be met.

Can Flex decide to cancel the Spin-Off even if all the conditions have been met?	Yes. The Spin-Off will not be effective until the Distribution is complete. The Distribution is subject to the satisfaction or waiver by Flex of certain conditions. See “The Separation and Distribution—General—Conditions to the Distribution.” The fulfillment of such conditions will not create any obligation on behalf of Flex to effect the Spin-Off, and Flex may at any time decline to go forward with the Spin-Off. Until the Spin-Off has occurred, Flex has the right not to complete the Distribution, even if all the conditions have been satisfied, if, at any time prior to the Distribution, the Flex Board of Directors determines, in its sole discretion, that the Spin-Off is not in the best interests of Flex or its shareholders, that a sale or other alternative is in the best interests of Flex or its shareholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate the Cloud & Power Infrastructure business from Flex.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

What if I want to sell my Flex ordinary shares or my Spinco common stock?	You should consult with your financial advisors, such as your stockbroker, bank, or tax advisor.

What is “regular-way” and “ex-distribution” trading?	Beginning on or shortly before the record date for the Distribution and continuing up to and through the Distribution Date, it is expected that there will be two markets in Flex ordinary shares: a “regular-way” market and an “ex-distribution” market. Flex ordinary shares that trade in the “regular-way” market will trade with an entitlement to shares of Spinco common stock distributed pursuant to the Distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of Spinco common stock distributed pursuant to the Distribution. Each shareholder trading in Flex shares would make any decision as to whether to trade one or more of such shareholder’s shares in Flex in the “regular-way” market or the “ex-distribution” market.

If you decide to sell any of your Flex ordinary shares after the record date for the Distribution and before the Distribution Date, you should make sure your stockbroker, bank, or other nominee understands whether you want to sell your Flex ordinary shares with or without your entitlement to Spinco common stock pursuant to the Distribution.

Where will I be able to trade shares of Spinco common stock?	Spinco intends to apply to list its common stock on Nasdaq under the symbol “ .” Spinco expects that trading in shares of its common stock will begin on a “when-issued” basis shortly before the Distribution Date and will continue up to and through the Distribution Date and that “regular-way” trading in Spinco common stock will begin on the first trading day following the Distribution Date. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. If trading begins on a “when-issued” basis, you may purchase or sell Spinco common stock up to and through the Distribution Date, but your transaction will not settle until after the Distribution Date. Spinco cannot predict the trading prices for its common stock before, on or after the Distribution Date.

What will happen to the listing of Flex ordinary shares?	Prior to the completion of the Spin-Off, Flex will continue to trade on Nasdaq under the symbol “FLEX.” Any changes to Flex’s name or ticker symbol will be announced separately by Flex.

Will the number of shares of Flex ordinary shares that I own change as a result of the Distribution?	No. The number of Flex ordinary shares that you own will not change as a result of the Distribution.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

What are the U.S. federal income tax consequences of the separation and distribution?	It is a condition to the completion of the Distribution that Flex receives the Tax Opinion, substantially to the effect that, among other things, for U.S. federal income tax purposes, (i) the Distribution, together with certain related transactions, will qualify for the Intended Tax Treatment, and (ii) holders of Flex ordinary shares that are United States persons (as defined in Section 7701(a)(30) of the Code) should not be required to recognize gain pursuant to the Distribution by reason of the application of certain Treasury Regulations promulgated under Section 367(b) of the Code. Nevertheless, this condition may be waived by Flex in its sole discretion.

Accordingly, and so long as the Distribution, together with certain related transactions, qualifies for the Intended Tax Treatment, no gain or loss should be recognized by a U.S. Holder (as defined in the section entitled “United States Federal Income Tax Consequences of the Distribution”) for U.S. federal income tax purposes, and no amount should be included in a U.S. Holder’s income, for U.S. federal income tax purposes, upon the receipt of shares of Spinco common stock pursuant to the Distribution. A U.S. Holder will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash (if any) received in lieu of a fractional share of Spinco common stock.

For more information regarding the potential U.S. federal income tax consequences of the Distribution, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.” You should consult your tax advisor as to the particular consequences of the Distribution to you, including the applicability and effect of any U.S. federal, state, and local, and any non-U.S., tax laws.

How will I determine my tax basis in the Spinco shares I receive in the Distribution?	Assuming that the Distribution is tax-free to Flex shareholders (except with respect to any cash received in lieu of fractional shares) for U.S. federal income tax purposes, your aggregate tax basis in your Flex ordinary shares held by you immediately prior to the Distribution will be allocated between your Flex ordinary shares and the shares of Spinco common stock that you receive in the Distribution (including any fractional share interest in Spinco common stock for which cash is received) in proportion to the relative fair market values of each immediately following the Distribution. Flex will provide its stockholders with information to enable them to compute their tax basis in both Flex and Spinco shares. This information will be posted on Flex’s website following the Distribution Date.

You should consult your tax advisor about the particular consequences of the Distribution to you, including a situation where

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

you have purchased Flex shares at different times or for different amounts and the application of state, local and non-U.S. tax laws. For a more detailed description, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

What will Spinco’s relationship be with Flex following the Spin-Off?	Following the completion of the Spin-Off, Flex and Spinco will be independent companies. Flex intends to retain up to 19.9% of our common stock for a period of up to 24 months following the Distribution, and we expect that the relationship between Flex and Spinco will be governed by the ancillary agreements. These agreements will collectively provide for the allocation between Spinco and Flex of Flex’s and Spinco’s assets, employees, liabilities, and obligations (including employee benefits, intellectual property, and tax-related assets and liabilities) attributable to periods prior to, at and after Spinco’s Spin-Off from Flex. For additional information regarding these agreements, see the sections of this information statement entitled “Risk Factors—Risks Related to the Spin-Off” and “Certain Relationships and Related Transactions.”

How will Flex vote any shares of Spinco common stock it retains?	Flex is expected to agree to vote any shares of Spinco common stock that it retains in proportion to the votes cast by Spinco’s other stockholders and is expected to grant Spinco a proxy with respect to such retained shares. For additional information on these voting arrangements, see “Certain Relationships and Related Transactions.”

What does Flex intend to do with any shares of Spinco common stock it retains?	Flex intends to dispose of all of the Spinco common stock that it retains after the Distribution through one or more subsequent exchanges of Spinco common stock for Flex debt held by one or more Flex creditors and/or through distributions of Spinco common stock to Flex shareholders as dividends or as non-cash consideration in exchange for issued and outstanding Flex ordinary shares pursuant to an off-market purchase on equal access scheme as prescribed by the Singapore Companies Act 1967 (“Singapore Companies Act”), within the 24-month period following the Distribution.

Will I have appraisal rights in connection with the Distribution?	No. Holders of Flex ordinary shares are not entitled to appraisal rights in connection with the Distribution.

Are there risks associated with owning Spinco common stock?

Yes. Ownership of Spinco common stock is subject to both general and specific risks relating to Spinco’s business, the industry in which it operates, its ongoing contractual relationships with Flex and its status as a separate, publicly traded company. Ownership of Spinco common stock is also subject to risks relating to the Spin-Off, including that following the Spin-Off, Spinco’s business will be less

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

diversified than Flex’s business prior to the Spin-Off. These risks are described in the section of this information statement entitled “Risk Factors.” You are encouraged to read that section carefully.

Who will manage Spinco after the Spin-Off?	Following the Spin-Off, Spinco will be led by Revathi Advaithi, who will be Spinco’s Chief Executive Officer.

For more information regarding Spinco’s expected named executive officers and other members of its management team, see the section of this information statement entitled “Management.”

What will Spinco’s dividend policy be after the Spin-Off?	We do not currently intend to pay any cash dividends in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation of our business and to strengthen our financial position and flexibility. The payment of cash dividends in the future will be dependent upon our revenue and earnings, capital requirements, and general financial condition and results of operations, as well as applicable law, regulatory constraints, industry practice, and other business considerations determined by our board of directors to be relevant. The payment of any cash dividends will be within the discretion of the Spinco Board of Directors. In addition, the terms governing our current or future debt may also limit or prohibit dividend payments. Accordingly, we cannot guarantee that we will ever pay dividends in the future or that we would continue to pay any dividends that we may commence in the future. For more information regarding Spinco’s dividend policy, see the section of this information statement entitled “Dividend Policy.”

What will happen to Flex equity awards in connection with the Spin-Off?	[●]

Will the Distribution of Spinco common stock affect the market price of Flex ordinary shares?	As a result of the Distribution, we expect the trading price of Flex ordinary shares to be different from the trading price of Flex ordinary shares immediately prior to the Distribution because the trading price will no longer reflect the combined value of the businesses. Furthermore, until the market has fully analyzed the value of Flex without the business comprising Spinco, the price of Flex ordinary shares may fluctuate. There can be no assurance that, following the Spin-Off, the combined value of Flex ordinary shares and Spinco common stock will equal or exceed what the value of Flex ordinary shares would have been as of the same time and date in the absence of the Distribution.

Will Spinco incur any debt prior to or at the time of the Distribution?	We will provide information regarding the potential incurrence of indebtedness at Spinco in subsequent amendments to this information statement.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Who will be the distribution agent, transfer agent, and registrar for Spinco common stock?	The distribution agent, transfer agent, and registrar for Spinco common stock will be Computershare Trust Company, N.A. For questions relating to the transfer or mechanics of the stock distribution, you should contact Computershare Trust Company, N.A. toll free number at .

Where can I find more information about Flex and Spinco?	If you have any questions relating to Flex, you should contact:

Flex Investor Relations

Michelle Simmons

Phone: (669) 242-6332

Email: michelle.simmons@flex.com

Website: http://investors.flex.com

After the Distribution, Spinco stockholders who have any questions relating to Spinco should contact Spinco through any means set forth below, or at the phone numbers or email addresses posted on our website:

Phone:

Email:

Website:

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

RISK FACTORS

The risks and uncertainties described below could materially and adversely impact our business, financial condition, results of operations, could cause actual results to differ materially from our expectations and projections, and could cause the market value of our stock to decline. You should consider these risk factors when evaluating us and our common stock and when reading the rest of this information statement, including the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this document. These risk factors may not include all of the important factors that could affect our business or our industry or that could cause our future financial results to differ materially from historic or expected results or cause the market price of our common stock to fluctuate or decline. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, including our results of operations, liquidity, and financial condition.

Risks Related to Our Business and Operations

Customer and Revenue Risks

Our revenue is concentrated among a limited number of customers, which subjects us to significant revenue variability, margin pressure, and counterparty risk.

A relatively small number of customers have historically accounted for, and are expected to continue to account for, a majority of our revenue. The loss of one or more of our largest customers, or a significant reduction in sales to any of these customers, could materially and adversely affect our business, financial condition, and results of operations. For the fiscal year ended March 31, 2025, our top two customers represented 39% and 27% of our revenue, respectively. Collectively, our top two customers accounted for 66% and our top 10 customers accounted for 88% of our revenue.

Our customer base is concentrated in part due to the structure of the digital infrastructure industry, in which a limited number of hyperscale cloud providers, colocation companies, and large enterprises represent a substantial portion of market demand. This industry structure may make it difficult or impractical for us to materially diversify our customer base, and we expect that customer concentration will continue for the foreseeable future.

Our dependence on a concentrated customer base subjects us to significant risks. These customers typically have substantial purchasing power and negotiating leverage, which they may use to obtain favorable pricing, extended payment terms, or other concessions that could reduce our margins or adversely affect our cash flows. As our customers grow larger through consolidation or organic growth, their bargaining power may increase further. In addition, decisions by one or more significant customers to shift their purchases to our competitors, to vertically integrate and manufacture products internally, to develop their own infrastructure that may compete with us, or to reduce the volume of products or services they purchase from us could have a material adverse effect on our business. Our customers may have pre-existing or concurrent relationships with, or may themselves be, current or potential competitors, which may affect such customers’ decisions to purchase our products and services or the terms on which they are willing to do so. Certain hyperscale customers have developed, or may develop, internal capabilities that compete with our offerings, and these customers may choose to reduce their reliance on third-party providers like us over time.

Certain of our customer contracts contain change of control, assignment, or consent provisions that may be triggered by the Separation or the Distribution. If we are unable to obtain required consents from customers, or if customers exercise termination or other contractual rights in connection with the Separation, our business, financial condition, and results of operations could be materially and adversely affected. Even if consents are not technically required, customers may use the Separation as an opportunity to renegotiate pricing, reduce order volumes, or otherwise modify their relationships with us. See “Risks Related to the Spin-Off” for additional information regarding third-party consent requirements.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

We may not be able to replace lost revenue from a key customer with revenue from new customers or increased sales to existing customers on a timely basis or at all. This could materially and adversely affect our business, financial condition, and results of operations.

Customer commitments are limited and demand is cyclical, which may create inventory exposure, capacity utilization challenges, and significant period-to-period variability in our results.

Our customers generally do not commit to long-term production schedules or provide binding forecasts of their product needs, and our contracts with customers typically do not require them to purchase any minimum quantities. Customer purchase orders are often subject to cancellation, modification, or rescheduling, in some cases with limited or no penalties. Many agreements provide for non-cancelable/non-returnable (NCNR) terms or other inventory liability coverage, and some agreements include contractual price reductions or other pricing mechanisms over the term, which can adversely affect revenue and margins. Our customers may terminate their relationships with us or significantly reduce or delay orders at any time, including as a result of changes in their own business conditions, product demand, technology strategy, or for convenience. Our inability to accurately forecast customer demand or manage order volatility can result in excess or obsolete inventory, non-cancelable outstanding firm purchase orders which are no longer required requiring cancellation at a cost, manufacturing inefficiencies, and increased costs.

In addition, our contracts with customers are often for finite terms and are subject to renewal or renegotiation upon expiration. We cannot assure you that our customers will renew their contracts with us or, if they do, that the terms of any renewal will be as favorable as our current contract terms. Customers may use contract renewal cycles as an opportunity to demand price concessions, impose additional requirements, or reduce order volumes. Our failure to renew contracts with key customers, or to renew them on terms that are favorable to us, could materially and adversely affect our business, financial condition, and results of operations.

Because our customers operate in highly competitive, rapidly evolving end markets, their demand can be cyclical, project-driven, and influenced by capital spending cycles, regulatory developments, and technology transitions. These dynamics can cause significant period-to-period variability in orders, forecasts, and backlog conversion. We generally do not obtain firm, long-term purchase commitments from our customers, and we often experience reduced lead times in customer orders that may be shorter than the lead time we require to procure necessary components and materials.

When demand is reduced, delayed, or canceled, we may face excess and obsolete inventory, underutilized assets, margin pressure, adverse working capital effects, and increased cash needs. Forecast error, combined with rapid technology transitions, can lead to excess and obsolete inventory, expedite fees, higher logistics costs, suboptimal factory loading, and variability in revenue and gross margin from period to period. Many factors outside of our control impact our customers and their ordering behavior, including recession in end markets, changing technology and industry standards, commercial acceptance for products, product obsolescence, and loss of business. This could materially and adversely affect our business, financial condition, and results of operations.

Our concentration of accounts receivable and deposits with a small number of customers increases counterparty and collection risk.

A significant portion of our accounts receivable is concentrated among a small number of customers. This concentration of credit risk increases our exposure to nonpayment, late payment, or financial distress affecting any one of these customers. If one or more of our key customers experiences financial difficulties, delays payments, disputes amounts owed, or becomes subject to bankruptcy or insolvency proceedings, we could experience material losses or be required to write off a substantial portion of our accounts receivable. In addition, the failure of a key customer to pay amounts owed to us when due could adversely affect our liquidity and our ability to meet our own financial obligations. We periodically review the creditworthiness of our customers; however, such reviews may not be effective in identifying potential credit risks or in preventing nonpayment.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Extended payment terms or credit support structures may not fully mitigate this risk. If customers experience financial difficulty or insolvency, we may be unable to collect amounts owed on a timely basis, if at all.

Our customer contracts may permit termination for convenience or on short notice.

Certain of our customer contracts contain provisions that permit the customer to terminate the agreement for convenience upon prior written notice, which notice periods may be relatively short. If a key customer were to exercise its termination rights, we may not be entitled to receive payment for work in process, stranded inventory, or other costs incurred in anticipation of future orders. We may not have adequate contractual protections, such as termination fees or wind-down payments, to offset the financial impact of an early termination by a significant customer. The termination or non-renewal of a contract with any of our largest customers, or a significant reduction in orders under such a contract, could materially and adversely affect our business, financial condition, and results of operations.

We may incur significant losses if customer-specific capital equipment becomes impaired or obsolete.

We make investments in capital equipment that is designed for or dedicated to specific customers, products, or programs. These investments are often based on forecasts of customer demand and anticipated long-term relationships. In certain cases, such equipment has limited alternative use and may not be readily redeployable to other customers or applications without significant modification or additional cost. If a customer reduces, delays, or terminates its orders, exits a product line, experiences financial distress, or otherwise ceases to do business with us, we may be unable to recover the carrying value of the related equipment. In such circumstances, we may be required to recognize impairment charges or write-offs for these assets, which could be material to our financial condition and results of operations.

In addition, the timing and magnitude of customer demand may differ from our expectations, leading to underutilization of such equipment and reduced returns on our investments. While we may seek contractual protections, including customer commitments or reimbursement provisions, such protections may be insufficient or may not be enforceable in all cases. Any significant impairment, write-off, or accelerated depreciation of customer-specific capital equipment could adversely affect our results of operating, cash flows, and financial position.

Our relationships with key customers may require us to improve our products, services, and capabilities, which may involve significant technological and design challenges.

Our customers may place considerable pressure on us to meet tight development schedules, capacity availability timelines, and evolving technical specifications. Accordingly, we may be required to devote a substantial amount of our resources, including engineering, research and development, and capital expenditures, to satisfying the demands of our largest customers, which could divert resources from other strategic initiatives or delay our completion of other important development projects. Failure to meet customer-imposed development requirements or timelines could impair our relationships with these customers, negatively impact forecasted sales, and could materially and adversely affect our business, financial condition, and results of operations.

Supply Chain, Technology, and Operational Risks

Constrained supply and dependence on single- or limited-source components may elongate lead times, increase costs, and create misalignment with customer obligations.

A delay or interruption in supply from a supplier, especially for critical components such as custom or customer-specified semiconductors, power modules, and high-speed interconnect components, which in some cases are sourced from a single or limited number of suppliers, could significantly impact our operations and our customers if we are unable to deliver finished products in a timely manner. Quality or reliability issues at any of

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

our suppliers, or financial difficulties that affect their production and ability to supply us with components, could halt or delay production of a customer’s product or result in claims against us for failure to meet required customer specifications. Replacing a single- or limited-source supplier could delay production because replacement suppliers, if available, may be subject to capacity constraints or other output limitations. If we cannot secure timely and cost-effective supply aligned with customer schedules, we may incur expedite premiums, carry higher inventory, miss delivery windows, or face penalties and reputational harm.

Our production has in the past been, and may in the future be, adversely affected by delays and increased costs resulting from issues our suppliers face, including geopolitical conflicts and increased energy prices. Our inability to make scheduled shipments may cause us to experience a reduction in sales, increase in inventory levels and costs, and could adversely affect relationships with existing and prospective customers.

Customer-directed suppliers and components may increase our supply chain risk.

Certain of our customers direct or require us to purchase components, materials, or subsystems from specified suppliers. In some cases, these customer-directed suppliers may be sole sources for the required components or may be geographically concentrated. We may have limited ability to qualify alternative suppliers or pass through cost increases for customer-specified components. If a customer-directed supplier experiences supply disruptions, quality issues, financial distress, or other problems, we could be unable to meet our customer’s requirements and could be exposed to warranty claims, contract penalties, or liability, even if the underlying issue was attributable to the customer-directed supplier. Our customers may not agree to share responsibility for these supply chain risks, and we may bear a disproportionate share of the exposure.

Our dependence on customer and third-party power and water availability and permitting may delay projects or impair economics.

Our ability to deliver and expand certain solutions and services depends on our customers and third-party data center operators securing sufficient and reliable electrical power and water at acceptable costs and within required timelines. Limitations on power generation, transmission, and distribution capacity, utility interconnection lead times, curtailments, outages, and volatility in energy markets may delay energization, restrict available capacity, increase operating costs, and materially affect project economics and contractual performance. Public utility planned outages, broader grid reliability events, and inflationary or geopolitical pressures on energy prices may further increase volatility for our customers and partners, affecting our schedules and costs. Similarly, water scarcity, drought conditions, competing demands for water resources, and regulatory restrictions on water use may constrain data center cooling capacity, limit site selection, increase operating costs, or delay project timelines.

In several markets, regulators and local authorities have imposed or considered data center development moratoria, stricter energy efficiency standards, caps on usage, or other conditions to approvals. These measures may delay or prevent site development or expansion and increase compliance costs. If customers or third-party operators are unable to secure timely and cost-effective power, or if approval processes are delayed or restricted, we could experience project delays, missed milestones, service-level exposure under our contracts, reduced margins, and lost or deferred revenue.

Third-party facility control, retrofit requirements, and capacity utilization variability may introduce delays, performance risks, and contractual exposure.

As rack power densities increase and liquid or hybrid cooling becomes more prevalent, many existing data center facilities require retrofits to power distribution, structural supports, fluid handling, and interconnect infrastructure. In cases where customers or third-party operators manage these retrofits, we have limited control over their timing, execution, and quality. In certain circumstances, our contractual performance obligations may still be evaluated against end-to-end service-level agreements (“SLAs”). If required retrofits or interconnect

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

upgrades are delayed, deficient, or incompatible with our integrated solutions, we may experience schedule slippage, rework, increased warranty or service obligations, or other adverse commercial consequences, even though these constraints are outside our direct control. These risks may become more pronounced as customers accelerate adoption of high-density racks and liquid cooling systems requiring complex facility modifications. Misalignment between contracted program volumes and actual customer usage, whether from program push-outs, changes in deployment plans, or infrastructure delays, can also result in underutilized capacity, excess capacity costs, and inventory exposures. If infrastructure readiness issues prevent timely integration or energization, we could face SLA penalties, margin compression, increased working capital needs, and significant period-to-period variability in our results.

Physical climate and geopolitical risks could disrupt our facilities, supply chains, and customer programs.

Our facilities and those of our customers and suppliers are exposed to acute and chronic physical risks, including extreme weather, drought, wildfire, flooding, and seismic events, which may increase in frequency and severity due to climate change. Such events can cause outages, delay production or deployments, impair logistics, increase insurance and energy costs, and reduce available water or power at customer or third-party sites.

Geopolitical tensions-including those affecting the China-Taiwan corridor and other critical regions for semiconductor manufacturing and component sourcing, as well as the conflicts in Ukraine and the Middle East, including the recent conflict involving Iran, can exacerbate supply disruptions, extend lead times, and increase costs. Our global operations are subject to inherent risks including changes in local tax rates and incentives, labor unrest, political instability, armed conflict, social unrest, terrorism, and natural disasters. Any of these events could disrupt operations at one or more of our sites or those of our customers, suppliers, and logistics partners, with the impact potentially magnified in areas where we or they have multiple facilities in close proximity.

Rapid technology shifts require continuous capability upgrades and may render existing solutions less competitive or obsolete.

Our industry is characterized by frequent platform transitions, increasing rack power densities, adoption of liquid and hybrid cooling, evolving power delivery architecture and interconnect standards, and changing security and manageability requirements. To remain competitive, we must continually invest in engineering, validation, supply chain enablement, specialized integration capabilities, capital equipment, and technical support. If we fail to anticipate or timely align with evolving specifications, standards, or density requirements, or if competitors adopt innovations more quickly, our win rates, pricing, and margins may suffer, and we may incur inventory write-downs and rework charges.

Many of our competitors are well-capitalized and may develop superior products, adapt more quickly to technological changes, industry changes, or customer requirements. The emergence of new technologies, industry standards, or customer requirements may render our power delivery systems, cooling solutions, integration capabilities, inventory, or processes less competitive or obsolete. Our acquisition and implementation of new technologies and equipment, and the expansion of our offerings, may require significant expense or capital investment, which could reduce our operating margins or adversely affect our business, financial condition and results of operations. If we fail to keep pace with technological change or evolving market needs, or to develop and introduce competitive products or solutions on a timely manner, we may lose customers and experience decreased or delayed market acceptance and sales of our products and solutions.

Financial and Working Capital Risks

Working capital intensity and access to financing may constrain growth and increase earnings volatility.

Delivering our products, solutions and services can require significant upfront commitments for customer-specific materials, tooling, integration capacity, specialized test equipment, and inventory. Our ability to fund

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

growth depends on internally generated cash and access to debt and other financing on acceptable terms. Market disruptions, interest rate volatility, bank sector instability, or adverse credit conditions could increase borrowing costs, limit available capital, or delay funding, constraining project delivery and capacity expansion.

High fixed and semi-fixed costs in our manufacturing operations, and elevated inventory levels for customer programs, can magnify the impact of utilization variability and project delays on earnings and cash flows. Our operations are working capital intensive, and inventories, accounts receivable, and accounts payable are significant components of our net asset base. Numerous factors impact our working capital and cash flow, including fluctuations in revenues, fluctuations in collections of receivables and timing of payables, timing and size of capital expenditures, and our ability to manage materials purchasing and payment policies and to optimize our terms and conditions with suppliers. If we fail to manage our working capital effectively, our business, financial condition, results of operations, and liquidity could be materially adversely affected.

We may not be able to obtain financing arrangements on acceptable terms or in amounts sufficient to meet our needs in the future, which could harm our ability to grow our business. Failure to obtain required capital when needed could reduce our ability to pursue program pipelines and meet customer commitments.

Capital markets and interest rate volatility may constrain our customers’ and partners’ ability to fund sites and power, indirectly affecting program ramps and growth visibility.

The development and expansion of data center capacity and utility and power infrastructure, including site acquisition, power procurement, and infrastructure buildouts, are capital intensive and often depend on access to debt and equity markets. Higher interest rates, tighter credit conditions, or reduced investor appetite for digital infrastructure or utility capital investment may lead customers to delay or scale back projects, renegotiate commercial terms, or reprioritize spend, which can reduce our order flow and slow ramps. Broader concerns regarding global economic conditions, financial market volatility, geopolitical developments, energy costs, inflation, and the availability or cost of credit have contributed to increased uncertainty. All of the foregoing factors are outside of our control and may adversely affect our results of operations.

Operational and Strategic Risks

We may encounter difficulties with acquisitions and divestitures, which could harm our business.

As part of our growth strategy, we intend to selectively pursue acquisitions, joint ventures, and strategic alliances. Whether we realize the anticipated benefits from such activities depends, in part, upon the successful integration of the acquired businesses, the performance and development of the underlying products, capabilities, or technologies, our correct assessment of assumed liabilities, and the management of the operations. The integration of acquired businesses may not be successful and could result in disruption to other parts of our business. In addition, acquisitions involve numerous risks and challenges, including: diversion of management’s attention from the normal operation of our business; potential loss of key employees and customers of the acquired companies; difficulties managing and integrating operations in geographically dispersed locations; the potential for deficiencies in internal controls at acquired companies; increases in our expenses and working capital requirements, which reduce our return on invested capital; lack of experience operating in the geographic market or industry sector of the acquired business; the need to implement financial and other systems and add management resources; failure to realize anticipated benefits, such as cost savings and revenue enhancements; and exposure to unanticipated liabilities of acquired companies. Any future acquisitions may require additional equity financing, which could be dilutive to our existing stockholders, or additional debt financing, which could increase our leverage and potentially affect our credit ratings. In addition, divestitures involve significant risks, including difficulty finding financially sufficient buyers or selling on acceptable terms in a timely manner. Divestitures could adversely affect our profitability and, under certain circumstances, require us to record impairment charges or a loss as a result of the transaction. These and other factors could harm our ability to achieve anticipated levels of profitability or realize other anticipated benefits of an acquisition or divestiture, and could adversely affect our business and results of operations.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

We may not achieve some or all of the expected benefits of our restructuring activities, and our restructuring activities could adversely affect our ability to execute our business strategy.

Following the Spin-Off, we expect to evaluate our operations as a standalone company and may undertake restructuring actions to optimize our cost structure, establish independent functions, or align our operations with our strategic priorities. We will also incur costs associated with creating capabilities previously provided by Flex. Restructuring activities may be costly and disruptive, require significant management attention, and may not achieve the anticipated benefits on the expected timeline or at all. Any failure to achieve expected benefits could have a material adverse effect on our competitive position and results of operations.

We may encounter difficulties expanding or consolidating our operations or introducing new competencies or offerings, which could adversely affect our results of operations.

As we expand our business, open new sites, enter new markets, products, and technologies, invest in research, design and development, transfer business within our network, consolidate certain operations, or introduce new business models or programs, we may encounter difficulties that result in higher than expected costs associated with such activities. Potential difficulties include our ability to manage growth effectively; to maintain existing business relationships during periods of transition; to anticipate disruptions in our operations that may impact our ability to deliver to customers on time, produce quality products, and ensure overall customer satisfaction; and to respond rapidly to changes in customer demand or volumes.

We may also encounter difficulties in ramping and executing new programs. Ramping new programs can range from several months to over a year before production starts, and often requires significant up-front investments and increased working capital. These programs may generate lower margins or losses during and following the ramp period, or may not achieve the expected financial performance, due to production ramp inefficiencies, lower than expected volume, or delays in ramping to volume. Our customers may significantly change these programs, or even cancel them altogether, due to decreases in their end-market demand or in the actual or anticipated success of their products in the marketplace.

We depend on our ability to attract, retain, and develop highly skilled personnel, and our failure to do so could seriously harm our business.

To successfully operate as an independent public company and implement our business plans, we must identify, attract, develop, motivate, train, and retain key employees, including qualified executives, management, engineering, sales, marketing, IT support, and service personnel. The market for such individuals may be highly competitive. We may not be successful in attracting, integrating, or retaining qualified personnel to meet our current growth plans or future needs. Attracting and retaining key employees in a competitive marketplace requires us to provide a competitive compensation package. If our total compensation package is not viewed as competitive, our ability to attract, motivate, and retain key employees could be weakened, and failure to successfully hire or retain key employees and executives could adversely impact us.

Changes in our executive management team may also cause disruptions in, and harm to, our business. Failure to have an effective succession plan in place for our key executive officers could significantly delay or prevent us from achieving our business or development objectives and could materially harm our business.

Cybersecurity and Data Risks

Cybersecurity, data privacy, and operational-technology risks could disrupt our operations, damage our reputation, and expose us to liability.

We rely on our information systems, some of which are managed by third parties, to process, transmit, and store electronic information (including sensitive data such as confidential business information and personally

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

identifiable information relating to employees, customers, vendors, and other business partners), and to manage or support critical business processes and activities, including manufacturing, design and engineering services, financial reporting, inventory management, procurement, invoicing, and electronic communications. Our ability to effectively manage our business depends on the security, reliability, and adequacy of these information systems. We may be adversely affected if these information systems break down, fail, or are no longer supported.

Like many other corporations in our industry, we and third parties upon which we rely have faced, and may continue to face, attempts to gain unauthorized access to our systems, networks, and cloud resources, or those of our customers, vendors, and third-party service providers. Threat actors continue to evolve in sophistication and use techniques that change frequently, may be difficult to detect, and may remain dormant for extended periods. Artificial intelligence (“AI”) techniques may also be utilized to increase the number and technical sophistication of such attempted breaches. Due to increasing geopolitical tensions and conflicts, we and the third parties upon which we rely may be vulnerable to a heightened risk of cyberattacks that could materially disrupt our systems, operations, supply chain, and ability to serve our customers, any of which could reduce revenues and harm our operational performance.

Our ability to monitor third parties’ information security practices is limited, supply chain attacks have increased in frequency and severity, and we cannot guarantee that third parties, including cloud or hosted solutions providers, have not been compromised or that their systems are free from exploitable defects. A material incident could result in unauthorized access to, or loss of, confidential information and trade secrets, unfavorable publicity, loss of competitive advantage, governmental inquiry and oversight, difficulty in marketing and selling our products and services, significant costs related to rebuilding internal systems, higher insurance premiums, allegations by our customers that we have not performed our contractual obligations, litigation by affected parties, and financial penalties, fines, or obligations for damages related to the theft or misuse of our information or other assets.

We may be required to invest significant additional resources to comply with evolving cybersecurity regulations, including those addressing artificial intelligence, and to modify and enhance our information systems, security and controls, and to investigate and remediate any security vulnerabilities.

We are subject to laws and regulations in the U.S. and other countries relating to privacy and the collection, use, transfer, storage, and security of personal data, including the European Union General Data Protection Regulation, as well as controls or rules imposed by customer or other contracts relating to the same. Data protection laws continue to develop and may have conflicting requirements across jurisdictions; compliance can be costly, and any failure to comply with these laws or other data protection standards could subject us to legal and reputational risks, government inquiries, and significant penalties and fines. Our liability insurance may not be sufficient in type or amount to cover us against claims related to security breaches, cybersecurity attacks, and other related incidents.

Reputational and Stakeholder Risks

Exposure to financially troubled customers or suppliers could adversely affect our business, financial condition, and results of operations.

Our customers may experience financial distress, consolidation, and cyclical demand. If a customer experiences financial difficulty or insolvency, we may be unable to collect amounts owed to us on a timely basis, if at all, and demand for our products and services may decline. These events could require us to increase our allowance for credit losses, write down inventory, reduce revenue, and increase our working capital requirements due to higher inventory levels and longer collection periods.

If a supplier experiences financial difficulty, we may face supply interruptions, reduced allocations, less favorable terms, or the need to qualify alternative sources, which could increase costs, delay production, and affect our ability to meet delivery schedules. Any of these developments could adversely affect our business, financial condition, results of operations, and cash flows.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Our business could be impacted as a result of actions by activist shareholders or others.

We may be subject, from time to time, to legal and business challenges in the operation of our company due to actions instituted by activist shareholders or others. Responding to such actions could be costly and time-consuming, may not align with our business strategies, and could divert the attention of our Board of Directors and senior management from the pursuit of our business strategies. Perceived uncertainties as to our future direction as a result of shareholder activism may lead to the perception of a change in the direction of the business or other instability and may make it more difficult to attract and retain qualified personnel and business partners and may affect our relationships with customers, vendors, and other third parties.

Negative publicity, regardless of accuracy, could harm our reputation and adversely affect our business, financial condition, and results of operations.

Media coverage concerning our industry, company, brand, personnel, or operations can spread rapidly through digital platforms and social media, making it difficult to remediate. Our ability to maintain and enhance our brand depends on adapting to this evolving media environment. Negative commentary may reduce customer trust and demand for our products and services, which could negatively impact our performance.

Risks Related to Our Industry

Our business depends on continued capital investment in digital infrastructure, and any reduction in such spending could materially harm our results of operations.

We primarily serve customers in the digital infrastructure market, including hyperscale/cloud, colocation, and enterprise data center operators. A majority of our revenue is derived from products and services that support high-density computing infrastructure for cloud, AI, and machine learning (“ML”) workloads, as well as other high-performance and data-intensive applications. As a result, our business, financial condition, and results of operations are significantly dependent on the level and timing of capital expenditures by our customers, particularly hyperscalers.

The digital infrastructure industry is subject to rapid technological change, intense competition, and evolving customer priorities. Capital expenditure cycles among hyperscalers and other data center operators can be volatile and may be influenced by factors outside our control, including macroeconomic conditions. changes in credit availability, shifts in customer investment priorities, technological developments that reduce demand for our products or render certain solutions less competitive, and regulatory developments or public policy changes affecting AI development or deployment. Because we are focused on the data center market and lack significant diversification across other industries, a sustained decline in AI-related or other accelerated compute and data-center capital spending could adversely affect our business, financial condition, results of operations, and prospects.

Overall market trends of increased demand for compute capacity, power infrastructure, and advanced cooling driven by AI and cloud applications have supported recent growth, but there can be no assurance that such trends will continue. Consolidation among our customers, reduction in spending on digital infrastructure, or shifts in market size toward larger customers may result in lower sales volumes and, pricing pressure. Any sustained reduction in customer spending could adversely affect our business, financial condition, and results of operations.

Our industry is highly competitive, and competitive pressures could reduce our market share, revenues, and profitability.

We operate in a highly competitive industry. Some of our competitors have greater scale and offer a broader range of services, and may have greater name recognition, geographic market presence, manufacturing, and research and development capabilities. They may be better able to take advantage of acquisition opportunities, may be willing or able to make sales or provide services at lower margins than we do, or may adapt more quickly than we do to new technologies, evolving industry trends, and changing customer requirements.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

We also face indirect competition from current and prospective customers who decide to manufacture products internally, or insource previously outsourced business. Competition may cause pricing pressures, reduced profits, or a loss of market share, any of which could materially and adversely affect our business, financial condition, results of operations, and cash flows.

Increases in prices for energy and other commodities may adversely affect our results of operations.

We rely on various energy sources in our production and transportation activities. Increases in prices for energy and other commodities have resulted in, and may result in further, increased raw material and component costs and transportation costs. Any increase in our costs that we are unable to recover in our pricing to our customers would negatively impact our margins and results of operations. To the extent we cannot compensate for cost increases through productivity improvements or price increases to our customers, our margins may decline, materially affecting our business, financial condition, results of operations, and cash flows. Geopolitical instability and volatility in energy markets may further exacerbate these risks.

Evolving regulations relating to energy, utilities, and data center development could adversely affect our business.

Government authorities in the U.S. and other jurisdictions have enacted, proposed, or are considering laws and regulations relating to data center development and permitting, energy and water consumption, grid reliability, and environmental and community impacts, which may result in new requirements, delays, or restrictions on the development, expansion, or operation of data centers or related infrastructure. Regulatory developments, such as moratoria or pauses on data center development, enhanced permitting or review processes, requirements to fund or share in the cost of grid or other utility upgrades, or operational restrictions relating to energy use, water consumption, noise mitigation, or other community-impact measures, could increase our customers’ costs, delay or reduce their planned investments, limit the scale or location of data center deployments, or otherwise constrain their ability to deploy or expand AI/ML infrastructure, which could adversely impact demand for our products and solutions.

Risks Related to the International Nature of our Business

We conduct operations globally and are subject to the risks inherent in international operations, which could adversely affect our business, financial condition, and results of operations.

We maintain operations, supply chain relationships, and customer relationships across numerous countries. Our global operations subject us to a variety of risks that could materially harm our business, including: longer payment cycles; ineffective legal protection of our intellectual property rights in certain countries; labor unrest, including labor strikes, difficulties in staffing, and geographic labor shortages; environmental protection laws and regulations, including those related to climate change; expropriation of private enterprises; natural disasters and exposure to infectious disease, epidemics, and pandemics on our business operations in geographic locations impacted by outbreaks; political or social unrest; cultural differences and differences in local business customs; and a potential reversal of current favorable policies encouraging foreign investment or foreign trade by our host countries.

The geographic distances between our global operations create logistical and communications challenges that could adversely affect our business.

The geographic distances between the Americas, Asia, and Europe create a number of logistical and communications challenges for us. These challenges include managing operations across multiple time zones, directing the manufacture and delivery of products across long distances, coordinating procurement of components and raw materials and their delivery to multiple locations, and coordinating the activities and decisions of our management team, which may be based in a number of different countries. Facilities in several different locations may be involved at different stages of the production process of a single product, leading to additional logistical difficulties.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Global economic conditions, including inflationary pressures, currency volatility, trade conflicts, geopolitical uncertainty, and instability in financial markets, may adversely affect our business, financial condition, results of operations, and access to capital.

Our operations and the execution of our business plans and strategies are subject to the effects of global economic trends, geopolitical risks, and demand or supply shocks from events that could include political crises and conflict, war, terrorist attacks, natural disasters, or actual or threatened public health emergencies. Our business is also affected by local and regional economic environments, supply chain constraints, and policies in the U.S. and other markets that we serve, including interest rates, monetary policy, inflation, commodity prices, currency volatility, currency controls or other limitations on the ability to expatriate cash, sovereign debt levels, and actual or anticipated defaults on sovereign debt. Changes in local economic conditions or outlooks, such as lower rates of investment or economic growth in China, Europe, or other key markets, may affect the demand for or profitability of our products and services.

We operate in emerging markets where economic, political, and legal risks are heightened. Political changes and trends such as protectionism, economic nationalism, and restrictions on multinational companies can interfere with our global operating model, supply chain, production costs, customer relationships, customer demand, and competitive position. Such measures can be imposed suddenly and unpredictably. Changes in policies by the U.S. or other governments could negatively affect our results of operations due to changes in duties, tariffs, or taxes, or limitations on currency or fund transfers, as well as government-imposed restrictions on producing certain products in, or shipping them to, specific countries.

We are subject to complex and evolving trade policies, tariffs, and export controls, and failure to comply or adapt to changes could restrict our business or result in penalties.

Due to the global nature of our business, we are subject to a complex system of import- and export-related laws and regulations in the United States and other countries, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control and similar laws in other jurisdictions. Our products, services, and technology are regulated by these trade control and customs regimes, and in some cases require licenses or other authorizations. Our ability to obtain and maintain such licenses and authorizations on a timely basis, or at all, is subject to risks and uncertainties, including changing laws, regulations, foreign policies, and geopolitical factors.

Non-compliance with these laws and regulations by us, our customers, or our suppliers can result in a wide range of penalties, including denial of import or export privileges, fines, criminal penalties, administrative sanctions, seizure of inventory, import detention, and loss of business. Delays or denials of licenses can prevent or defer sales, and if we are not successful in obtaining or maintaining necessary licenses or authorizations in a timely manner, previously recognized revenue and profit may need to be reversed. Moreover, we could be subject to reputational harm if any of our customers, former customers, or vendors were subject to U.S. sanctions or did business with sanctioned countries.

Any expansion of export, sanctions, or import restrictions, including the imposition of new tariffs or trade restrictions, tariff increases, anti-dumping or countervailing duties, trade embargoes, or retaliatory measures by affected countries, could adversely affect our competitive position, financial condition, results of operations, or liquidity.

Tariffs, trade restrictions, changes in trade policy, including heightened trade volatility, and uncertainty regarding trade agreements may adversely affect our business.

Political developments such as protectionism and economic nationalism have resulted in, and may continue to result in, tariffs, trade restrictions, and other barriers that may interfere with our operations, supply chain, and competitive position. Throughout 2025 and into 2026, the U.S. administration imposed varying levels of tariffs

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

on goods imported from China and other countries. Further escalation of trade tensions could materially increase our product input costs, contract customer demand, or otherwise adversely affect our business. We generally seek to pass tariff costs through to our customers, which can affect reported net sales, operating income margins, and the timing of operating cash flows. To the extent we are unable to recover tariff costs, our results of operations could be adversely affected. The United States-Mexico-Canada Agreement (“USMCA”) is subject to a joint review process in 2026, and there can be no assurance that the agreement will not be amended, suspended, or terminated. In addition, on February 20, 2026, the U.S. Supreme Court struck down certain tariffs imposed under the International Emergency Economic Powers Act (“IEEPA”), following which the U.S. administration announced a new 10% global tariff under Section 122 of the Trade Act of 1974. These developments have created uncertainty regarding the future rate, scope, and enforceability of tariffs, the availability of refunds for invalidated tariffs, and the potential for alternative legislative or executive actions. Any material changes to trade agreements or ongoing uncertainty regarding U.S. trade policies could adversely affect our business, financial condition, and results of operations.

We have operations in China that are subject to evolving laws, regulations, policies, and geopolitical risks that could adversely affect our business.

We have operations located in China that could be adversely affected by evolving laws, regulations, and policies, including with regard to import and export tariffs and restrictions, and information security and privacy, as well as changes in the political and geopolitical environment involving China. U.S.-China bilateral trade relations remain uncertain. U.S. trade actions, including imposing tariffs on certain goods imported from China or deemed to be of Chinese origin, as well as the potential for new tariffs, trade embargoes, or sanctions by the U.S. and countermeasures imposed by China in response, could adversely affect our business, including in the form of increased cost of goods sold, decreased margins, increased pricing for customers, and reduced sales. U.S. technology export controls with respect to China, which are intended in part to restrict China’s ability to obtain advanced computing chips, develop and maintain supercomputers, and manufacture advanced semiconductors, have adversely impacted certain of our customers and end markets and may continue to do so.

Additionally, increased tensions between mainland China and Taiwan could disrupt the operations of companies in Taiwan that are critical to the global supply of semiconductors and other electronic components on which many of our customers depend. Any such disruption could have significant adverse effects on our supply chain and ability to serve our customers.

Geopolitical uncertainty, including as a result of armed conflicts, may adversely affect our business, financial condition, and results of operations.

We may have facilities in regions subject to geopolitical tensions. If these facilities were to be damaged, destroyed, or otherwise unable to operate, whether due to war, acts of hostility, or terrorist acts, such an event could jeopardize our ability to develop, manufacture, and deliver certain products and adversely affect our operations and results of operations. Our operations have been, and could continue to be, disrupted by the absence of employees called to active duty to perform military service.

The Russia-Ukraine conflict, the Israel-Hamas war, the recent military actions in Iran by the U.S. and Israel and other conflicts in the Middle East, and other hostilities or armed conflicts, or the interruption or curtailment of trade or transport between the countries where our facilities are located and their respective trading partners, have in the past and could in the future adversely affect our operations and results of operations. Political, economic, and military instability in these or other regions could lead to an increase in cyberattacks and disruptions and instability in global markets (including increases in inflation rates, increases in energy prices, and adverse effects on currency exchange rates and financial markets), supply chains, and industries that could negatively impact our business, financial condition, and results of operations.

Increased international political volatility, including changes to previously accepted trade or other government policies or legislation in the U.S. and Europe, instability in parts of Europe and the Middle East, as well as

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

strained international relations, anti-immigrant activities, social unrest, fears of terrorism, enhanced national security measures, and armed conflicts, may materially hinder our ability to conduct business, or may reduce demand for our products or services.

Operations in foreign countries present risks associated with inflation, infrastructure, and labor conditions that could adversely affect our business.

Inflation may impact our profits and cash flows. In many jurisdictions in which we operate, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on our business. We could be harmed by inadequate infrastructure, including lack of adequate power supply, transportation, raw materials, or components in certain locations. In addition, we may encounter labor disruptions, including labor strikes or claims, and rising labor costs (including minimum wage increases that are government-mandated from time to time), in particular within the lower-cost regions in which we operate due to, among other things, demographic changes and economic development in those regions. Any increase in labor costs that we are unable to recover in our pricing to our customers could adversely impact our margins and results of operations.

Financial Risks

We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

Our business relies on the availability of financing. The capital and credit markets have in the past experienced and may continue to experience extreme volatility or disruptions that may lead to uncertainty and liquidity issues for both borrowers and investors. Certain customers and suppliers, as well as our business, may need access to credit and trade finance lines and other financing instruments for certain transactions. Additionally, we may need to access the capital markets to supplement our existing funds and cash generated from operations to satisfy our needs for working capital or capital expenditure requirements.

A variety of factors beyond our control could impact the availability or cost of capital, such as domestic or international economic conditions, including as a result of: tariffs or the imposition of new tariffs, trade wars, barriers, or restrictions or threats of such actions; increases in key benchmark interest rates and/or credit spreads; the adoption of new or amended banking or capital market laws or regulations; and the repricing of market risks and volatility in capital and financial markets.

In the event of adverse capital and credit market conditions, we may be unable to obtain capital market or other financing on favorable terms, or at all, and changes in credit ratings issued by nationally recognized credit-rating agencies could adversely affect our ability to obtain capital market or other financing and the cost of such financing. Such factors may impact our ability, or the ability of our customers or suppliers, to obtain debt financing, guarantees, or hedging from financial institutions, which could limit our growth and materially and adversely affect our business, financial condition, results of operations, and cash flows.

We are subject to the risk of increasing income and other taxes, tax audits, and changes in tax laws, any of which may adversely affect our financial performance.

We conduct business operations in a number of countries and are subject to income and other taxes in the United States and numerous foreign jurisdictions. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates; changes in tax laws, regulations and judicial rulings (or changes in the interpretation thereof); changes in generally accepted accounting principles; changes in the valuation of deferred tax assets and liabilities; changes in the amount of earnings permanently reinvested offshore; and changes related to tax holidays or incentives. From time to time we may benefit from tax incentives or similar programs, and changes to or the expiration of such programs could affect our income tax expense.

The international tax environment continues to change as a result of both coordinated efforts by governments and unilateral measures designed to address perceived international tax avoidance. The Organization for Economic

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Co-operation and Development (the “OECD”) and participating countries continue to work toward implementation of a global minimum tax rate of 15% as part of its Base Erosion and Profit Shifting project, and many countries in which we operate have enacted or are enacting laws based on these proposals. These rules could increase tax complexity and uncertainty, adversely impact our effective tax rate and cash tax liability, and reduce the benefits achieved from tax incentives. However, in January 2026, the OECD released a “side-by-side” package introducing new safe harbors and providing an exemption for U.S.-based multinational companies from parts of the global minimum tax framework. We continue to evaluate the impact of proposed and enacted legislative changes to our effective tax rate and cash flows as new guidance becomes available in each country.

We and our subsidiaries are regularly subject to tax return audits and examinations by various taxing jurisdictions. We develop our tax filing positions based upon the anticipated nature and structure of our business and the tax laws, administrative practices, and judicial decisions currently in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. Should additional taxes be assessed as a result of a current or future examination, or should tax laws change in a manner adverse to us, there could be a material adverse effect on our tax provision, financial condition, results of operations, and cash flows.

Fluctuations in foreign currency exchange rates could increase our operating costs and adversely affect our results of operations.

We have operations located in various parts of the world, and a portion of our purchase and sale transactions are denominated in currencies other than the U.S. dollar. A significant portion of our operational costs, including payroll, site costs, locally sourced supplies and inventory, and income taxes, are denominated in various non-U.S. dollar currencies. Currency exchange rates fluctuate daily as a result of changes in political and economic conditions, and a significant increase in the value of certain local currencies relative to the U.S. dollar could adversely affect our financial results and cash flows by increasing both our costs and the costs of our local supply base.

We may use financial instruments such as forward exchange contracts, swap contracts, and options to hedge our foreign currency exposure. However, our hedging strategy may not fully mitigate the longer-term impacts of changes to foreign exchange rates, and if our hedging activities are not successful or if counterparties default on their obligations, we may experience significant unexpected expenses or fluctuations in our results of operations.

Changes in accounting standards and subjective assumptions, estimates, and judgments by management related to complex accounting matters, could significantly affect our financial results or financial condition.

Generally accepted accounting principles and related accounting pronouncements, implementation guidelines, and interpretations regarding a wide range of matters relevant to our business, such as revenue recognition, asset impairment and fair value determinations, inventories, business combinations and intangible asset valuations, leases, and litigation, are highly complex and involve many subjective assumptions, estimates, and judgments. Changes in these rules or their interpretation or changes in underlying assumptions, estimates, or judgments could have a material adverse effect on our business, results of operations, and financial position.

Legal and Regulatory Risks

Litigation, investigations, or enforcement actions could result in significant liabilities, operational restrictions, and reputational harm.

We are, from time to time, subject to claims, lawsuits, investigations, and regulatory or administrative proceedings across the jurisdictions where we operate. These matters may involve commercial disputes; regulatory compliance; intellectual property; product liability; employment and labor; privacy and data protection; securities and governance; and tax. Adverse outcomes, whether by judgment, settlement, consent decree, or otherwise, could require monetary payments, penalties, injunctive relief, operational changes, monitorships, remedial measures, or enhanced compliance controls.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Even if we prevail, we may incur substantial costs, increased insurance premiums, and management distraction that disrupts operations and harms our reputation with customers, suppliers, employees, and regulators. Outcomes are unpredictable, and accruals and insurance coverage may be insufficient or unavailable. Securities class actions or derivative litigation may also follow volatility in our securities or disclosures. Any of these could materially affect our business, financial condition, results of operations, and cash flows.

Our compliance program may not prevent violations of anti-corruption and related laws, which could result in severe penalties, business restrictions, and reputational harm.

We conduct business in numerous jurisdictions with stringent anti-corruption, anti-bribery, and related compliance requirements, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, and similar laws elsewhere. We maintain policies, procedures, training, and internal controls designed to promote compliance and prohibit offering, promising, authorizing, or providing anything of value to government officials or other counterparties to obtain or retain business. However, we cannot assure that our employees, agents, consultants, or other third parties acting on our behalf will comply with these requirements at all times. Our risk may be heightened in jurisdictions where corruption is perceived to be more prevalent.

Actual or alleged violations could result in investigations, significant civil and criminal fines and penalties, disgorgement, monitorships, and reputational damage. Any of these events could adversely affect our business, financial condition, results of operations, and could require substantial management time and resources to address.

Inadequate protection of our intellectual property and exposure to third-party intellectual property claims could adversely affect our business and results of operations.

We develop and own, and in some cases license, intellectual property used in our engineering, design, and manufacturing services and in our products. Although we use a range of measures to protect our intellectual property, including contractual and security controls and seeking patent and trademark protection where appropriate, these measures may not prevent infringement, misappropriation or other unauthorized disclosure or use of our intellectual property or innovations. Moreover, protecting against the unauthorized use of proprietary technology is difficult and expensive and we may need to litigate with third parties to enforce or defend patents issued to us and our other intellectual property rights or to determine the enforceability and validity of our proprietary rights or those of others. If we cannot adequately protect or enforce our intellectual property rights, we could lose the competitive advantages of our proprietary technology.

Our activities may expose us, our suppliers, and our customers to claims that our services, products, processes, designs, or components infringe, misappropriate, or otherwise violate third-party intellectual property rights, or that we have breached license or other contractual provisions. We also sometimes enter into patent, software, or other licenses that condition our use of third-party technology and restrict the scope of permitted activities. While licensing is not a significant component of our business, disputes may still arise over coverage or compliance, our licensors may fail to maintain, enforce, or protect the licensed intellectual property, and we may decide not to take certain licenses, any of which could increase the likelihood of third-party assertions and require us to modify or limit certain activities, products, or services.

Because we provide design and engineering services in addition to manufacturing, customers often seek to allocate intellectual property risk to us to a greater extent than in traditional manufacturing engagements, including requiring broad intellectual property indemnities. Assertions against our customers may trigger indemnification obligations, require us to participate in defense, or result in disputes over responsibility between us and our customers. Moreover, we could become subject to large indemnity payments or damages claims from contractual breach, which could harm our business results, cash flows, financial condition, or prospects.

If infringement, misappropriation, or other similar claims are brought against us or our customers, whether or not they have merit, we could be required to expend significant resources on defense, and we or our customers could

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

be required to develop non-infringing alternatives, obtain licenses, or cease, delay, or modify the affected services, products, or features. Suitable alternatives may be unavailable or costly, licenses may not be available on commercially reasonable terms or at all, and any litigation or dispute resolution could be lengthy, disruptive, and expensive and may not be resolved in our or our customers’ favor.

We also face heightened risks to our intellectual property in certain foreign jurisdictions, including risks of theft, reverse engineering, or misuse; limitations in the availability, scope, or enforceability of intellectual property rights; and challenges in obtaining effective remedies. In some countries in which we operate, intellectual property laws and enforcement mechanisms may be weaker than in the United States, and legal or administrative requirements may require us to compromise protections or yield certain rights to technology, data, or other intellectual property to conduct business in such countries or access certain markets. Any inability to obtain, maintain, or enforce our intellectual property rights in jurisdictions where we operate could result in the loss of competitive advantage, reduced revenue, and other adverse consequences that could affect our business, financial condition, and results of operations.

Defects or failures in our products or solutions could lead to liability and warranty claims, contractual penalties, and reputational harm.

If our products, manufacturing processes, or design and engineering services contain defects or deficiencies, demand for our offerings may decline, our reputation may be harmed, and we may be exposed to product liability and warranty claims and other customer claims. We also may be required to undertake service-based remediation, such as onsite field service actions, retrofits, or component replacements, and may incur SLA or other contractual penalties, any of which can be costly, disruptive, and exceed remediation costs. Even when customers, suppliers, or third parties are responsible, indemnification may be unavailable, delayed, or inadequate, and insurance may be inadequate, unavailable, or uneconomic.

Because we frequently build to customer specifications, including for hyperscaler and cloud customers, and integrate third-party components, defects may arise or be alleged due to customer design choices, supplier quality issues, component failures, or quality and process variances, including materials, testing, or other supply-chain issues. These issues can halt integration or delay shipments and deployments, require additional service actions or other corrective measures, increase costs, trigger claims for failure to meet specifications, and damage customer relationships.

As we expand higher-value design, engineering, and solutions offerings, our early-stage execution risks and warranty exposure may increase, and pricing may not fully cover associated warranty and service-remediation costs. Quality or execution issues during ramps can amplify costs and contribute to variability in our results. Integration of control software and firmware in our infrastructure solutions also introduces reliability, interoperability, and cybersecurity risks, including vulnerabilities in third-party or customer-specified software components.

Failure to comply with employment and related laws and regulations could adversely affect our business and financial performance.

We are subject to U.S. and foreign employment, labor, benefits, immigration, and related laws governing, among other things, wage-and-hour, worker classification, workplace safety, anti-discrimination and retaliation, leave and accommodations, collective bargaining and works councils, termination benefits, work authorization, and handling of employee data. These requirements vary by jurisdiction and change frequently, and regulatory actions or changes in labor legislation could facilitate union organizing or impose additional employer obligations. Portions of our workforce are, or may become, represented by labor unions, including as a result of acquisitions or organizing campaigns, and we have experienced organizing activity at certain facilities. Work stoppages, strikes, or other labor disruptions could adversely affect our operations and customer relationships. Government agencies and private plaintiffs, including through class or collective actions, regularly pursue audits,

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

investigations, and enforcement. Adverse outcomes may include monetary penalties, back pay, damages, tax assessments, injunctive or equitable relief requiring changes to our practices, restrictions on staffing models, and immigration-related sanctions. Compliance efforts, disputes, and remediation can be costly and disruptive, and insurance coverage may be limited. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations, and reputation.

We are subject to extensive environmental, health and safety, and producer responsibility laws; violations or alleged violations may result in fines, production suspensions, costly remediation, product recalls, and limitations on facility expansion.

Our operations are regulated by federal, state, local, and international environmental, health and safety, and product stewardship requirements governing worker health and safety; the generation, use, storage, transportation, discharge, and disposal of materials, including hazardous substances; product content and recyclability; and end-of-life producer responsibility. Applicable regimes include the EU Waste Electrical and Electronic Equipment Directive, China’s regulation on electronic information products, and the EU carbon border adjustment mechanism, among others.

We may also face liability to customers regarding materials used in procured components. Non-compliance, or allegations thereof, could lead customers to refuse purchases and could trigger fines, penalties, production suspension, product sales prohibitions, product recalls, and costly changes to operations, procurement, and inventory management. We are responsible for cleanup at certain current and former facilities and at certain third-party sites, and some environmental laws impose strict liability without fault for investigation and remediation of releases. More stringent standards, or new findings of contamination, could increase our liabilities and costs. Additional environmental matters may arise at sites where no issue is currently known or at sites we may acquire.

Evolving sustainability expectations and related disclosure regimes may increase costs, create legal exposure, and adversely impact our operations, talent attraction, and access to capital.

Governments, investors, customers, employees, and other stakeholders continue to focus on sustainability matters, including climate change and greenhouse gas emissions, environmental stewardship, responsible sourcing, human capital, and related matters. These expectations have led to multiple and evolving reporting regimes, including the EU Corporate Sustainability Reporting Directive (“CSRD”) and California’s climate statutes, and many customers and investors impose sustainability requirements through policies or procurement terms or investment standards. Meeting these expectations and reporting obligations involves operational, financial, legal, regulatory, and reputational risks, may require additional resources and controls, and may be affected by evolving and inconsistent standards for identifying, measuring, and reporting sustainability metrics. At the same time, “anti-ESG/DEI” legislation and policies in certain jurisdictions may impose additional, and potentially conflicting, compliance obligations and litigation risks. Failure or perceived failure to meet goals that we may announce, adhere to public statements, or comply with reporting requirements on announced timelines could adversely affect our reputation, customer relationships, talent recruitment and retention, and investment attractiveness, and could result in enforcement actions or private litigation.

Climate change regulation could disrupt our operations and supply chain and increase our costs.

Several jurisdictions have enacted or are considering climate-related disclosure and due diligence laws, such as the EU CSRD, EU Taxonomy, the EU Corporate Sustainability Due Diligence Directive, and California’s climate statutes, that may directly or indirectly affect our operations and those of our suppliers. Compliance and adaptation may require increased energy, production, transportation, and raw material costs, higher capital expenditures, and higher insurance costs, and inconsistent requirements across jurisdictions may further increase compliance burden. The impact of future climate regulation and policy remains uncertain, and increased public scrutiny regarding climate matters can also affect our reputation. Any of these developments could have a material adverse effect on our business, financial condition, and results of operations.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Risks Related to the Spin-Off

We may not achieve some or all of the expected benefits of the Spin-Off, and the Spin-Off may adversely impact our business.

We may not realize any strategic, financial, operational, or other benefits from the Spin-Off. We cannot predict with certainty if or when anticipated benefits will occur or the extent to which they will be achieved. Following the completion of the Spin-Off, our operational and financial profile will change and we will face new risks. Following the completion of the Spin-Off, we will be a smaller and less-diversified company compared to Flex prior to the Spin-Off, and may be more vulnerable to changing market conditions. As part of Flex, we have been able to enjoy certain benefits from Flex’s operating diversity, size, and purchasing power, opportunities to pursue integrated initiatives with Flex’s other businesses. As an independent, publicly traded company, we will not have the same benefits. While we believe that the Spin-Off will position each company to better unlock its full standalone long-term potential, we cannot assure you that following the Spin-Off we will be successful. Further, there can be no assurance that the combined value of the shares of the two resulting companies will be equal to or greater than what the value of Flex ordinary shares would have been had the Spin-Off not occurred. After the Spin-Off, Flex or we may offer products or engage in businesses that compete with the other company’s products or businesses.

We may incur material costs and expenses as a result of the Spin-Off.

We may incur costs and expenses greater than those we currently expect to incur as a result of the Spin-Off. These increased costs and expenses may arise from various factors, including financial reporting and costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act). We will also incur ongoing costs and dis-synergies in connection with, or as a result of, the separation and related restructuring transactions, including costs of operating as independent, publicly traded companies that the two businesses will no longer be able to share. We cannot assure you that these costs will not be material to our business.

We may not be able to prevent or detect all errors or fraud, and as a newly standalone public company, we will need to establish our own internal control environment.

As a newly standalone public company following the Spin-Off, we will need to establish and maintain our own financial, accounting, and reporting systems and internal control over financial reporting. Certain functions for our business have historically been performed or supported by Flex, and following the separation, we must implement these functions independently. We may face challenges in designing and implementing controls that were previously provided by Flex or that must be modified to reflect our standalone operations, and there can be no assurance that we will successfully establish and maintain adequate internal controls.

Due to the inherent limitations of internal control systems, misstatements due to error or fraud may occur and may not be detected in a timely manner or at all. Over time, certain aspects of a control system may become inadequate because of changes in conditions, or the degree of compliance with policies or procedures may deteriorate. In connection with our ongoing assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls that could result in material misstatements not being prevented or detected on a timely basis.

The existence of any material weakness may require significant management time and remediation expense, may result in errors requiring corrective adjustments or restatements, may cause us to fail to meet reporting obligations, and may cause stockholders to lose confidence in our reported financial information, any of which could materially and adversely affect the market price of our securities and our ability to maintain compliance with securities laws and stock exchange listing requirements.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, our stock price and our ability to access the capital markets could be adversely impacted, and investors’ views of us could be harmed.

The Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, with auditor attestation of the effectiveness of our internal controls, beginning with our second required annual report on Form 10-K. To comply with these requirements, we may need to upgrade our systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur additional annual expenses for the purpose of addressing these and other public-company reporting requirements. If we are unable to upgrade our financial and management controls, reporting systems, IT systems and procedures in a timely and effective fashion, our ability to comply with financial reporting requirements and other rules that apply to reporting companies under the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”), could be impaired. If we are not able to comply with the requirements of Section 404 in a timely manner or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of shares of common stock could decline and we could be subject to sanctions or investigations by the U.S. Securities and Exchange Commission (the “SEC”) or other regulatory authorities, which would require additional financial and management resources.

Our ability to comply with Section 404 requires us to be able to prepare timely and accurate financial statements. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls may cause our operations to suffer, and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors as required under Section 404 of the Sarbanes-Oxley Act. Moreover, we cannot be certain that these measures would ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we were to conclude, and our auditors were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, because of its inherent limitations, internal control over financial reporting might not prevent or detect fraud or misstatements. This, in turn, could have an adverse impact on trading prices for our shares of common stock and could adversely affect our ability to access the capital markets. See “—Risks Relating to the Spin-Off—As we build our IT infrastructure and transition our data to our own systems, we could incur substantial additional costs and experience temporary business interruptions, including cybersecurity incidents.”

We are being spun-off from our parent company, Flex, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and, therefore may not be a reliable indicator of our future results.

We are being spun-off from our parent company, Flex, and have no operating history as an independent, publicly traded company. The historical information about us in this information statement refers to our business as part of pre-spin-off Flex. Our historical and pro forma financial information included in this information statement is derived from the combined financial statements and accounting records of Flex. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations, or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:

•

we may need to make significant investments to replicate or outsource certain systems, infrastructure, and functional expertise after the Spin-Off. These initiatives to develop our independent ability to

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

operate will be costly to implement. We may not be able to operate our business as efficiently or at comparable costs, and our profitability may decline;

•

how we finance our working capital or other cash requirements may differ from how we financed those requirements as part of pre-spin-off Flex. After the Spin-Off, our access to and cost of debt financing will be different from the historical access to and cost of debt financing under pre-spin-off Flex. Differences in access to and cost of debt financing are likely to result in differences in interest rates charged to us on financings, the amounts of indebtedness, types of financing structures and debt markets that may be available to us, which may have an adverse effect on our business, financial condition, results of operations, and cash flows; and

•

in preparing our financial statements, pre-spin-off Flex made allocations of costs and corporate expenses deemed to be attributable to our business. However, these costs and expenses reflect the costs and expenses attributable to our business operated as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by us had we been operating independently. As a result, our historical financial information may not be a reliable indicator of future results.

For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of our business, see the sections of this information statement entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Notes to Unaudited Pro Forma Condensed Combined Financial Information,” “Summary of Historical and Unaudited Pro Forma Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the combined financial statements and accompanying notes, included elsewhere in this information statement.

Flex may fail to perform under various transaction agreements that will be executed as part of the Spin-Off, or we may fail to have necessary systems and services in place when Flex is no longer obligated to provide services under the various agreements.

We and Flex will enter into certain agreements, such as the separation and distribution agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, and an intellectual property matters agreement, as discussed in greater detail in the section of this information statement entitled “Certain Relationships and Related Transactions—Material Agreements with Flex,” which may provide for the performance by each company for the benefit of the other for a period of time after the Spin-Off. If Flex is unable to satisfy its obligations under these agreements, including its indemnification obligations in favor of us, we could incur operational difficulties or losses.

If we do not have in place our own systems and services, and do not have agreements with other providers of these services when the transitional or other agreements terminate, or if we do not implement the new systems or replace Flex’s services successfully, we may not be able to operate our business effectively, which could disrupt our business and have a material adverse effect on our business, financial condition, and results of operations. These systems and services may also be more expensive to install, implement, and operate, or less efficient than the systems and services Flex is expected to provide during the transition period.

In connection with the Spin-Off, Flex will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to protect us against the full amount of such liabilities, or that Flex’s ability to satisfy its indemnification obligations will not be impaired in the future.

Flex will agree to indemnify us for certain liabilities as discussed further in the section of this information statement entitled “Certain Relationships and Related Transactions.” However, third parties could also seek to hold us responsible for liabilities that Flex has agreed to retain, and there can be no assurance that the indemnity from Flex will be sufficient to protect us against the full amount of such liabilities, or that Flex will be able to

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

fully satisfy its indemnification obligations. In addition, Flex’s insurers may attempt to deny coverage to us for liabilities associated with certain occurrences of indemnified liabilities prior to the Spin-Off.

In connection with our separation, we will assume, and indemnify Flex for certain liabilities. If we are required to make payments pursuant to these indemnities to Flex, we would need to meet those obligations and our financial results could be adversely impacted.

We will agree to assume, and indemnify Flex for, certain liabilities as discussed further in the section of this information statement entitled “Certain Relationships and Related Transactions.” Payments pursuant to these indemnities may be significant and could adversely impact our business, financial condition, results of operations, and cash flows, particularly indemnities relating to our actions that could impact the tax-free nature of the Distribution.

If the Distribution, together with certain related transactions, does not qualify for the Intended Tax Treatment, you and Flex could be subject to significant U.S. federal income tax liability and, in certain circumstances, we could be required to indemnify Flex for material taxes pursuant to indemnification obligations under the anticipated Tax Matters Agreement.

It is a condition to the completion of the Distribution that Flex receives the Tax Opinion, substantially to the effect that, among other things, the Distribution, together with certain related transactions, will qualify for the Intended Tax Treatment and that holders of Flex ordinary shares that are United States persons (as defined in Section 7701(a)(30) of the Code) should not be required to recognize gain pursuant to the Distribution by reason of the application of certain Treasury Regulations promulgated under Section 367(b) of the Code. However, this condition may be waived by Flex in its sole discretion. The Tax Opinion will rely on certain facts, assumptions, representations, and undertakings from Flex and us, including those regarding the past and future conduct of the companies’ respective businesses and other matters. Nevertheless, an opinion of counsel, such as the Tax Opinion, neither binds the IRS nor precludes the IRS or the courts from adopting a contrary position. Moreover, Flex does not intend to request a ruling from the IRS on issues related to the U.S. federal income tax consequences of the Distribution and certain related transactions. Therefore, notwithstanding the Tax Opinion, the IRS could determine that the Distribution or any such related transaction is taxable if it determines that any of these facts, assumptions, representations, or undertakings are not correct or have been violated, or that the Distribution should be taxable for other reasons, including if the IRS were to disagree with the conclusions in the Tax Opinion. For more information regarding the Tax Opinion, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

If the Distribution or any of the above referenced related transactions is determined to be taxable for U.S. federal income tax purposes, a shareholder of Flex that has received shares of our stock in the Distribution and Flex could each incur significant U.S. federal income tax liabilities. In addition, Flex and we could incur significant U.S. federal income tax obligations, whether under applicable law or under the Tax Matters Agreement that we intend to enter into with Flex. For a discussion of the tax consequences of the Distribution, together with certain related transactions, please refer to the section entitled “United States Federal Income Tax Consequences of the Distribution.”

To preserve the tax-free treatment to Flex and its shareholders of the Distribution and certain related transactions, under the Tax Matters Agreement that we anticipate entering into with Flex, we will be restricted from taking certain actions after the Distribution that could adversely impact the intended tax treatment of the Distribution and such related transactions.

To preserve the tax-free treatment to Flex and its shareholders of the Distribution and certain related transactions, under the Tax Matters Agreement that we anticipate entering into with Flex, we may be restricted from taking certain actions after the Distribution that could adversely impact the intended tax treatment of the Distribution, together with certain related transactions. Failure to adhere to any such restrictions, including in certain

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

circumstances that may be outside of our control, could result in tax being imposed on Flex for which we could bear responsibility and for which we could be obligated to indemnify Flex. In addition, even if we are not responsible for tax liabilities of Flex under the anticipated Tax Matters Agreement, we nonetheless could potentially be liable under applicable tax law for certain of such liabilities if such taxes were not paid.

The terms of the anticipated Tax Matters Agreement may, furthermore, restrict us from taking certain actions, particularly for the two years following the Spin-Off, including (among other things) the ability to freely issue stock, to merge or agree to merge with a third party, to be acquired or agree to be acquired by certain parties and to raise additional equity capital. Any such restrictions could impair our ability to implement strategic initiatives. Also, any indemnity obligation to Flex might discourage, delay or prevent a change of control that we or our stockholders may otherwise consider favorable. These restrictions may limit our ability to enter into certain strategic transactions or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business. In addition, under the anticipated Tax Matters Agreement, we may be required to indemnify Flex against certain tax liabilities as a result of the acquisition of our stock or assets, even if we did not participate in or otherwise facilitate the acquisition. For a discussion of the Tax Matters Agreement, see the section of this information statement entitled “Certain Relationships and Related Transactions—Agreements with Flex—Tax Matters Agreement.”

There is uncertainty regarding the potential application of Section 367(b) of the Code to the Distribution, which could result in material U.S. federal income tax liability to U.S. Holders.

The U.S. federal income tax treatment of the Distribution to U.S. Holders (as defined in the section entitled “United States Federal Income Tax Consequences of the Distribution”) depends in part on the interpretation and application of Section 367(b) of the Code and certain Treasury Regulations promulgated thereunder, including Treasury Regulations Section 1.367(b)-3(c). Flex understands that it is not possible for its tax counsel, Skadden, to reach a more definitive conclusion regarding whether holders of Flex ordinary shares that are United States persons (as defined in Section 7701(a)(30) of the Code) are required to recognize gain pursuant to the Distribution by reason of the application of certain Treasury Regulations promulgated under Section 367(b) of the Code, as the U.S. federal income tax treatment of the Distribution to such holders depends in part on the interpretation and application of Section 367(b) of the Code and Treasury Regulations promulgated thereunder, including Treasury Regulations Section 1.367(b)-3(c). These rules are complex, and there is significant uncertainty as to whether such Treasury Regulations should be interpreted as applying to the Distribution because Flex is a non-U.S. corporation that is not a controlled foreign corporation for U.S. federal income tax purposes, and the Distribution is structured as a pro rata distribution of Spinco common stock to holders of Flex ordinary shares. Thus, the applicability of these Treasury Regulations is unclear.

Accordingly, certain conclusions in the Tax Opinion will relate to matters for which there is no legal authority directly on point, and such conclusions will therefore necessarily be based upon analysis and interpretation of certain authorities. Based upon such analysis and authorities, the Tax Opinion will provide that holders of Flex ordinary shares that are United States persons (as defined in Section 7701(a)(30) of the Code) should not be required to recognize gain pursuant to the Distribution by reason of the application of certain Treasury Regulations promulgated under Section 367(b) of the Code.

Flex does not intend to request a ruling from the IRS on issues related to the U.S. federal income tax consequences of the Distribution and certain related transactions. Moreover, the Tax Opinion will not be binding upon the IRS or any court. As such, there is a risk that the IRS could assert, contrary to the conclusions reached in the Tax Opinion, that Treasury Regulations Section 1.367(b)-3(c) does apply to the Distribution.

If the IRS were to successfully assert that such Treasury Regulations apply to the Distribution, the receipt of Spinco common stock pursuant to the Distribution would be taxable to a U.S. Holder whose Flex ordinary shares have a fair market value of $50,000 or more on the Distribution Date, and such U.S. Holder would be required to recognize gain (but not loss) upon the Distribution, but there is no clear guidance regarding how such gain should

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

be computed. Such amounts may be significant, potentially resulting in material U.S. federal income tax liabilities. However, if the fair market value of a U.S. Holder’s Flex ordinary shares is less than $50,000 on the Distribution Date, these rules would not apply, and the Distribution would not be taxable to such holder pursuant to such rules. U.S. Holders are urged to consult their tax advisor as to the applicability of these Treasury Regulations and how to determine the amount of any gain that would be required to be recognized. See the section entitled “United States Federal Income Tax Consequences of the Distribution” for more information.

The Spin-Off and related internal restructuring transactions may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

Although the Flex Board of Directors expects to receive a solvency opinion, the Spin-Off could be challenged under various state and federal fraudulent conveyance laws. Fraudulent conveyances or transfers are generally defined to include (a) transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or (b) transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. A creditor or an entity acting on behalf of a creditor (including, without limitation, a trustee or debtor-in-possession in a bankruptcy by us or Flex or any of our or its respective subsidiaries) may bring a lawsuit alleging that the Spin-Off or any of the related transactions constituted a fraudulent conveyance. If a court accepts these allegations, it could impose a number of remedies, including, without limitation, voiding the Distribution and returning our assets or shares and subjecting Flex and/or us to liability.

After the Spin-Off, certain of our executive officers and directors may have actual or potential conflicts of interest because of their previous positions at Flex.

Because of their current or former positions with Flex, certain of our executive officers and directors own equity interests in Flex. Following the Spin-Off, even though our board of directors will consist of a majority of directors who are independent, and any of our expected executive officers who are currently employees of Flex will cease to be employees of Flex upon the Spin-Off, some of our executive officers and directors will continue to have a financial interest in Flex ordinary shares. Continuing ownership of Flex ordinary shares and equity awards could create, or appear to create, potential conflicts of interest if we and Flex pursue the same corporate opportunities or face decisions that could have different implications for us and Flex.

We may have received better terms from unaffiliated third parties than the terms we will receive in our agreements with Flex.

The agreements we will enter into with Flex in connection with the Spin-Off, including the ancillary agreements, were prepared while we were still a wholly owned subsidiary of Flex. Accordingly, during the period in which the terms of those agreements were prepared, we did not have a board of directors or management team that was independent of Flex. While the parties believe the terms reflect arm’s-length terms, there can be no assurance that we would not have received better terms from unaffiliated third parties than the terms we will receive in our agreements with Flex. For more information, see the section of this information statement entitled “Certain Relationships and Related Transactions—Agreements with Flex.”

Some contracts and other assets which will need to be transferred or assigned from Flex or its affiliates to us in connection with the Spin-Off may require the consent of a third party. If such consent is not given, we may not be entitled to the benefit of such contracts and other assets in the future, which could adversely impact our financial condition and future results of operations.

In connection with the Spin-Off, a number of contracts and licenses with third-parties and other assets are to be transferred or assigned from (x) Flex or its affiliates to us or our anticipated subsidiaries or (y) us or our affiliates to Flex or its subsidiaries. However, the transfer or assignment of certain of these contracts, licenses, or assets

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

may require the consent of a third party to such a transfer or assignment. Similarly, in some circumstances, we and another business unit of Flex are joint beneficiaries of contracts, and we or Flex will need to (x) enter into a new agreement with the third-party to replicate the existing contract, (y) be assigned and delegated the portion of the existing contract related to the applicable business or (z) use commercially reasonable efforts to provide for an alternative arrangement to obtain the same or reasonably similar benefits and burdens of the applicable portion of the existing contract. It is possible that some parties may use the requirement of a consent or the fact that the Spin-Off is occurring to seek more favorable contractual terms from us, to terminate the contract or license or to otherwise request additional accommodations, commitments, or other agreements from us. If we are unable to obtain such consents on commercially reasonable and satisfactory terms or if the contracts are terminated, we may be unable to obtain the benefits, assets, and contractual commitments which are intended to be allocated to us as part of the Spin-Off. The failure to timely complete the assignment of existing contracts, licenses, or assets, or the negotiation of new arrangements, or a termination of any of those arrangements, could have a material adverse impact on our financial condition and future results of operations. To the extent we require a specific arrangement and agree to less favorable terms in connection with obtaining any consent to retain that arrangement, the basis for that arrangement may be less favorable than currently held by us and could adversely impact our financial conditions and future results of operations. In addition, where we do not intend to obtain consent from third-party counterparties based on our belief that no consent is required, the third-party counterparties may challenge a transfer of assets on the basis that the terms of the applicable commercial arrangements require the third-party counterparties’ consent. We may incur substantial litigation and other costs in connection with any such claims and, if we do not prevail, our ability to use these assets could be materially and adversely impacted.

If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require additional access to capital and may need to incur additional debt or raise additional funds.

If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require additional access to capital and may need to incur additional debt or raise additional funds. However, debt or equity financing may not be available to us on terms acceptable or favorable to us, if at all, and will depend on a number of factors, many of which are beyond our control, such as the state of the credit and financial markets and other economic, financial, and geopolitical factors. If we incur additional debt or raise capital through the issuance of preferred stock, the terms of the debt or preferred stock issued may give the holders thereof rights, preferences, and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of such debt may also impose additional and more stringent restrictions on our operations than we are currently subject to. If we raise funds through the issuance of additional equity, your percentage ownership in us would be diluted. If we are unable to raise additional capital when needed, it could affect our financial condition, which could adversely impact your investment in us.

Following the Spin-Off, the value of your ordinary shares of Flex and common stock of Spinco may collectively trade at an aggregate price less than what Flex ordinary shares might have traded at had the Spin-Off not occurred.

The ordinary shares of Flex and common stock of Spinco that you may hold following the Spin-Off may collectively trade (taking into account the distribution ratio) at a value less than the price at which Flex ordinary shares might have traded had the Spin-Off not occurred or as it was trading prior to the Spin-Off. Reasons for this potential difference include the future performance of either Flex or Spinco as separate, independent companies, and the future stockholder base and market for Flex ordinary shares and Spinco’s common stock and the prices at which such shares individually trade.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Until the Distribution occurs, Flex has the sole discretion to change the terms of the Spin-Off in ways which may be unfavorable to us.

Completion of the Distribution will be contingent upon the satisfaction or waiver of customary conditions, including, among other things, the effectiveness of appropriate filings with the SEC. For a more detailed description of these conditions, see the section of this information statement entitled “The Separation and Distribution—General—Conditions to the Distribution.” Until the Distribution occurs, Flex will have the sole and absolute discretion to determine and change the terms of the Spin-Off, including the allocation of assets and liabilities, the establishment of the record date for the Distribution and distribution date, the conditions to the Distribution, and all other terms. These changes could be unfavorable to us. In addition, until the Spin-Off has occurred, Flex has the right not to complete the Spin-Off, even if all the conditions have been satisfied, if, at any time prior to the Distribution, the Flex Board of Directors determines, in its sole discretion, that the Spin-Off is not in the best interests of Flex or its shareholders, that a sale or other alternative is in the best interests of Flex or its shareholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate our business from Flex. We cannot provide any assurances that the Distribution will be completed.

Certain entities or assets that are part of our separation from Flex may not be transferred to us prior to the Distribution or at all.

Certain entities and assets that are part of our separation from Flex may not be transferred prior to the Distribution because the entities or assets, as applicable, are subject to governmental or third-party approvals that we may not receive prior to the Distribution. It is currently anticipated that all material transfers will occur without material delays beyond the Distribution, but we cannot offer any assurance that such transfers will ultimately occur or not be delayed for an extended period of time. To the extent such transfers do not occur prior to the Distribution, under the separation and distribution agreement, the benefits and burdens of owning such assets and/or entities will, to the extent reasonably possible and permitted by applicable law, be provided to the applicable party.

In the event such transfers do not occur or are significantly delayed because we do not receive the required approvals, we may not realize all of the anticipated benefits of our separation from Flex and we may be dependent on Flex for transition services for a longer period of time than would otherwise be the case.

The separation could give rise to disputes or other unfavorable effects, which could materially and adversely affect our business, financial condition, and results of operations.

The separation may lead to increased operating and other expenses, of both a nonrecurring and a recurring nature, and to changes to certain operations, which expenses or changes could arise pursuant to arrangements made between Flex and us or could trigger contractual rights of, and obligations to, third parties. Disputes with third parties could also arise out of these transactions, and we could experience unfavorable reactions to the separation from employees, lenders, ratings agencies, regulators, or other interested parties. These increased expenses, changes to operations, disputes with third parties, or other effects could materially and adversely affect our business, financial condition, and results of operations. In addition, following the separation, disputes with Flex could arise in connection with one or more of the ancillary agreements or certain other agreements.

Ms. Advaithi will serve as our Chief Executive Officer and as one of our directors as well as the chair of the board at Flex, and certain of our directors will continue to own shares or equity awards of Flex, which overlap may give rise to conflicts.

Following the Distribution, Ms. Advaithi will serve as our Chief Executive Officer and as one of our directors. Ms. Advaithi is also expected to fill a transitional role as the chair of the board at Flex. Ms. Advaithi may have actual or apparent conflicts of interest with respect to matters involving or affecting each of Flex or Spinco. For example, there will be the potential for a conflict of interest when we on the one hand, and Flex and its respective

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

subsidiaries and successors on the other hand, are party to commercial transactions concerning the same or adjacent investments. In addition, after the Distribution, certain of our directors will continue to own shares or equity awards of Flex. These ownership interests could create actual, apparent, or potential conflicts of interest when these individuals are faced with decisions that could have different implications for our company and Flex. See “Certain Relationships and Related Transactions” for a discussion of certain procedures we will institute to help ameliorate such potential conflicts that may arise.

The separation may result in disruptions to relationships with customers, suppliers, and other business partners.

While we intend to manage our operations to minimize any disruptions to our customers, suppliers, and business partners, uncertainty related to the separation may nevertheless lead to disruption in those relationships. These disruptions, if not managed by us, could have an adverse effect on our business, financial condition, results of operations, and prospects.

After the separation, we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company, and we may experience a loss of institutional knowledge as a result of employee transitions.

At the completion of the separation, we may not have the infrastructure, systems, or personnel necessary to operate effectively as an independent company, including with respect to the functionality and reliability of our information technology systems, without relying on Flex to provide certain transitional services. We may need additional personnel or third-party service providers to successfully operate our business. Upon the completion of the separation, we will enter into a transition services agreement with Flex pursuant to which we will provide certain services to Flex, and Flex will provide certain services to us, to allow us to continue to operate in substantially the same manner following the separation and to benefit from the continuation of certain services for a certain amount of time post-separation and certain cost efficiencies in sharing certain resources and personnel. We cannot assure you that we will be able to successfully implement the infrastructure or retain or hire the personnel necessary to operate as a separate company or that we will not incur costs in excess of anticipated costs to establish such infrastructure and retain or hire such personnel.

In addition, in connection with the Spin-Off, certain employees who have historically supported our business may remain with Flex, retire, or otherwise depart. These employees may possess significant institutional knowledge regarding our operations, customer relationships, supply chain, technology systems, and business processes that have been accumulated over many years. The loss of such institutional knowledge could result in operational inefficiencies, delays in decision-making, disruptions to customer and supplier relationships, and increased costs as we train new personnel or hire replacements. The departure of key personnel with specialized expertise could also impair our ability to maintain continuity in our operations and strategic initiatives. Even where employees transfer to us from Flex, changes in organizational structure, reporting relationships, or corporate culture following the Spin-Off could result in the departure of valuable employees who might otherwise have remained. We may not be able to fully replicate or retain the institutional knowledge held by departing employees, which could have a material adverse effect on our business, financial condition, and results of operations.

The physical separation and reorganization of manufacturing operations in connection with the spin-off may disrupt our business and result in increased costs.

In connection with the spin-off, we will be required to physically separate and reorganize certain manufacturing operations. This process may involve the relocation of manufacturing equipment and production lines, the division or reconfiguration of shared manufacturing facilities, the establishment of new manufacturing capabilities, and the reconfiguration of supply chain and logistics networks. These activities are complex and

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

may result in significant costs, production downtime, unabsorbed labor and overhead, or delays in fulfilling customer orders. During the transition period, we may experience disruptions to manufacturing continuity, including interruptions in production schedules, reduced manufacturing capacity, quality control issues, or inefficiencies as we establish standalone operations. The transfer of manufacturing know-how, processes, and institutional knowledge from Flex may not occur smoothly or completely, which could adversely affect our ability to maintain product quality and operational efficiency. In addition, the allocation of manufacturing capacity, equipment, and facilities between Spinco and Flex may not be optimal for our business needs, and we may need to incur significant capital expenditures to build or acquire additional manufacturing capacity.

Risks Related to Our Common Stock

We cannot be certain that an active trading market for our common stock will develop or be sustained after the Spin-Off and, following the Spin-Off, our stock price may fluctuate significantly.

A public market for our common stock does not currently exist. We expect that shortly before the Distribution Date, trading of shares of our common stock will begin on a “when-issued” basis on     and will continue through the Distribution Date. However, we cannot guarantee that an active trading market will develop or be sustained for our common stock after the Spin-Off. If an active trading market does not develop, our stockholders may have difficulty selling their shares of our common stock at an attractive price, or at all. Nor can we predict the prices at which shares of our common stock may trade after the Spin-Off.

Similarly, we cannot predict the effect of the Spin-Off on the trading prices of our common stock. Subject to the completion of the Spin-Off, we expect our common stock to be listed and traded on Nasdaq under the symbol “   .” The combined trading prices of Flex ordinary shares and our common stock after the separation, as adjusted for any changes in the combined capitalization of these companies, may not be equal to or greater than the trading price of Flex ordinary shares prior to the Spin-Off. Until the market has fully evaluated the business of Flex without our business, or fully evaluated us, the price at which Flex ordinary shares or our common stock trades may fluctuate significantly.

The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•

our business profile, market capitalization, or capital allocation policies may not fit the investment objectives of Flex’s current shareholders, causing a shift in our investor base and our common stock may not be included in some indices in which Flex ordinary shares are included, causing certain holders to sell their shares of our common stock;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	the failure of securities analysts to cover our common stock after the Spin-Off;

•	actual or anticipated fluctuations in our results of operations;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	our ability to meet our forward looking guidance;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations and domestic and worldwide economic conditions; and

•	other factors described in this “Risk Factors” section and elsewhere in this information statement.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. Broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, shareholder derivative lawsuits, and/or securities class action litigation has often been

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

instituted against such company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.

In addition, investors may have difficulty accurately valuing our common stock. Investors often value companies based on the stock prices and results of operations of other comparable companies. Investors may find it difficult to find comparable companies and to accurately value our common stock, which may cause the trading price of our common stock to fluctuate.

Any sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, in connection with the Distribution or otherwise, may cause the market price of our common stock to decline.

Upon completion of the Distribution, we expect that we will have an aggregate of approximately     shares of our common stock issued and outstanding based upon approximately     Flex ordinary shares issued and outstanding as of      , 2026. The shares of our common stock will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), unless the shares are owned by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act.

We are unable to predict whether large amounts of our common stock will be sold in the open market following the Spin-Off. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. Flex investors who have an investment strategy of tracking an index fund may sell the shares of Spinco common stock that they receive in the Distribution if Spinco is not listed on the same index. As a result, the price of Spinco common stock may decline or experience volatility as Spinco’s stockholder base changes. Whether related to the foregoing or otherwise, sales of substantial amounts of shares of our common stock in the public market following the Spin-Off, or the perception that such sales might occur, may cause the market price of our common stock to decline.

In addition, Flex is retaining up to 19.9% of our common stock. Flex intends to dispose of such shares of Spinco common stock that it owns after the Distribution through one or more subsequent exchanges of Spinco common stock for Flex debt held by Flex creditors and/or through distributions of Spinco common stock to Flex shareholders as dividends or as non-cash consideration in exchange for issued and outstanding Flex ordinary shares pursuant to an off-market purchase on equal access scheme as prescribed by the Singapore Companies Act, in each case during the 24-month period following the Distribution. Any disposition by Flex, or any significant stockholder, of Spinco common stock, or the perception that such dispositions could occur, could adversely affect prevailing market prices for Spinco common stock.

We do not intend to pay cash dividends for the foreseeable future.

The timing, declaration, amount, and payment of future dividends to stockholders falls within the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements of our business, and covenants associated with debt obligations, as well as legal requirements, regulatory constraints, industry practice, and other factors that our board of directors deems relevant. We do not intend to, and there can be no assurance that we will, pay any dividend in the future.

Your percentage of ownership in us may be diluted in the future.

Your percentage ownership in us may be diluted because of equity issuances of our common stock for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that we may grant to our directors, officers, and employees. Such issuances may have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock.

In addition, our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers,

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

preferences, and relative, participating, optional, and other special rights, including preferences over our common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of our common stock. See the section entitled “Description of Capital Stock.”

Provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws, may prevent or delay an acquisition of our company, which could decrease the market price of our common stock.

Delaware law contains, and our amended and restated certificate of incorporation and bylaws will contain, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

•	provisions regarding the election of directors, classes of directors, the term of office of directors, and the filling of director vacancies;

•	no cumulative voting;

•	removal of directors either with or without cause, by the affirmative vote of the stockholders then entitled to vote at an election of directors having a majority of the voting power of the Company;

•

our board of directors has the authority to determine designations and the powers, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, including, without limitation, the dividend rate, conversion rights, redemption price, and liquidation preference, of any series of shares of preferred stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding);

•	advance notice requirements applicable to stockholders for director nominations and actions to be taken at annual meetings; and

•

our bylaws may be altered, amended, or repealed, and new bylaws may be adopted, (i) by our board of directors, by vote of a majority of the number of directors then in office as directors, acting at any duly called and held meeting of our board of directors, or (ii) by our stockholders; provided that notice of such proposed amendment, modification, repeal, or adoption is given in the notice of special meeting. To the extent permitted by law, any bylaws made or altered by the stockholders may be altered or repealed by either our board of directors or the stockholders.

Public stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is considered favorable to stockholders. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or a change in our management and board of directors and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

In addition, following the Distribution, we will be subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). Section 203 of the DGCL protects publicly traded Delaware corporations, such as us following the Distribution, from hostile takeovers and from actions following a hostile takeover, by prohibiting some transactions once a potential acquirer has gained a significant holding in the corporation. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder), those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

on or after such date, the business combination is approved by the board of directors of such corporation and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203 of the DGCL, a “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the date of determination whether the person is an “interested stockholder”) 15% or more of the corporation’s voting stock.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither our amended and restated certificate of incorporation nor our bylaws will contain the election not to be governed by Section 203 of the DGCL. Therefore, we will be governed by Section 203 of the DGCL.

We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if an acquisition proposal may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of us and our stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Our amended and restated certificate of incorporation will contain an exclusive forum provision that could limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for such disputes and may discourage lawsuits against us and any of our directors, officers, or other employees.

Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or the federal district court in the State of Delaware if the Court of Chancery does not have subject matter jurisdiction) is the sole and exclusive forum for (i) any derivative action brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees, or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Exclusive Forum Provision”). Our amended and restated certificate of incorporation will further provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action under the Securities Act (the “Federal Forum Provision”).

The Delaware Exclusive Forum Provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Federal Forum Provision is intended to apply to claims arising under the Securities Act and would not apply to claims brought pursuant to the Exchange Act. The exclusive forum provisions we will include in our amended and restated certificate of incorporation will not relieve us of our

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

duties to comply with the federal securities laws and the rules and regulations thereunder and, accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal courts. Our stockholders will not be deemed to have waived our compliance with these laws, rules, and regulations.

The exclusive forum provisions we will include in our amended and restated certificate of incorporation may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the company or its directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. In addition, stockholders who do bring a claim in the Court of Chancery of the State of Delaware pursuant to the Delaware Exclusive Forum Provision could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The court in the designated forum under our exclusive forum provisions may also reach different judgments or results than would other courts, including courts where a stockholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Further, the enforceability of similar exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that a court could find any of our exclusive forum provisions to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find all or any part of our exclusive forum provisions to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

The price of Flex ordinary shares historically has been volatile, and the price of our common stock may be volatile as well. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price of Flex ordinary shares has been volatile, and the price of our common stock may also be volatile. This volatility may affect the price at which you could sell your common stock. Our stock price may be subject to significant price and volume fluctuations in response to market and other factors, including:

•	actual or anticipated fluctuations in our results of operations, including those resulting from the seasonality and cyclicality of our business;

•	perceptions about our business strategy, relationships with key customers, suppliers, and partners, and our ability to execute on strategic initiatives;

•	announcements of technological innovations or new products and services by us or our competitors, which may impact demand for our existing products or increase the risk of inventory obsolescence;

•	strategic actions by us or our competitors, such as acquisitions, divestitures, or restructurings;

•	responses to the announcement of the separation;

•	periods of severe pricing pressures due to oversupply or price erosion resulting from competitive pressures or industry consolidation;

•	developments related to intellectual property, including patents or proprietary rights, and any litigation;

•	proposed or adopted regulatory changes or developments or anticipated or pending investigations, proceedings, or litigation that involve or affect us or our competitors;

•	conditions and trends in the data center infrastructure solutions, cloud computing, and broader technology industries;

•	contraction in our operating results or growth rates that are lower than our previous high growth rate periods;

•

failure to meet analysts’ revenue or earnings estimates, changes in financial estimates, or publication of research reports and recommendations by financial analysts relating specifically to us or our industry in general;

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

•	announcements relating to dividends and share repurchases; and

•	macroeconomic conditions that affect the market generally, including developments related to market conditions for our industry.

In addition, the sale of substantial amounts of shares of our common stock, or the perception that these sales may occur, could adversely affect the market price of our common stock. Further, the stock market is subject to fluctuations in the stock prices and trading volumes that affect the market prices of the stock of public companies, including us. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of shares of our common stock. For example, expectations concerning general economic conditions may cause the stock market to experience extreme price and volume fluctuations from time to time that particularly affect the stock prices of many high technology companies. These fluctuations may be unrelated to the operating performance of the companies.

Securities class action lawsuits are often brought against companies after periods of volatility in the market price of their securities, and any such lawsuits filed against us could result in substantial costs and a diversion of resources and management’s attention.

The completion of the Spin-Off is subject to the Flex Shareholder Approval and the High Court Approval, which may not be satisfied, and the Spin-Off may not occur.

Flex plans to complete the Spin-Off and effect the Distribution by way of the Capital Reduction. The Capital Reduction and the Distribution will be effected in compliance with Flex’s Constitution and Singapore law, which requires the High Court Approval following and in addition to the receipt of the Flex Shareholder Approval. The Capital Reduction and the Distribution cannot be effected absent the Flex Shareholder Approval and the High Court Approval. As a result, Spinco and Flex may not be able to complete the Spin-Off on the terms described in this information statement or on other acceptable terms or at all.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who may cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials that Flex and Spinco have filed or will file with the SEC contain, or will contain, forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding Spinco’s product and technology position, the anticipated benefits, timing and effects of the Spin-Off and all statements regarding Spinco’s expected future position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management. Forward-looking statements also include statements containing forward-looking words, such as “will,” “may,” “designed to,” “believe,” “should,” “anticipate,” “plan,” “expect,” “intend,” “estimate,” “could,” “would,” “project,” “continue,” “potential,” “forecast,” “approximate,” “upside,” “target,” and similar expressions or the use of future tense. Statements concerning business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and products or services line growth of Spinco, together with other statements that are not historical facts, are forward-looking statements based on current expectations, estimates, assumptions and information available at the time they are made. Statements concerning current conditions may also be forward-looking if they imply trends or a continuation of such conditions.

Forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from Spinco’s expectations as a result of a variety of factors, including, without limitation, those discussed below. These forward-looking statements are based upon management’s current expectations and are subject to known and unknown risks, uncertainties and other factors, many of which Spinco is unable to predict or control, that may cause actual results, performance, or plans to differ materially from those expressed or implied by such forward-looking statements. These factors include, without limitation: volatility in global economic conditions; business conditions and growth in the digital infrastructure industry; pricing trends and fluctuations in average selling prices; the availability and cost of commodity materials and specialized components; actions by competitors; unexpected advances in competing technologies; and other risks and uncertainties described in the sections entitled “Summary of the Separation and Distribution,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and “The Separation and Distribution.” You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. Spinco undertakes no obligation to update any forward-looking statements to reflect new information or events.

Risks and uncertainties related to the Spin-Off include, but are not limited to: the future operating results of the stand-alone business; value creation associated with the separation and stand-alone business; the anticipated qualification of the Spin-Off as a tax-free transaction for U.S. federal income tax purposes; the expected relationship of the two businesses post-separation; whether the Spin-Off will be completed on the expected terms and on the anticipated timeline or at all, including the possibility that the conditions to the Spin-Off may not be satisfied, including that a governmental entity may prohibit, delay, or refuse to grant a necessary approval; the expected benefits and costs of the Spin-Off, including that the expected benefits will not be realized within the expected time frame, in full or at all; potential adverse reactions or changes to Spinco’s business relationships with their respective customers, suppliers, or other partners resulting from the announcement and completion of the Spin-Off; competitive responses to the announcement or completion of the Spin-Off; potential adverse effects on Spinco’s stock prices resulting from the announcement or completion of the Spin-Off; unexpected costs, liabilities, charges, or expenses resulting from the Spin-Off; litigation relating to the Spin-Off; the inability to retain key personnel of Spinco as a result of the Spin-Off; disruption of management time from ongoing business operations due to the Spin-Off; impacts of geopolitical conflicts; and any changes in general economic and/or industry-specific conditions. In addition to the factors set forth above, the Spin-Off is subject to other economic, competitive, legal, governmental, technological, regulatory, and other factors that may affect the Spin-Off and Spinco’s plans, results, or stock price and which are set forth under the sections entitled “Summary of the Separation and Distribution,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and “The Separation and Distribution.” Many of these factors are beyond Spinco’s control. Spinco cautions investors that forward-looking statements are not guarantees of future performance. Spinco does not intend, or undertake any obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this information statement or to reflect the occurrence of unanticipated events.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

THE SEPARATION AND DISTRIBUTION

General

On    , 2026, Flex announced its intention to separate into two standalone, publicly traded companies. Flex has determined to implement this separation through the Spin-Off of Flex’s Cloud & Power Infrastructure business to its shareholders. Flex intends to effect the Spin-Off pursuant to an internal reorganization followed by a pro rata distribution of at least 80.1% of the shares of our common stock held by Flex to holders of Flex ordinary shares, subject to certain conditions. The Distribution is expected to take place on or about    , 2027. On the Distribution Date, each holder of Flex ordinary shares will receive for each Flex ordinary share held as of     Central time on     2026, the record date for the Distribution,     share[s] of Spinco common stock (the “Distribution Ratio”). Spinco will be a separate, publicly traded company. You will not be required to make any payment, surrender or exchange your Flex ordinary shares or take any other action to receive your shares of Spinco common stock to which you are entitled on the Distribution date. The number of shares you own of Flex will not change as a result of the Spin-Off. On the Distribution Date, Flex will hold up to 19.9% of Spinco common stock. Following the Distribution, Flex intends to dispose of all of the Spinco common stock that it retains through one or more subsequent exchanges of Spinco common stock for Flex debt held by Flex creditors and/or through distributions of Spinco common stock to Flex shareholders as dividends or as non-cash consideration in exchange for issued and outstanding Flex ordinary shares pursuant to an off-market purchase on equal access scheme as prescribed by the Singapore Companies Act, in each case during the 24-month period following the Distribution.

The Distribution of our common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. Until the Spin-Off has occurred, Flex has the right not to complete the Spin-Off, even if all the conditions have been satisfied, if, at any time prior to the Distribution, the Flex Board of Directors determines, in its sole discretion, that the Spin-Off is not in the best interests of Flex or its shareholders, that a sale or other alternative is in the best interests of Flex or its shareholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate the Cloud & Power Infrastructure business from Flex. We cannot provide any assurances that the Distribution will be completed. For a more detailed description of these conditions, see the section of this information statement entitled “The Separation and Distribution—General—Conditions to the Distribution.”

Reasons for the Spin-Off

In early 2025, the Flex Board of Directors authorized a comprehensive review of Flex’s business portfolio and capital allocation options. Throughout 2025 and into early 2026, the Flex Board of Directors met regularly to review and evaluate Flex’s businesses and available strategic opportunities with the assistance of financial and legal advisors. During this process, the Flex Board of Directors considered detailed analyses from Flex’s management and financial advisors regarding Flex’s portfolio composition, valuation considerations, capital structure alternatives, and potential strategic transactions. After an extensive evaluation process, the Flex Board of Directors concluded that Flex has significantly strengthened its businesses and optimized its portfolio over the last several years and that, as a continuation of that transformation, the separation of its Cloud & Power Infrastructure business as an independent, publicly-traded company at this time will accelerate the pace of its transformation and unlock future value potential. The Flex Board of Directors believes that the Spin-Off provides a tax-efficient opportunity for investors to more accurately assess the value of each company based on its individual merits, performance and future prospects, which the Flex Board of Directors believes may reduce the cost of capital and enhance the competitive positioning of both Flex and Spinco as standalone companies. In addition, the Board of Directors believes that the separation will allow the management teams of each company to focus on their respective businesses and strategies, without competing internally for capital, research and development investment, or other corporate resources.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

The Spin-Off will create two strong, stand-alone businesses, each of which will have leading positions in the markets they serve and will be better positioned to deliver long-term growth and sustainable value creation for all shareholders:

•	Flex will focus on its advanced manufacturing services business comprised of its Integrated Technology Solutions and the Regulated Manufacturing Solutions businesses; and

•	Spinco will hold the Cloud & Power Infrastructure business.

In connection with its evaluation of available strategic opportunities, the Flex Board of Directors, with the assistance of its financial and legal advisors, considered a range of strategic alternatives, including maintaining the status quo; a complete spin-off of the Cloud & Power Infrastructure business with Flex not retaining any shares of SpinCo common stock; a partial separation through an initial public offering of SpinCo followed by a spin-off at a later date; and a spin-off of the Cloud & Power Infrastructure business with Flex retaining up to 19.9% of the shares of SpinCo common stock followed by a tax-efficient monetization of the retained stake. In determining that a spin-off with a retained stake would be more favorable to Flex and its shareholders than other potential alternatives, the Flex Board of Directors considered a number of factors, including the potential reaction of investors, the timing and certainty of execution, the ability of each company to use its own equity currency to pursue its strategic objectives, and the strategic flexibility of Flex and SpinCo after the Spin-Off. In determining to retain up to 19.9% of the shares of SpinCo common stock, the Flex Board of Directors considered that a spin-off retaining such shares would enable Flex to reduce additional leverage at a later date in a tax-efficient manner using proceeds from the monetization of the retained equity stake. See “- Reasons for Flex’s Retention of up to 19.9% of Spinco Common Stock.”

After considering these and a variety of other factors in evaluating the Spin-Off, the Flex Board of Directors concluded that the other alternatives considered did not present the same advantages to Flex shareholders as the Spin-Off, and that the separation of the Cloud & Power Infrastructure business into an independent, publicly traded company, with Flex initially retaining up to 19.9% of the shares of SpinCo common stock is the most attractive alternative for enhancing value for Flex and its shareholders.

The Flex Board of Directors believes that the separation of the Cloud & Power Infrastructure business is particularly compelling given accelerating demand for power-dense infrastructure and the increasing complexity of coordinated power delivery, cooling, and rack-scale integration requirements. Creating an independent company focused on integrated infrastructure platforms positions Spinco to meet the accelerating infrastructure and power demands with focus and agility.

The Flex Board of Directors believes that separating the Cloud & Power Infrastructure business from the remainder of Flex and distributing Spinco shares to Flex shareholders is in the best interests of Flex and its shareholders for a number of reasons, including:

•

Simplified Investment Profile and Enhanced Ability to Allocate Capital on a Focused Basis. The business which will constitute Spinco differs significantly in several respects from the remaining businesses of Flex, including the nature of the business, growth profile, business cycles, and secular growth drivers. The Spin-Off will simplify how investors evaluate each business, streamline the investment profiles of both businesses, permit investors to better evaluate the individual merits, performance and future prospects of each company’s business, and provide investors the ability to invest in each company separately based on those distinct characteristics, all of which may enhance each company’s marketability. The Spin-Off will also enable investors to allocate capital on a more focused basis, with Spinco providing exposure to growth in power-dense infrastructure supporting data centers, AI workloads, and grid modernization sectors compared to Flex as a combined company today. The Spin-Off may also attract new investors that either chose not to invest in, or assess the merits of, pre-spin-off Flex given its complexity and its exposure to disparate markets and trends.

•	Increased Management Focus on Core Business and Distinct Opportunities. The Spin-Off will result in dedicated, independent management for each of the businesses and enable the respective

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

management teams to adopt strategies and pursue objectives specific to their respective businesses and better focus on strengthening their respective core businesses and operations. Enhancing the management focus with respect to each business is also expected to increase operating flexibility, and allow each company to pursue opportunities for growth distinct to their respective businesses. In addition, the Spin-Off will give each respective management team the opportunity to focus on the goals and expectations of such company’s respective investors. The separation of the experienced management teams and other key personnel operating the businesses will result in the ability for each company to better satisfy the needs of its respective shareholders.

•

Improved Operational and Strategic Flexibility. The Spin-Off will permit each business to pursue its own business interests, operating priorities and strategies more effectively without having to consider the impact on the business of the other company or on the balance and composition of pre-spin-off Flex’s overall portfolio and will enhance operational flexibility for both businesses.

•

Tailored Capital Allocation Strategies Align with Distinct Business Strategies and Industry Specific Dynamics. The Spin-Off will permit each company to implement a capital structure and flexible capital deployment policy that is optimized for its strategy and business needs, and that is aligned with each company’s target investor base. Flex believes that the Spin-Off will provide flexibility to better manage capital structure based on each company’s forecasted cash generation, planned investments, credit rating requirements, acquisition activity, and capital returns, among other factors, and accordingly will allow each company to invest capital (or return capital to its investors) at the time and in the manner most appropriate for its distinct strategic priorities and business needs. Each company will also have direct access to the debt and equity capital markets to fund its growth strategies, and the ability to concentrate its financial resources solely on its own operations.

•

Facilitate Potential Mergers and Acquisitions and Resulting Synergies. As a result of the Spin-Off, each company is expected to be better situated to pursue future acquisitions, joint ventures, and other strategic opportunities as well as internal expansion that is more closely aligned with such company’s strategic goals and expected growth opportunities.

•

Separate Acquisition Currency. The Spin-Off will provide each of Flex and Spinco with its own distinct equity currency that relates solely to its business to use in pursuing strategic opportunities. For example, each of Flex and Spinco will be able to pursue strategic acquisitions in which potential sellers would prefer equity or to raise cash by issuing equity to public or private investors. This benefit is particularly compelling for Spinco, where acquisition target valuations in the data center and AI infrastructure sectors remain elevated.

•

Improved Talent Attraction, Retention, and Alignment of Management Incentives. The Spin-Off will enable each company to design and implement equity compensation programs that are directly tied to the performance and value of its respective business. The ability to offer equity incentives linked directly to the performance of each individual company is expected to improve each company’s ability to recruit, retain, and provide incentive compensation to employees through equity compensation plans that offer more direct correlation between employees’ compensation and the performance of the business for which such employees are responsible. This direct linkage between equity compensation and business performance is expected to enhance management focus and accountability.

The Flex Board of Directors also considered potentially negative factors in evaluating the Spin-Off, including:

•

The potential for increased aggregate ongoing administrative costs for the two companies operating on a stand-alone basis post-spin-off, such as expenses associated with reporting and compliance as public companies and separate working capital requirements, overhead, insurance, financing, and other operating costs, as well the potentially higher cost of capital as separate companies.

•	Spinco and Flex currently take advantage of pre-spin-off Flex’s size, purchasing power, borrowing leverage, and available capital for investments. After the Spin-Off, as standalone companies, Spinco

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

and/or Flex may be unable to obtain goods and services at prices or on terms as favorable as those currently obtained by pre-spin-off Flex, and the degree to which Flex will be leveraged could adversely affect its business, financial condition, results of operations, and cash flows.

•

One-time costs we expect to incur related to the Spin-Off and in connection with the transition to becoming a stand-alone public company including, among others, professional services costs, tax expense, recruiting, and other costs associated with hiring for two stand-alone corporate structures, and costs to separate IT systems and create two separate stand-alone IT structures.

•

The potential for execution risks related to the Spin-Off, including disruption to the business as a result of the Spin-Off and the possibility that Spinco and/or Flex do not achieve the expected benefits of the Spin-Off for a variety of reasons.

•	The Spin-Off may divert management’s time and attention, which could have a material adverse effect on the business, results of operations, financial condition, and cash flows of Spinco.

•	Following the Spin-Off, Spinco and/or Flex may be more susceptible to market fluctuations and other events particular to one or more of their products than they currently are as pre-spin-off Flex.

•

Spinco’s revenues are expected to be more concentrated among a limited number of customers, which may increase Spinco’s exposure to changes in the purchasing decisions, financial condition, or business strategies of these customers, and may affect Spinco’s ability to negotiate favorable terms or affect its credit ratings.

•

The potential that reduced business diversification, with each post-spin-off company operating with a smaller product portfolio than pre-spin-off Flex, could increase the volatility of earnings and cash flow.

•	Certain costs and liabilities that were otherwise less significant to pre-spin-off Flex could be more significant to Flex and/or Spinco after the Spin-Off as smaller, stand-alone companies.

•

Flex’s ordinary shares and Spinco’s common stock could experience selling pressure after the Spin-Off as certain pre-spin-off shareholders may not be interested in holding an investment in one of the two post-spin-off companies.

•

Flex and/or Spinco may be restricted in their ability to pursue certain opportunities that may have otherwise been available in order to preserve the tax-free nature of the Distribution and related transactions for U.S. federal income tax purposes.

•

There may be, or there may be the appearance of, conflicts of interest or differences in strategy in Spinco’s relationship with Flex. Actual, potential, or perceived conflicts could give rise to investor dissatisfaction, settlements with stockholders, litigation or regulatory inquiries, or enforcement actions.

The Flex Board of Directors concluded that the potential benefits of the Spin-Off outweighed these factors and risks. The Flex Board of Directors also considered these potential benefits and potentially negative factors in light of the risk that the Spin-Off is abandoned or otherwise not completed, resulting in Flex not separating into two independent, publicly traded companies.

In view of the wide variety of factors considered in connection with the evaluation of the Spin-Off and the complexity of these matters, the Flex Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered.

The anticipated benefits of the Spin-Off are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event the Spin-Off does not result in such benefits, the costs associated with the Spin-Off could have an adverse effect on each company individually and in the aggregate. For more information, see the section of this information statement entitled “Risk Factors.”

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Reasons for Flex’s Retention of up to 19.9% of Spinco Common Stock

In considering the appropriate structure for the Spin-Off, the Flex Board of Directors determined that, immediately after the Distribution, Flex will retain up to 19.9% of the outstanding shares of our common stock. Flex’s plan to transfer less than all of the Spinco common stock to its stockholders in the Distribution is motivated by its desire to establish, in an efficient and non-taxable, cost-effective manner, an appropriate capital structure for each of Flex and Spinco, including by reducing, directly or indirectly, Flex’s indebtedness during the 24-month period following the Distribution. Flex’s retention of shares of our common stock is expected to increase its financial flexibility and support the establishment of optimal capital structures for each of Flex and Spinco by allowing Flex to reduce leverage in a tax-efficient manner. Flex intends to dispose of all of the Retained Shares after the Distribution through one or more subsequent exchanges of Spinco common stock for Flex debt held by Flex creditors and/or through distributions of Spinco common stock to Flex shareholders as dividends or as non-cash consideration in exchange for issued and outstanding Flex ordinary shares pursuant to an off-market purchase on equal access scheme as prescribed by the Singapore Companies Act, in each case during the 24-month period following the Distribution.

Formation of a Holding Company Prior to the Distribution and Internal Reorganization

As part of the Spin-Off, Flex formed Spinco as a corporation in Delaware on April 7, 2026, for the purpose of transferring to Spinco certain assets and liabilities, including certain entities holding assets and liabilities, associated with the Cloud & Power Infrastructure business in anticipation of the planned Spin-Off. Spinco has engaged in no business activities to date, and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Spin-Off. Prior to the Distribution, Flex and its subsidiaries expect to complete the Internal Reorganization pursuant to which (i) Flex and its subsidiaries will transfer the assets and liabilities associated with the Cloud & Power Infrastructure business to Spinco or certain entities which will become its subsidiaries and transfer the equity interests of certain entities holding such assets and liabilities to Spinco and (ii) Spinco and its subsidiaries will transfer the assets and liabilities associated with the Flex business that are held by Spinco’s subsidiaries, if any, to Flex or its subsidiaries, in each case, as set forth in the Separation Agreement. The Internal Reorganization involves the formation of new subsidiaries in U.S. or non-U.S. jurisdictions to own and operate the Cloud & Power Infrastructure business in such jurisdictions, as applicable. Flex and its subsidiaries will also transfer all or a portion of certain other corporate and shared assets and liabilities to Spinco (or certain entities which will become its subsidiaries) and Spinco and its subsidiaries will also transfer all or a portion of certain other corporate and shared assets and liabilities to Flex or its subsidiaries, in each case, pursuant to the terms of the Separation Agreement. Following the Spin-Off, Flex will continue to hold the Flex business.

The Capital Reduction and Distribution

Flex plans to complete the Spin-Off and effect the Distribution by way of the Capital Reduction. The Capital Reduction and the Distribution will be effected in compliance with Flex’s Constitution and Singapore law, which requires the High-Court Approval following and in addition to the receipt of the Flex Shareholder Approval. The Capital Reduction and the Distribution cannot be effected absent the Flex Shareholder Approval and the High Court Approval.

Flex currently expects to complete the Capital Reduction and the Distribution as promptly as reasonably practicable after receipt of the High Court Approval and the satisfaction (or, to the extent permitted by applicable law, waiver by the parties entitled to the benefit thereof) of the conditions to the Distribution, other than those conditions that by definition cannot be completed prior to the Distribution.

Reasons for Furnishing this Information Statement; Changes in the Terms of the Spin-Off

This information statement is being furnished solely to provide information to Flex shareholders who are entitled to receive shares of our common stock in the Distribution. The information statement is not, and is not to be

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

construed as, an inducement or encouragement to buy, hold, or sell any of our securities or securities of Flex. We believe that the information in this information statement is accurate as of the date set forth on the cover.

Changes may occur after that date and none of us, Flex, the Spinco Board of Directors or the Flex Board of Directors undertake any obligation to update such information, except as required by applicable federal securities laws.

Flex does not intend to notify its shareholders of any modifications to the terms of the Spin-Off, including the waiver of any conditions to the Distribution, that, in the judgment of its board of directors, are not material. However, the Flex Board of Directors would likely consider material matters such as significant changes to the Distribution Ratio, or significant changes to the assets to be contributed or the liabilities to be assumed in the separation, as well as any waiver of the conditions that the Flex Board of Directors receives the Tax Opinion, obtains the Flex Shareholder Approval, or obtains the High Court Approval with respect to the Spin-Off. To the extent that the Flex Board of Directors determines that any modification by Flex materially changes the material terms of the Spin-Off, including through the waiver of a condition to the Distribution, Flex will notify Flex shareholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K, or making available a supplement to this information statement. As of the date hereof, the Flex Board of Directors does not intend to waive any of the conditions described herein.

Conditions to the Distribution

The Distribution is subject to the satisfaction or waiver of the following conditions, among others:

•

The SEC will have declared effective the registration statement of which this information statement forms a part, with no stop order relating to the registration statement in effect, and no proceedings for such purpose will be pending before, or threatened by, the SEC.

•	At least three-fourths of the Flex ordinary shares voting at the extraordinary general meeting must affirmatively vote in favor of the Capital Reduction and Distribution.

•	The High Court Approval for the Capital Reduction and the Distribution is obtained.

•	Nasdaq will have approved the listing of Spinco common stock, subject to official notice of issuance.

•

Flex will have received the Tax Opinion from its tax counsel, Skadden, substantially to the effect that, among other things, for U.S. federal income tax purposes, (i) the Distribution, together with certain related transactions, will qualify as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Code, and (ii) holders of Flex ordinary shares that are United States persons (as defined in Section 7701(a)(30) of the Code) should not be required to recognize gain pursuant to the Distribution by reason of the application of certain Treasury Regulations promulgated under Section 367(b) of the Code. This condition may be waived by Flex in its sole discretion. See the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

•

Flex will have received an opinion from a nationally recognized independent appraisal firm substantially to the effect that (i) following the Distribution, Flex and Spinco will each be solvent and adequately capitalized and (ii) Flex has adequate surplus under Singapore law to effect the Capital Reduction and Distribution.

•	All actions and filings necessary or appropriate under applicable securities laws or “blue sky” laws and the rules and regulations thereunder will have been taken.

•

No preliminary or permanent injunction or other order, decree, or ruling issued by a governmental authority, and no statute, rule, regulation, or executive order promulgated or enacted by any governmental authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the transactions contemplated by the separation and distribution agreement.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

•

Those reorganization transactions with respect to the Flex business and Cloud & Power Infrastructure business to be completed prior to the Distribution will have been effectuated in all material respects.

•	The Flex Board of Directors shall have declared the Distribution and finally approved all related transactions (and such declaration or approval shall not have been withdrawn).

•

No event or development shall have occurred or failed to occur that, in the judgment of the Flex Board of Directors, in its sole discretion, prevents the consummation of, or makes it inadvisable to effect the separation, the Distribution, or the other related transactions.

•

Any required governmental approvals necessary to consummate the Distribution and the transactions contemplated by the separation and distribution agreement and the ancillary agreements shall have been obtained and be in full force and effect.

•	The mailing of this information statement (or notice of internet availability thereof) to record Flex shareholders as of , 2026, the record date for the Distribution.

•	The mailing of the notice of meeting and proxy statement for the extraordinary general meeting of Flex shareholders as of , 2026.

•	Each of the ancillary agreements shall have been executed and delivered by each party thereto.

Flex and Spinco cannot assure you that any or all of these conditions will be met, and the Flex Board of Directors may also waive conditions to the Distribution in its sole discretion. If the Spin-Off is completed and the Flex Board of Directors waives any such condition, such waiver could have a material adverse effect on Flex’s and Spinco’s respective business, financial condition, or results of operations, including, without limitation, as a result of litigation relating to any preliminary or permanent injunctions that sought to prevent the consummation of the Spin-Off, or the failure of Flex and Spinco to obtain any required regulatory approvals. As of the date hereof, the Flex Board of Directors does not intend to waive any of the conditions described herein.

The fulfillment of the above conditions will not create any obligation on behalf of Flex to effect the Spin-Off, and Flex may at any time decline to go forward with the Spin-Off. Until the Spin-Off has occurred, Flex has the right not to complete the Spin-Off, even if all the conditions have been satisfied, if, at any time prior to the Distribution, the Flex Board of Directors determines, in its sole discretion, that the Spin-Off is not in the best interests of Flex or its shareholders, that a sale or other alternative is in the best interests of Flex or its shareholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate the Cloud & Power Infrastructure business from Flex.

The Number of Shares You Will Receive

For each Flex ordinary share that you own as of     Central time on    , 2026, the record date for the Distribution, you will receive a number of shares of Spinco common stock equal to the Distribution Ratio on or about    , 2027, the Distribution Date. The actual number of shares of Spinco common stock to be distributed will be determined based on the total number of issued and outstanding Flex ordinary shares on the record date for the Distribution.

Transferability of Shares You Receive

Shares of Spinco common stock distributed to holders in connection with the Distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be Spinco affiliates. Persons who may be deemed to be Spinco affiliates after the Distribution generally include individuals or entities that control, are controlled by or are under common control with Spinco, which may include certain of Spinco’s executive officers, directors or principal stockholders. Securities held by Spinco affiliates will be subject to resale restrictions under the Securities Act. Spinco affiliates will be permitted to sell shares of Spinco common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

When and How You Will Receive the Distributed Shares

Flex expects to distribute the shares of Spinco common stock on or about    , 2027, the Distribution Date. Computershare Trust Company, N.A. will serve as the transfer agent and registrar for our common stock and as distribution agent in connection with the Distribution.

If you own Flex ordinary shares as of     Central time on    , 2026, the record date for the Distribution, the shares of Spinco common stock that you will be entitled to receive in the Distribution will be issued electronically, as of the Distribution Date, to you in direct registration form or to your broker, bank, or other nominee on your behalf. If you are a registered holder, the distribution agent will then mail you a direct registration account statement that reflects your shares of Spinco common stock. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this Distribution. If you sell your Flex ordinary shares in the “regular-way” market up to and including the Distribution Date, you will be selling your right to receive shares of Spinco common stock in the Distribution.

If you hold your Flex ordinary shares through a brokerage firm or bank, the brokerage firm or bank would be said to hold the Flex ordinary shares in “street name” and ownership would be recorded on the brokerage firm or bank’s books and your brokerage firm or bank will credit your account for the shares of Spinco common stock that you are entitled to receive in the Distribution. If you have any questions concerning the mechanics of having shares held in “street name,” we encourage you to contact your bank or brokerage firm.

Flex shareholders will not be required to make any payment or surrender or exchange their Flex ordinary shares or take any other action to receive their shares of our common stock.

Treatment of Equity Incentive Arrangements

[●]

General Treatment of Fractional Shares of Common Stock

Flex will not distribute any fractional common stock shares to its shareholders. Instead, the transfer agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices, and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional shares such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share of common stock in the Distribution. The transfer agent, in its sole discretion, without any influence by Flex or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the transfer agent will not be an affiliate of either Flex or us. Neither we nor Flex will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares of common stock will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

The aggregate net cash proceeds of these sales will be taxable for U.S. federal income tax purposes. For an explanation of the material United States federal income tax consequences of the Distribution, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.” If you are the registered holder of Flex ordinary shares, you will receive a check from the Distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sale. The amount of this payment will depend on the prices at which the transfer agent sells the aggregated fractional shares of our common stock in the open market shortly after the Distribution date and will be reduced by any amount required to be withheld for tax purposes and any brokerage fees and other expenses incurred in connection with these sales of fractional shares. If you hold your Flex ordinary shares through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Results of the Spin-Off

Immediately following the Spin-Off, Spinco will be a separate, publicly traded company, and we expect to have approximately     shares of our common stock outstanding as a result of the Distribution. The actual number of shares to be distributed will be determined after    , 2026, the record date for the Distribution. The Distribution will not affect the number of issued and outstanding Flex ordinary shares.

Market for Spinco Common Stock

There is currently no public market for our common stock. A condition to the Distribution is the listing of our common stock shares on Nasdaq. We intend to apply to list our common stock on Nasdaq under the symbol “   .” We have not and will not set the initial price of shares of our common stock. The initial price will be established by the public markets.

We cannot predict the price at which shares of our common stock will trade after the Distribution. In fact, the combined trading prices, after the Spin-Off, of shares of our common stock that each Flex shareholder will receive in the Distribution and the ordinary shares of Flex held at the record date for the Distribution may not equal the “regular-way” trading price of a Flex ordinary share immediately prior to completion of the Spin-Off. The price at which shares of our common stock trade may fluctuate significantly, particularly until an orderly public market develops. Trading prices for our common stock will be determined in the public markets and may be influenced by many factors.

Trading Between the Record Date and the Distribution Date

Beginning on or shortly before the record date for the Distribution and continuing up to and including the Distribution date, Flex expects that there will be two markets in Flex ordinary shares: a “regular-way” market and an “ex-Distribution” market. Flex ordinary shares that trade on the “regular-way” market will trade with an entitlement to shares of Spinco common stock distributed pursuant to the Distribution. Flex ordinary shares that trade on the “ex-Distribution” market will trade without an entitlement to shares of Spinco common stock distributed pursuant to the Distribution. Each shareholder trading in Flex shares would make any decision as to whether to trade one or more of such shareholder’s shares in Flex in the “regular-way” market or the “ex-Distribution” market. If you sell Flex ordinary shares in the “regular-way” market up to and including through the Distribution Date, you will be selling your right to receive shares of Spinco common stock in the Distribution. If you own Flex ordinary shares as of     Central time on    , 2026, the record date for the Distribution, and sell those shares on the “ex-Distribution” market up to and including through the Distribution Date, you will receive the shares of Spinco common stock that you are entitled to receive pursuant to your ownership as of the record date for the Distribution.

Furthermore, beginning shortly before the Distribution Date and continuing up to and including the Distribution Date, we expect that there will be a “when-issued” market in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for our common stock that will be distributed to holders of Flex ordinary shares on    , 2027, the Distribution Date. If you own Flex ordinary shares as of     Central time on    , 2026, the record date for the Distribution, you will be entitled to a number of shares of Spinco common stock equal to the Distribution Ratio for each Flex ordinary share you hold. You may trade this entitlement to our shares, without the Flex shares you own, on the “when-issued” market. On the first trading day following the Distribution Date, “when-issued” trading with respect to our common stock will end, and “regular-way” trading will begin.

Transaction and Separation Costs

Spinco will incur certain costs in connection with the consummation of the transaction. We currently estimate that the stand-up costs we will incur, primarily employee-related costs such as recruitment expenses, costs to

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

establish certain standalone functions and information technology systems, professional services fees, and other stand-up related costs during our transition to being a stand-alone public company, will be approximately $    million. Except as otherwise set forth in the Separation Agreement, any such costs incurred prior to the completion of the Spin-Off will be borne by Flex, and any such costs incurred from and after the completion of the Spin-Off will be borne by the applicable party incurring such costs.

Incurrence/Treatment of Debt

We will provide information regarding the potential incurrence of debt at Spinco in subsequent amendments to this information statement.

Regulatory Approval

Our registration statement on Form 10, of which this information statement forms a part, must become effective prior to the Distribution, and shares of Spinco common stock to be distributed must have been approved for listing on Nasdaq, subject to official notice of Distribution.

Further, under Singapore law, following and in addition to the Flex Shareholder Approval, the Capital Reduction and the Distribution must be approved by the High Court of the Republic of Singapore. Flex currently expects to complete the Capital Reduction and the Distribution as promptly as reasonably practicable after receipt of the High-Court Approval and the satisfaction (or, to the extent permitted by applicable law, waiver by the parties entitled to the benefit thereof) of the conditions to the Distribution. For additional detail, see the section titled “The Capital Reduction and Distribution” beginning on page 65.

Shareholder Vote

The Capital Reduction and Distribution by Flex requires the affirmative vote of the holders of not less than three-fourths of the Flex ordinary shares present and voting (in person or by proxy) at the extraordinary general meeting.

No Appraisal Rights

Flex shareholders do not have appraisal rights under the Singapore Companies Act or contractual appraisal rights under Flex’s Constitution in connection with the Distribution. As holders of shares of Spinco common stock following the Distribution, Flex shareholders will not have appraisal rights under applicable law or contractual appraisal rights under the certificate of incorporation of Spinco.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following discussion is a summary of the generally applicable U.S. federal income tax consequences that may be relevant to Flex and to the holders of Flex ordinary shares in connection with the Distribution. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, judicial interpretations thereof, and administrative rulings and published positions of the IRS, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth herein. This summary assumes that the Distribution will be consummated in accordance with the separation and distribution agreement and as described in this information statement.

Except as specifically described below, this summary is limited to holders of Flex ordinary shares that are U.S. Holders, as defined immediately below. For purposes of this summary, a “U.S. Holder” is a beneficial owner of Flex ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion is limited to U.S. Holders of Flex ordinary shares that hold their Flex ordinary shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of their particular circumstances, nor does it address the consequences to holders subject to special treatment under the United States federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	traders that elect to use a mark-to-market method of accounting;

•	tax-exempt entities;

•	banks, financial institutions, or insurance companies;

•	pension plans, cooperatives, real estate investment trusts, regulated investment companies, or grantor trusts;

•	persons who acquired Flex ordinary shares pursuant to the exercise of any employee stock options or otherwise as compensation;

•	persons who actually or constructively own 10% or more, by voting power or value, of Flex ordinary shares;

•	persons owning Flex ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the U.S.;

•	persons whose functional currency is not the U.S. dollar;

•	persons who are subject to special accounting rules under Section 451(b) of the Code;

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

•	partnerships or other entities or arrangements subject to tax as partnerships for U.S. federal income tax purposes or persons holding Flex ordinary shares through such entities; or

•	persons who hold Flex ordinary shares through an individual retirement account, tax-qualified retirement plan, or other tax-deferred account.

If a partnership (or any other entity or arrangement subject to tax as a partnership for U.S. federal income tax purposes) is a beneficial owner of Flex ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partnership for U.S. federal income tax purposes that beneficially owns shares of Flex and its partners are urged to consult their tax advisor as to the tax consequences of the Distribution.

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, or minimum tax considerations, or the Medicare tax on certain net investment income.

HOLDERS OF FLEX ORDINARY SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSIDERATIONS RELEVANT TO THEM REGARDING THE DISTRIBUTION, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS.

Tax Opinion

It is a condition to the completion of the Distribution that Flex receives the Tax Opinion from its tax counsel, Skadden, substantially to the effect that, among other things, for U.S. federal income tax purposes, (i) the Distribution, together with certain related transactions, will qualify as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Code, and (ii) holders of Flex ordinary shares that are United States persons (as defined in Section 7701(a)(30) of the Code) should not be required to recognize gain pursuant to the Distribution by reason of the application of certain Treasury Regulations promulgated under Section 367(b) of the Code. This condition may be waived by Flex in its sole discretion.

In rendering the Tax Opinion to be given as of the closing of the Distribution, Skadden will rely on (i) customary representations and covenants made by Flex and Spinco, including those contained in certificates of officers of Flex and Spinco and (ii) specified assumptions, including an assumption regarding the completion of the Distribution and certain related transactions in the manner contemplated by the transaction agreements. In addition, Skadden’s ability to provide the Tax Opinion will depend on the absence of changes in existing facts or law between the date of this information statement and the closing date of the Distribution. If any of the representations, covenants, or assumptions on which Skadden will rely are inaccurate, Skadden may not be able to provide the Tax Opinion, or the tax consequences of the Distribution could differ from those described below.

Furthermore, Flex understands that it is not possible for its tax counsel, Skadden, to reach a more definitive conclusion regarding whether holders of Flex ordinary shares that are United States persons (as defined in Section 7701(a)(30) of the Code) are required to recognize gain pursuant to the Distribution by reason of the application of certain Treasury Regulations promulgated under Section 367(b) of the Code, as the U.S. federal income tax treatment of the Distribution to such holders depends in part on the interpretation and application of Section 367(b) of the Code and Treasury Regulations promulgated thereunder, including Treasury Regulations Section 1.367(b)-3(c). These rules are complex, and there is significant uncertainty as to whether such Treasury Regulations would apply to the Distribution because Flex is a non-U.S. corporation that is not a controlled foreign corporation for U.S. federal income tax purposes, and the Distribution is structured as a pro rata distribution of Spinco common stock to holders of Flex ordinary shares. Thus, the applicability of these Treasury Regulations is unclear.

Accordingly, certain conclusions in the Tax Opinion will relate to matters for which there is no legal authority directly on point, and such conclusions will therefore necessarily be based upon analysis and interpretation of

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

certain authorities. Based upon such analysis and authorities, the Tax Opinion will provide that holders of Flex ordinary shares that are United States persons (as defined in Section 7701(a)(30) of the Code) should not be required to recognize gain pursuant to the Distribution by reason of the application of certain Treasury Regulations promulgated under Section 367(b) of the Code.

However, an opinion of counsel, such as the Tax Opinion, will not be binding upon the IRS or any court, and Flex does not intend to request a ruling from the IRS on issues related to the U.S. federal income tax consequences of the Distribution and certain related transactions. In light of the uncertainties noted above, we cannot assure you that the IRS will agree with the conclusions expected to be set forth in the Tax Opinion, and it is possible that the IRS or another tax authority could adopt a position contrary to one or all of those conclusions and that a court could sustain that contrary position. Moreover, if any of the facts, representations, assumptions, or undertakings described or made in connection with the Tax Opinion are not correct, are incomplete or have been violated, Flex’s ability to rely on the Tax Opinion, including with respect to the Intended Tax Treatment, could be jeopardized. As of the date of this information statement, we are not aware of any facts or circumstances, however, that would cause these facts, representations, or assumptions to be untrue or incomplete or that would cause any of these undertakings to fail to be complied with, in any material respect.

Treatment of the Distribution

Assuming the Distribution, together with certain related transactions, qualifies as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Code, for U.S. federal income tax purposes:

•

no gain or loss should be recognized by, or be includible in the income of, a U.S. Holder solely as a result of the receipt of our common stock in the Distribution, except with respect to any cash received in lieu of fractional shares;

•

the aggregate tax basis of the Flex ordinary shares and shares of Spinco common stock (including any fractional shares deemed received, as discussed below) in the hands of each U.S. Holder immediately after the Distribution will be the same as the aggregate tax basis of the Flex ordinary shares held by such holder immediately prior to the Distribution, allocated between the Flex ordinary shares and shares of Spinco common stock in proportion to their relative fair market value immediately following the Spin-Off; and

•

the holding period with respect to shares of Spinco common stock received by a U.S. Holder (including any fractional shares deemed received, as discussed below) will include the holding period of the Flex ordinary shares with respect to which such Spinco common stock was received.

A U.S. Holder that has acquired different blocks of Flex ordinary shares at different times or at different prices should consult its tax advisors regarding the allocation of its aggregate adjusted basis among, and its holding period of, our shares distributed with respect to blocks of Flex ordinary shares.

If, notwithstanding the conclusions that we expect to be included in the Tax Opinion, it is ultimately determined that the Distribution does not qualify as tax-free under Sections 368(a)(1)(D), 361 and 355 of the Code for U.S. federal income tax purposes, then Flex may recognize gain. In addition, each U.S. Holder that receives shares of Spinco common stock in the Distribution would be treated as receiving a distribution in an amount equal to the fair market value of Spinco common stock that was distributed to such holder, which would generally be taxed as a dividend.

Even if the Distribution otherwise qualifies for tax-free treatment under Sections 368(a)(1)(D), 361 and 355 of the Code, the Distribution may result in corporate level taxable gain under Section 355(e) of the Code if either Flex or Spinco undergoes a 50% or greater ownership change as part of a plan or series of related transactions that includes the Distribution, potentially including transactions occurring after the Distribution. If an acquisition or issuance of stock triggers the application of Section 355(e) of the Code, Flex would recognize such taxable gain, but the Distribution would be tax-free to each Flex shareholder (except with respect to any tax on any cash received in lieu of fractional shares).

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Furthermore, if the IRS were to successfully assert that Treasury Regulations Section 1.367(b)-3(c) applies to the Distribution, the receipt of Spinco common stock pursuant to the Distribution would be taxable to a U.S. Holder whose Flex ordinary shares have a fair market value of $50,000 or more on the Distribution Date, and such U.S. Holder would be required to recognize gain (but not loss) upon the Distribution, but there is no clear guidance regarding how such gain should be computed. Such amounts may be significant, potentially resulting in material U.S. federal income tax liabilities. However, if the fair market value of a U.S. Holder’s Flex ordinary shares is less than $50,000 on the Distribution Date, these rules would not apply, and the Distribution would not be taxable to such holder pursuant to such rules. U.S. Holders are urged to consult their tax advisor as to the applicability of these Treasury Regulations and how to determine the amount of any gain that would be required to be recognized.

A U.S. Holder that receives cash instead of fractional shares of Spinco common stock should be treated as though such U.S. Holder first received a distribution of a fractional share of Spinco common stock and then sold it for the amount of cash received. Such U.S. Holder should recognize capital gain or loss, measured by the difference between the cash received for such fractional share and the U.S. Holder’s tax basis in the fractional share, as determined above. Such capital gain or loss should generally be a long-term capital gain or loss if the U.S. Holder’s holding period for such U.S. Holder’s Flex ordinary shares exceeds one year on the date of the Distribution.

U.S. Treasury Regulations require certain holders of Flex ordinary shares who receive Spinco common stock in the Distribution to attach a detailed statement setting forth certain information relating to the Distribution to their respective U.S. federal income tax returns for the year in which the Distribution occurs. Within a reasonable period after the Distribution, Flex will provide holders who receive our common stock in the Distribution with access to an IRS Form 8937 setting forth information relating to the Distribution. In addition, all holders are required to retain permanent records relating to the amount, basis, and fair market value of Spinco common stock received in the Distribution and to make those records available to the IRS upon request of the IRS.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

DIVIDEND POLICY

We do not currently intend to pay any cash dividends in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation of our business and to strengthen our financial position and flexibility. The payment of cash dividends in the future will be dependent upon our revenue and earnings, capital requirements and general financial condition, and results of operations, as well as applicable law, regulatory constraints, industry practice, and other business considerations determined by our board of directors to be relevant. The payment of any cash dividends will be within the discretion of the Spinco Board of Directors. In addition, the terms governing our current or future debt may also limit or prohibit dividend payments. Accordingly, we cannot guarantee that we will ever pay dividends in the future or that we would continue to pay any dividends that we may commence in the future.

In addition, under Delaware law, the Spinco Board of Directors may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value, minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then-current and/or immediately preceding fiscal year.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of      , 2026, on a historical basis and on a pro forma basis to give effect to the Spin-Off and related transactions as if they had occurred on      , 2026. You should review the following table in conjunction with the sections of this information statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” our unaudited condensed combined financial statements and the accompanying notes thereto included elsewhere in this information statement.

As of , 2026
($ in millions)	Historical	Pro Forma
Assets
Cash and cash equivalents	$—	$—

Liabilities	—	—
Total debt	—	—

Stockholders’ equity	—	—
Common stock	—	—
Additional paid-in capital	—	—
Retained earnings	—	—
Accumulated other comprehensive income . . .	—	—

Total equity	—	—

Total capitalization	$—	$—

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial statements consist of an unaudited pro forma combined balance sheet as of March 31, 2026 and unaudited pro forma combined statement of operations for the year ended March 31, 2026, which have been derived from our historical audited combined financial statements included elsewhere in this information statement. All significant pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma combined financial statements, which you should read in conjunction with such unaudited pro forma combined financial statements.

The unaudited pro forma combined statement of operations gives effect to the Pro Forma Transactions (as defined below) as if they had occurred on April 1, 2025, the first day of Spinco’s fiscal year 2026. The unaudited pro forma combined balance sheet gives effect to the pro forma transactions as if they had occurred on March 31, 2026, Flex’s latest balance sheet date.

The unaudited pro forma combined financial statements include certain transaction accounting adjustments that reflect the accounting for transactions in accordance with U.S. GAAP and autonomous entity adjustments that reflect certain incremental expenses or other charges necessary, if any, to present fairly our unaudited pro forma combined statement of operations and unaudited pro forma combined balance sheet as of and for the periods indicated as if Spinco was a separate standalone entity. The following unaudited pro forma combined financial statements illustrates the effects of the following transactions (collectively, the “Pro Forma Transactions”):

•

the transfer and/or contractual allocation to Spinco pursuant to the Distribution Agreement, Tax Disaffiliation Agreement and Employee Matters Agreement of certain residual corporate and other shared assets and liabilities that were not included in the historical combined financial statements;

•

the impact of the Transition Services Agreement (“TSA”) and other transaction-related agreements between Spinco and Flex and the provisions contained therein (see “Certain Relationships and Related Party Transactions”);

•	the effect of our anticipated post-Distribution capital structure, including the issuance of approximately shares of Spinco common stock;

•	transaction and incremental income and costs expected to be incurred as an autonomous entity and specifically related to the Spin-Off; and

•	other adjustments described in the notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial statements have been prepared to include transaction accounting (including the impact of changes to Flex’s legal entity structure in anticipation of the Spin-Off), autonomous entity and management adjustments to reflect the financial condition and results of operations as if Spinco were a standalone entity. Transaction adjustments have been presented to show the impact and associated cost as a direct result of the legal separation from Flex, including the establishment of Spinco’s expected capital structure and funding at the time of Spin-Off, and the Tax Disaffiliation Agreement. Autonomous entity adjustments have been presented to show the impact of items such as the Transition Services Agreement, lease arrangements with third parties and Flex and certain incremental costs expected to be incurred as an autonomous entity. In addition, the unaudited pro forma combined financial statements include a presentation of management adjustments that management believes are necessary to provide an understanding of the pro forma effects of the separation and the Distribution. Actual future costs incurred may differ from these estimates.

The unaudited pro forma combined financial statements were prepared in accordance with Article 11 of Regulation S-X, as amended. The unaudited pro forma combined financial statements are subject to the assumptions and adjustments described in the accompanying notes. The Pro Forma Transactions are based on available information and assumptions we believe are reasonable; however, such adjustments are subject to change. A final determination regarding our capital structure has not yet been made, and the Distribution

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Agreement, Tax Disaffiliation Agreement, Transition Services Agreement, Employee Matters Agreement, and other transaction-related agreements have not been finalized. As such, the unaudited pro forma combined financial statements may be revised in future amendments to reflect the impact on our capital structure and the final form of those agreements, to the extent any such revisions would be deemed material.

The unaudited pro forma combined financial statements have been presented for informational purposes only. The unaudited pro forma information is not necessarily indicative of our results of operations or financial condition had the Spin-Off and the related transactions been completed on the dates assumed and should not be relied upon as a representation of our future performance or financial position as a separate public company. The historical combined financial statements have been derived from Flex’s historical accounting records and include certain corporate overhead and other shared costs which have been allocated to Spinco. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity that operated independently of Flex during the periods or at the dates presented. See Note 1, “Organization of the Company” and Note 12, “Related Party Transactions” to the combined financial statements included elsewhere in this information statement for further information on the allocation of corporate and other shared costs. The following unaudited pro forma combined financial statements should be read in conjunction with our historical audited combined financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of March 31, 2026 (in thousands)	Historical	Transaction Accounting Adjustments			Autonomous Entity Adjustments			Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$				$			$
Accounts receivable, net of allowance for credit losses
Contract assets
Inventories
Customer-controlled inventory
Other current assets

Total current assets
Property and equipment, net			(c	)
Operating lease right-of-use assets, net						(l	)
Goodwill
Intangible assets, net
Other non-current assets			(c), (f)

Total assets	$	$			$			$

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable
Accrued payroll and benefits			(b	)
Deferred revenue and customer working capital advances
Other current liabilities			(c	)		(l	)

Total current liabilities
Operating lease liabilities, non-current						(l	)
Other non-current liabilities			(c), (f)

Total liabilities
Equity
Common stock, par value $0.01			(a	)
Additional paid-in capital			(a), (d)
Net Parent Investment			(a), (b), (c), (f)
Accumulated other comprehensive income (loss)

Total equity

Total liabilities and equity	$	$			$			$

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Year Ended March 31, 2026 (in thousands, except share and per share data)	Historical	Transaction Accounting Adjustments			Autonomous Entity Adjustments			Pro Forma
Net sales	$					(i	)	$
Cost of sales			(b	)		(i	)
Gross profit
Selling, general and administrative expenses			(b	), (c)		(h), (j), (l), (m)
Intangible amortization
Operating income
Interest expense
Other charges (income), net

Income from operations before income taxes
Provision for (benefit from) income taxes			(e	)		(k	)

Net income	$	$			$			$

Pro forma earnings per share:
Basic									(g	)
Diluted									(g	)
Weighted average shares outstanding:
Basic									(g	)
Diluted									(g	)

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Transaction Accounting Adjustments

(a) Reflects the reclassification of Flex’s net investment in the Company, which was recorded in Net Parent investment, to additional paid-in capital and common stock to reflect the assumed issuance of     shares of our common stock at a par value of $0.0001 per share pursuant to the Distribution Agreement immediately prior to the Spin-Off. We have assumed the number of outstanding shares of our common stock based on the number of shares of Flex common stock outstanding on March 31, 2026, and an assumed distribution ratio of one share of our common stock for every     shares of Flex common stock. The actual number of shares issued will not be known until the record date for the Distribution. We expect 19.9% of our common stock will continue to be owned by Flex.

(b) Reflects adjustment for certain employee related liabilities and compensation expense for employees that have historically been shared with other Flex businesses and will be transferred to Spinco from Flex and Flex affiliates in connection with the Spin-Off. The table below provides further details on the addition of this compensation expense to the unaudited pro forma combined statements of operations for the year ended March 31, 2026:

(in millions)	For the Year Ended March 31, 2026
Cost of sales
Selling, general and administrative

(c) Reflects assets, liabilities and certain operations that will be transferred to us from Flex (Generally, the shared assets and liabilities to be transferred relate to corporate overhead including information technology, facilities, and certain operational support assets) or removal of assets and liabilities expected to be retained by Flex in the unaudited pro forma combined balance sheet as of March 31, 2026 and pro forma combined statements of operations for the year ended March 31, 2026.

(d) The additional paid-in capital adjustments are summarized below:

(in millions)	As of March 31, 2026
Net parent investment (a)
Spinco common stock issuance (a)
Net assets transferred to Spinco or retained by Flex (b), (c)
Deferred taxes (f)

Total adjustment

(e) Reflects the income tax impact of the transaction accounting pro forma adjustments for the year ended March 31, 2026. This adjustment was primarily calculated by applying the statutory tax rates in the respective jurisdictions to each of the pre-tax pro forma adjustments, adjusted for the impact of a reduction in foreign tax credit utilization.

(f) Reflects the deferred tax effects of the pro forma adjustments at the applicable statutory income tax rates, and an adjustment to derecognize deferred tax balances related to cost of sales that existed as a result of using the separate return method but will not exist in Spinco’s financial statements following the Spin-Off of $    million.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

(g) Pro forma basic and diluted earnings per share and pro forma weighted-average basic and diluted shares outstanding reflect the number of shares of Spinco common stock which are expected to be outstanding upon completion of the Spin-Off (see note (b) above). The actual dilutive effect following the completion of the Spin-Off will depend on various factors, including the impact of Flex and Spinco equity-based compensation arrangements. We cannot estimate the dilutive effects at this time.

Autonomous Entity Adjustments

(h) Reflects the effects of Transition Service Agreements the Company intends to enter into with Flex in connection with the Distribution whereby Flex will continue to provide the Company, and the Company will continue to provide Flex, functional support (predominately information technology and other infrastructure support). The TSA impact to net income was $    million for the year ended March 31, 2026.

(i) Reflects the impact of cross supply agreements expected to be executed in connection with the separation, pursuant to which Flex and Spinco will continue to supply finished goods to one another at contractually defined transfer prices. Under these arrangements, finished goods will be manufactured at certain historically commingled sites and sold to the counterparty entity at a markup, with the purchasing entity subsequently selling the finished goods to third-party customers. The cross supply pricing assumptions are based on management’s current estimates and are consistent with the expected terms of the definitive agreements. Actual results may differ from these estimates upon execution of the final agreements and commencement of standalone operations.

(j) Reflects additional charges from contracts with vendors, which are expected to be incurred in relation to the separation of Spinco as a standalone entity. These charges primarily relate to legal, audit and advisory fees, system implementation costs, business separation costs and other costs. These adjustments are comprised of estimated nonrecurring expenses of $    million for the year ended March 31, 2026. Actual charges that will be incurred could be different from these estimates and would depend on several factors, including the economic environment and strategic decisions made in areas following the Spin-off.

(k) Represents the tax impact of the autonomous entity pro forma adjustments for the year ended March 31, 2026.

(l) Reflects the net impact of lease arrangements with third parties and sublease arrangements with Flex for facilities that will be entered into prior to the Spin-Off. These adjustments record the operating right-of-use assets and related operating lease liabilities based on the estimated present value of the lease payments over the lease term. The income statement impact of this adjustment results in a net benefit of $    million for the year ended March 31, 2026.

(m) Reflects the impact of new compensation agreements for new and existing executives of Spinco. This adjustment of $    million for the year ended March 31, 2026, is primarily related to an increase in salary, bonus and stock-based compensation.

Management Adjustments

We elected to present management adjustments to the unaudited pro forma combined financial statements and included adjustments necessary for a fair statement of such information.

Following the Spin-Off, we expect to incur incremental costs as a stand-alone entity in certain of our corporate functions (e.g., IT, finance and legal, among others) as well as certain operational functions. We received the benefit of economies of scale as a business unit within Flex’s overall centralized model; however, in establishing these independent corporate and support functions, the expenses may be higher than the prior shared allocation.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

As a stand-alone public company, we expect to incur certain costs in addition to those incurred pursuant to the TSA as described in note (h) and other transaction and autonomous entity adjustments noted above. This includes costs resulting from:

•

One-time and non-recurring expenses associated with Spin-Off and stand-up of functions required to operate as a stand-alone public entity. These non-recurring costs predominantly relate to non-capitalizable system implementation costs as well as applicable employee-related costs, and other business separation-specific items; and

•

Recurring and ongoing costs required to operate new functions required for a public company, such as external reporting, internal audit, treasury, investor relations, board of directors and officers, stock administration, and expanding the services of existing functions such as information technology, finance, human resources, legal, tax, and insurance.

We estimate that we would have incurred approximately $    million of total expenses (including one-time expenses of approximately $    million and estimated recurring expenses of $    million) for the year ended March 31, 2026, if the Spin-Off had occurred on April 1, 2025. We expect to incur these costs beginning at Spin-Off, with one-time costs expected to be incurred over a period of twelve months post Spin-Off.

We estimated incremental costs by assessing the resources and associated one-time costs required for each function to stand up and operate Spinco as a standalone public company. This assessment was performed consistently across all functions resulting in certain functions having incremental costs and others having lower costs than the relevant corporate allocations included in the combined financial statements, reflecting anticipated efficiencies as well as certain dis-synergies from operating independently. Our forward-looking optimization initiatives are expected to enhance the operating efficiency of Spinco as a standalone public company.

The additional expenses have been estimated based on assumptions that our management believes are reasonable. However, actual additional costs that will be incurred could be different from the estimates and would depend on several factors, including the economic environment, results of contractual negotiations with third party vendors, ability to execute on proposed separation plans, and strategic decisions made in areas such as manufacturing, selling and marketing, IT, and infrastructure. In addition, adverse effects and limitations including those discussed in the section entitled “Risk Factors” to this document may impact actual costs incurred. We may also decide to increase or reduce resources or invest more heavily in certain areas in the future, which may differentiate the management adjustments even further from actual costs incurred in the future.

The management adjustments presented below are incremental to the autonomous entity pro forma adjustments. Management believes the presentation of these adjustments is necessary to enhance an understanding of the pro forma effects of the transaction. If we decide to increase or reduce resources or invest more heavily in certain areas in the future, that will be part of our future decisions and will not be included in the management adjustments below.

The tax effect has been determined by applying the applicable statutory tax rates to the aforementioned adjustments for the period presented. These management adjustments include forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements” for additional details.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

The table below sets forth the management adjustments for the year ended March 31, 2026.

(in millions, except per share amounts)	Net income (loss)	Basic and diluted earnings per share	Basic and diluted weighted average shares
Unaudited pro forma combined net income(1)
Management adjustments
Income tax expense (benefit)

Unaudited pro forma combined net income attributable to Spinco after Management adjustments

(1)	As shown in the unaudited pro forma combined statement of operations

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

BUSINESS

Our Company

Spinco is a global provider of power and cooling products and integrated rack-scale compute systems serving digital infrastructure and industrial applications. Through its critical power and electrical infrastructure portfolio, Spinco delivers electrification solutions that enable the efficient generation, distribution, and management of power. Deep expertise across critical power infrastructure, embedded and distributed power systems, power electronics, electrified architectures, advanced cooling, and rack-scale compute integration allows Spinco to deliver coordinated, system-level solutions designed to replace fragmented, multi-vendor approaches.

These integrated platforms support the scalable and reliable deployment of power-dense infrastructure across artificial intelligence and high-performance computing, cloud and service providers, industrial automation, edge computing, utilities, and modern data centers.

Spinco operates a proprietary, globally integrated platform, supported by advanced engineering, manufacturing, and service capabilities across the full power value chain. By integrating power, cooling, and compute at the system level, Spinco enables faster time-to-capacity, improved infrastructure reliability, and scalable performance as power densities and thermal complexity continue to increase. The company is well positioned to benefit from accelerating electrification and power-intensity trends while supporting customers’ energy-efficiency, power-optimization, and decarbonization objectives.

Spinco maintains a global footprint serving customers in 12 countries, with 17 manufacturing sites, 5 design, engineering and product introduction centers, and a workforce of approximately [●] employees, including contractors, as of March 31, 2026.

Spinco will be headquartered in Austin, Texas.

Industry Overview

The global digital infrastructure industry is experiencing significant growth driven by increasing demand for compute capacity and associated requirements for power delivery, cooling, and rapid infrastructure deployment. As cloud computing, high-performance computing, and artificial intelligence workloads expand, data center operators, hyperscalers, and colocation providers are investing in infrastructure capable of supporting significantly higher power density and thermal loads.

This growth is also increasing demand for utility-scale power infrastructure. New data center deployments require substantial grid capacity, substation buildouts, and expanded facility-level power distribution to support megawatt-scale deployments. As a result, power availability, interconnection timelines, and utility infrastructure have become critical factors in determining deployment speed and location. These dynamics are driving closer coordination between utility power, facility infrastructure, and rack-level architectures.

Data centers can be broadly categorized into the following primary types, each characterized by distinct requirements for power infrastructure, cooling and compute integration:

•

Cloud/Hyperscale: Large-scale facilities used to support cloud applications and AI workloads. This portion of the industry is growing rapidly as operators invest in high-density infrastructure and large-scale power capacity. Examples include Microsoft, Amazon Web Services, and Google Cloud.

•

Colocation / Multi-tenant: Facilities that provide shared infrastructure for customers to deploy compute equipment. Colocation operators are expanding capacity to support higher power densities and liquid-cooled deployments. Examples include Digital Realty, Equinix, and QTS.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

•

Neocloud: Providers delivering AI-optimized infrastructure as a service, typically focused on high-density deployments for training and inference workloads. Examples include CoreWeave, Nebius, and Lambda Labs.

•	Enterprise: On-premises data centers operated by large enterprises. Growth in this segment has generally been more modest but continues to require upgrades to support higher-density infrastructure.

The addressable market for digital infrastructure includes facility and rack-level power systems, embedded power electronics, advanced cooling technologies, and integrated infrastructure platforms. Industry forecasts suggest that global AI data center power requirements will increase by more than 150% by 2030, with hyperscale customers targeting 1+ megawatt racks and transitioning to higher-voltage power architectures. These trends are increasing the importance of coordinated power delivery, cooling, and rack-level integration.

The need for speed and scale is accelerating across all customer segments. As infrastructure requirements increase, customers are prioritizing rapid deployment, consistent architecture, and the ability to scale across multiple locations. Time to capacity, execution certainty, and deployment efficiency have become critical considerations. Prefabricated, factory-integrated, and modular infrastructure solutions are gaining adoption as customers seek to reduce on-site complexity and bring capacity online more quickly.

Higher power density is also driving changes in rack architecture and system integration. GPU-dense deployments require significantly more power per rack, advanced cooling approaches, and tighter coordination between power delivery and compute integration. These requirements increase system complexity and favor vendors capable of delivering coordinated infrastructure solutions.

The industry is also shaped by regionalization, supply chain resilience, and energy efficiency priorities. Data center operators are seeking localized manufacturing, modular deployment strategies, and more efficient power and cooling architectures to reduce lead times and manage operational risk. These factors influence vendor selection and long-term infrastructure planning.

These trends are accelerating demand for power-dense, modular infrastructure that can be deployed rapidly and scaled efficiently. As deployments grow in size and complexity, coordinated power delivery, cooling, and rack-level integration are becoming critical to bringing capacity online.

Our Segments and Geographic Revenues

We have aligned our businesses across two operating segments: Power Products and Cloud & Cooling. Net sales for fiscal year 2025 increased by 48%, or $1.6 billion, to $4.8 billion from the prior year. Net sales for our Cloud & Cooling segment increased $1.3 billion, or 58%, to $3.5 billion from the prior year, primarily driven by the Company’s largest customer scaling up storage infrastructure within data centers, in conjunction with increasing AI demand. Net sales for our Power Products segment increased $0.3 billion, or 26%, to $1.3 billion from the prior year, primarily driven by customers scaling up power capabilities and building data center infrastructure, in conjunction with increasing AI demand.

We have established an extensive network of manufacturing facilities in the world’s major markets (Asia, the Americas, and Europe) to serve both multinational and regional customers. For the fiscal year ended March 31, 2025, 69% of our net revenue was derived from customers in the Americas, 20% from customers in Europe, and 11% from customers in Asia. Our geographic revenue mix may fluctuate from period to period based on customer demand, product mix, and the timing of program ramps with key customers.

Our Competitive Strengths

We believe the following competitive strengths set Spinco’s business apart:

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Power-Anchored Integrated Architecture: We provide integrated infrastructure solutions built around power delivery and management, spanning utility and facility power infrastructure, embedded rack and chip-level power systems, advanced liquid cooling, and rack-scale compute integration. This architecture allows us to coordinate power, cooling, and compute at the system level rather than delivering discrete components. We believe this approach reduces integration complexity, improves performance, and supports reliable operation in high-density deployments.

Speed and Time-to-Capacity: Our solutions are designed for rapid deployment and scalable expansion. By integrating power, cooling, and compute in factory environments, we deliver pre-engineered and pre-tested modules that can reduce on-site integration requirements. This approach enables customers to bring capacity online more quickly, improve deployment consistency, and scale infrastructure across multiple locations.

Product and System Integration Capabilities: We combine internally developed power and cooling technologies with system-level integration capabilities. Our offerings include facility and rack-level power systems, embedded power electronics, liquid cooling technologies, prefabricated power infrastructure, and rack-scale integration. These capabilities allow us to deliver coordinated infrastructure platforms that span multiple layers of deployment, from facility power to rack-level integration.

Engineering and Innovation Capabilities: Our engineering capabilities span power delivery, cooling, and rack-scale integration. Our portfolio includes technologies such as a UL-certified capacitive energy storage system (CESS) for fast backup power and microjet liquid cooling technology obtained through the acquisition of JetCool, designed to support high-power chip cooling. We also offer modular rack-level cooling distribution units and prefabricated power skids. We invest in research and development to support evolving power density and cooling requirements.

Global Footprint and Regional Reach: Spinco operates a global manufacturing footprint supporting production and assembly in proximity to customer deployments. Our global presence includes engineering, manufacturing, operations, sales, and service locations across 12 countries. This geographic footprint enables localized sourcing, diversified supply chains, and operational flexibility. Our regional capabilities support timely delivery, on-site support, and alignment with local requirements.

Customer Relationships and Program Execution: We maintain relationships with leading cloud service providers, colocation operators, and technology OEMs. Our customer engagement model emphasizes early collaboration and, in certain cases, co-development. Our engineering and manufacturing teams work closely with customers to support scalable deployments, multi-year programs, and evolving infrastructure requirements.

Our Strategy

Our strategy is focused on expanding our power-anchored integrated infrastructure capabilities, accelerating deployment speed for customers, and scaling our global engineering and manufacturing capabilities. We aim to pursue above-market growth by expanding our portfolio across power, cooling, and rack-scale integration, deepening strategic customer relationships, and improving operational execution.

Expand and Differentiate Our Integrated Platform: We continue to invest in technologies spanning utility and facility power infrastructure, embedded rack and chip-level power systems, advanced liquid cooling, and rack-scale compute integration. Our architecture is designed to integrate these capabilities into coordinated infrastructure platforms that support higher power density and rapid deployment. By expanding our portfolio across these areas, we aim to deliver more complete solutions, reduce integration complexity, and increase our participation in customer deployments.

Enable Faster Deployment and Time to Capacity: Customers are increasingly prioritizing speed, consistency, and scalability in infrastructure deployment. Our strategy focuses on delivering factory-integrated, pre-engineered

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

modules that combine power delivery, cooling, and rack-scale integration. We believe this approach reduces on-site complexity, shortens deployment timelines, and enables customers to scale capacity across multiple locations. We continue to enhance our modular designs, testing capabilities, and manufacturing processes to support rapid deployment and repeatable execution.

Deepen Strategic Customer Relationships: We partner with hyperscalers, colocation providers, silicon vendors, OEMs, and utilities to develop infrastructure platforms aligned with evolving requirements. Our engagement model emphasizes early collaboration, co-development, and long-term program execution. By expanding our participation across utility power, facility infrastructure, embedded power, cooling, and rack-scale integration, we aim to deepen customer relationships and increase content per deployment.

Advance Power Density and Cooling Technologies: We are focused on advancing technologies that support increasing power density and thermal requirements. Our strategy includes continued development of high-capacity power delivery architectures, advanced liquid cooling technologies, and rack-level integration capabilities. We also invest in monitoring, control, and system coordination capabilities to support reliable operation in high-density deployments. These efforts are intended to expand our role in next-generation infrastructure architectures.

Scale Global Operations and Regional Manufacturing: We leverage our global engineering and manufacturing footprint to support regional deployment and consistent execution. Our strategy includes expanding capacity, enhancing automation, and improving manufacturing efficiency across our sites. We continue to invest in regionalized production, advanced manufacturing processes, and integrated testing capabilities to support deployment speed, supply chain resilience, and cost competitiveness.

Pursue Strategic Acquisitions: We selectively pursue acquisitions that expand our power, cooling, and integration capabilities. Recent acquisitions include JetCool Technologies Inc., which expanded our direct-to-chip liquid cooling capabilities, and Crown Technical Systems, which strengthened our critical power and utility infrastructure offerings. We intend to continue evaluating opportunities that enhance our technology portfolio, expand solution scope, and support growth in integrated infrastructure platforms.

Our Portfolio and Reported Segments

Spinco provides integrated infrastructure platforms built around power delivery, cooling, and rack-scale integration for high-density computing and industrial environments. Our solutions span utility and facility power infrastructure, embedded rack and chip-level power systems, advanced liquid cooling, and rack-scale compute integration. These capabilities are designed to work together as coordinated systems that support power-dense deployments and rapid infrastructure expansion.

We will report our operations in two segments: Power Products and Cloud & Cooling. For each segment, we provide engineered products, services, and solutions through direct sales to hyperscalers, colocation providers, OEMs, and other infrastructure customers.

Our Power Products segment is comprised of Critical Power and Embedded Power. These offerings address utility and facility-level power intake and distribution, as well as rack- and board-level power delivery. This segment also supports grid modernization and related power infrastructure applications.

Our Cloud & Cooling segment includes IT Hardware and Cooling. This segment provides rack-scale integration and advanced liquid cooling solutions designed to support high-density deployments. These offerings are frequently deployed in combination with our power infrastructure to deliver coordinated system-level solutions.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

The following table summarizes our key capabilities and their role in supporting data center infrastructure.

Segment	Key Capabilities	Role in Data Center
Power Products	Power distribution units, backup power, power shelves, energy storage systems, power modules, voltage regulator modules, and vertical power delivery technologies	Facility-level power intake and distribution and high-efficiency rack and board-level power delivery; resilient infrastructure for megawatt-class deployments and optimized for dense AI compute environments
Cloud & Cooling	Integrated racks and servers, networking integration, advanced compute hardware, and liquid cooling systems (cold plates, coolant distribution units (CDUs)), and hybrid cooling	Turnkey compute and cooling solutions; enables rapid deployment and reliable operation of high-density workloads

See Note 11 to our combined financial statements for segment and geographic information.

Customer Concentration and Relationship Management

We sell to a concentrated set of large cloud, colocation, and silicon technology customers. Our two largest customers during fiscal years 2025 and 2024 accounted for 66% and 60% of net sales, respectively. Our array of customers that we serve are focused on the development of data centers and we are concentrated on the largest participants in that space.

We generally operate under master supply agreements that establish the framework for our relationships but typically do not include minimum purchase commitments or fixed pricing. We bid and are awarded business on a program-by-program basis, and customers typically issue purchase orders and rolling forecasts that may be cancellable or reschedulable under applicable terms. Many agreements provide for non-cancelable/non-returnable (NCNR) terms or other inventory liability coverage, and in certain cases we obtain customer deposits. See “Risk Factors—Customer and Revenue Risks” and Note 2 to our combined financial statements for significant customer information, as well as “MD&A—Liquidity and Capital Resources.”

Supply Chain Management

We rely on a global network of suppliers for key components. To mitigate risks from items sourced from limited suppliers, component allocation, supply constraints, and price volatility, we use various strategies including qualifying alternative components where practicable, holding safety stock, and, in some cases, securing customer deposits or other inventory liability coverage. Certain components, including high-power semiconductors, may be subject to allocation, which could impact delivery schedules and margins. See “Risk Factors-Supply Chain, Technology, and Operational Risks.”

Working Capital Practices

We generally procure materials against customer purchase orders and forecasts and calibrate inventory to supplier lead times and program ramps. Where appropriate, we obtain customer deposits or NCNR commitments or other inventory liability coverage. Customer orders may be cancellable or reschedulable under applicable contract terms, which can affect inventory levels and cash flows. Payment terms with customers and suppliers vary by program and region. See “MD&A—Liquidity and Capital Resources” for additional information.

Seasonality

Our business is not materially impacted by seasonality.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Intellectual Property

Our intellectual property—including patents, trademarks, copyrights, and unregistered proprietary technology (such as trade secrets, business processes, confidential information and know-how)—supports our product development, manufacturing, and services offerings. Our strategy includes filing patent applications, globally for proprietary new products, applications and manufacturing technology where appropriate, unless we determine to protect such products, applications or technology (or portions of them) through trade secrets or confidentiality restrictions rather than patents, taking into consideration the nature of the products, applications and technologies at issue, as well as the nature of the protections afforded by patents and trade secrets in applicable jurisdictions.

Customers of our design and manufacturing services typically grant us a license to their technology for use in providing design and manufacturing services for their products. These licenses are generally non-exclusive, are typically provided without charge, and terminate upon a material breach of the agreement or conclusion of the related program. We also have certain strategic collaborations and cross-license arrangements with certain third parties. These agreements may grant each party access to the other’s relevant intellectual property to enable commercialization of the developed solution, and may include customary provisions related to ownership or licensing of developed intellectual property, usage restrictions, and indemnification or defense obligations.

Although certain proprietary intellectual property rights are important to our company’s success, we do not believe that we are materially dependent on any particular patent, trademark, license or group of related patents, trademarks, or licenses. We seek to identify and protect our intellectual property, including our trade secrets and other confidential and proprietary information, through internal and external controls, including policies, procedures, and contractual protections including confidentiality agreements with our employees and third parties and through a combination of patents, trademarks, and other legal and contractual rights.

Although we take steps to protect our trade secrets, confidential information and other intellectual property, we cannot assure that misappropriation will not occur. Moreover, although we believe that our intellectual property assets and licenses are sufficient for the operation of our business as we currently conduct it, from time to time third parties may assert patent or other intellectual property infringement claims against us or our commercial partners and, in some cases, we may have liability exposure related to such assertions even if directed against our commercial partners. Intellectual property disputes can be costly and time-consuming and, if resolved adversely, could require us to obtain licenses on unfavorable terms, pay damages, or modify or cease offerings. For additional information, see “Risk Factors—Inadequate protection of our intellectual property and exposure to third-party intellectual property claims could adversely affect our business and results of operations.”

Human Capital

Our business depends on a skilled and engaged global workforce. As of March 31, 2026, we employed approximately [●] employees including our contractor workforce. As of March 31, 2026, approximately [●] were located in the Americas; [●] were located in Asia; and [●] were located in Europe.

We focus on attracting, developing, and retaining talent and providing opportunities for career growth. We offer a broad range of training, mentoring, and career advancement opportunities, and support employees in developing individualized development plans, identifying goals, and pursuing them. We also conduct regular talent and performance reviews to support development and succession planning. We provide market-informed compensation and benefits, including base pay, bonuses, equity awards, and employee benefits, which we benchmark to relevant labor markets.

We maintain programs intended to support employee well-being, including physical, mental, financial, and social health. We seek to provide a safe and healthy workplace and comply with applicable occupational health and safety requirements. We maintain environmental, health, and safety management processes, conduct regular training and audits, track safety performance metrics, and implement corrective actions as appropriate.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Competitive Landscape

We operate in highly competitive global markets spanning power infrastructure, cooling technologies, and integrated rack-scale systems. We compete with providers of facility and rack-level power infrastructure, integrated infrastructure platforms, and manufacturing and system integration services.

These competitors include global providers of critical power and cooling infrastructure such as Vertiv Holdings Co., Eaton Corporation plc, and Schneider Electric SE; suppliers of embedded and rack-level power solutions such as Delta Electronics, Inc. and Lite-On Technology Corporation; and electronics manufacturing services providers and original design manufacturers that support hyperscale customers, including Celestica Inc., Jabil Inc., and Foxconn.

Competition varies by program and solution scope. In power infrastructure and cooling deployments, we compete with providers of facility-level and rack-level power and thermal solutions. In integrated rack-scale systems and coordinated deployments, we compete with EMS providers, ODMs, and vertically integrated suppliers. Customers frequently use competitive bidding and multi-sourcing strategies, and some hyperscale customers have expanded internal manufacturing capabilities, which can affect outsourcing opportunities.

We compete on a broad range of factors, including product performance and reliability; engineering and system design capabilities; ability to integrate power, cooling, and compute; manufacturing quality and yield; time to capacity; total landed cost; global footprint and proximity to customers; new product introduction and ramp capabilities; supply chain management; and after-market and lifecycle services. The relative importance of these factors varies by customer and by program.

The competitive landscape is dynamic and influenced by increasing power density, liquid cooling adoption, and compressed deployment timelines. These trends are driving demand for coordinated infrastructure solutions and are reshaping competition across traditional power infrastructure providers, cooling suppliers, and system integration vendors.

Properties

Spinco’s portfolio of owned and leased properties, including manufacturing facilities, design, engineering and product introduction centers, research and development centers, and administrative offices, provides the physical infrastructure necessary to support our global operations. Our principal facilities are strategically located to optimize production, logistics, and customer access. Our corporate headquarters will be located in Austin, Texas in a facility that we lease.

Our global footprint includes facilities that support our business. Recent facility investments include:

•

North America: A new facility in Dallas, Texas, dedicated to data center integration and power systems production. This site boosts capacity for grid-to-chip power infrastructure, including power pods, distribution units, and switchgear, and serves as a hub for modular production and faster deployment across the U.S.

•

Europe: Expanded critical power capacity with new sites in Poland and Ireland. These facilities support regional demand and enhance our ability to deliver localized solutions for European data center customers.

•	Asia and Rest of World: We maintain design and engineering centers in Singapore and Taiwan that support product development and serve customers in regional markets.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

These facilities support our strategy to regionalize production and serve customers in key markets. As of the date of this information statement, the square footage of our manufacturing facilities by region is as follows:

Approximate Square Footage (In millions)
Americas	[●]
Europe	[●]
Asia	[●]

Total	[●]

We believe our facilities are well-maintained and suitable for our current operational needs, with capacity for expected near-term growth.

Regulatory Considerations

We design, manufacture, integrate, and deploy power and infrastructure solutions. As a global provider, our operations are influenced by a broad range of evolving laws and regulations, including trade and export controls (including sanctions), anti-corruption, employment, and data privacy and cybersecurity. We maintain compliance programs and quality management systems intended to address these requirements; however, new, modified or more stringent rules, changes in enforcement, or customer-specific standards can increase costs, require process or supply-chain changes, delay programs, or otherwise adversely affect our operations.

In addition, regulatory developments affecting our customers and their facility providers-such as data center siting and permitting, energy-efficiency and usage, waste heat reuse and emissions rules, telecommunications and connectivity requirements, and AI-related frameworks-may impact site readiness, delivery timelines, and demand for our solutions. We monitor legal changes across jurisdictions and work with customers, suppliers, and logistics partners to support compliance, but cannot predict the scope, timing, or impact of future requirements, and any failure to comply could have a material adverse effect on our business, results of operations, financial condition, and competitive position. See the section entitled “Risk Factors—Legal and Regulatory Risks” for a more detailed description of the regulatory risks we face.

Environmental and Other Legal Proceedings

We are subject to a variety of extensive and changing federal, state, local and international environmental, health and safety, product safety and stewardship, and producer responsibility laws and regulations, including those concerning, among other things, the health and safety of our employees, the generation, use, storage, transportation, discharge and disposal of certain materials (including chemicals and hazardous materials) used in or derived from our operations, the investigation and remediation of contaminated sites, and climate change and other sustainability-related matters. We have implemented processes and procedures aimed to ensure that our operations comply with all applicable laws and regulations. Environmental legislation also occurs at the product level. We work with our customers in connection with compliance with applicable product-level environmental legislation in the jurisdictions where products are manufactured and/or offered for use and sale by our customers.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section should be read in conjunction with the audited combined financial statements and related notes, included in this information statement, as well as the information contained in the sections of this information statement titled “Unaudited Pro Forma Combined Financial Information.” This section contains forward-looking statements. See the sections of this information statement titled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements that could cause future results to differ materially from those reflected in this section. The financial information discussed below and included in this information statement may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been a standalone company during the periods presented or what our financial condition, results of operations and cash flows may be in the future.

OVERVIEW

Spinco is a global provider of power and cooling products and integrated rack-scale compute systems serving digital infrastructure and industrial applications. Through its critical power and electrical infrastructure portfolio, Spinco delivers electrification solutions that enable the efficient generation, distribution, and management of power. Deep expertise across critical power infrastructure, embedded and distributed power systems, power electronics, electrified architectures, advanced cooling, and rack-scale compute integration allows Spinco to deliver coordinated, system-level solutions designed to replace fragmented, multi-vendor approaches. As of March 31, 2025, Spinco reports its financial performance based on two operating and reportable segments as follows:

(i) Power Products is comprised of Critical Power and Embedded Power. These offerings address utility and facility-level power intake and distribution, as well as rack- and board-level power delivery. This segment supports grid modernization and related power infrastructure applications.

(ii) Cloud & Cooling includes IT Hardware and Cooling. This segment provides rack-scale integration and advanced liquid cooling solutions designed to support high-density deployments.

Spinco operates a proprietary, globally integrated platform, supported by advanced engineering, manufacturing, and service capabilities across the fully power value chain.

By integrating power, cooling, and compute as the system level, Spinco enables faster time-to-capacity, improved infrastructure reliability, and scalable performance as power densities and thermal complexity continues to increase. The Company is well positioned to benefit from accelerating electrification and power-intensity trends while supporting customers’ energy-efficiency, power-optimization, and decarbonization objectives.

We are continuously evaluating our capital structure in response to the current environment and expect that our current financial condition, including our liquidity sources are adequate to fund future commitments and growth. See additional discussion in the “Liquidity and Capital Resources” section below.

Spin-Off from Flex

Flex plans to separate into two standalone, publicly traded companies. Flex has determined to implement this separation through the Spin-Off of Flex’s Cloud & Power Infrastructure business to its shareholders. Flex intends to effect the Spin-Off pursuant to an internal reorganization followed by a pro rata distribution of at least 80.1% of the shares of our common stock held by Flex to holders of Flex ordinary shares. Completion of the Spin-Off is subject to certain conditions which are described more fully under “The Separation and Distribution.”

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Relationship with Flex

The combined financial statements included in this information statement are derived from Flex’s historical accounting records and presented on a standalone basis as if Spinco’s operations had been conducted independently from Flex. The combined financial statements are prepared in accordance with GAAP and Flex’s historical accounting policies by aggregating financial information from the components of Spinco’s and Flex’s accounting records directly attributable to Spinco.

The combined financial statements include all revenues and costs directly attributable to the Spinco business and an allocation of expenses related to certain Flex corporate functions. When direct usage was identifiable, costs were allocated based on usage; otherwise, costs were primarily allocated on a basis of revenue, headcount, square footage, utilization, or value added margin. Spinco and Flex consider these allocations to be a reasonable reflection of the utilization of services or the benefits received. However, the allocations may not be indicative of the actual expense that would have been incurred had Spinco operated as an independent, standalone entity, nor are they indicative of future expenses of Spinco.

In connection with the Spin-Off, we intend to enter into the Separation Agreement and certain other agreements with Flex, including a Transition Services Agreement, a Tax Matters Agreement, and Employee Matters Agreement, an Intellectual Property Matters Agreement, Real Estate-Related Agreements, Other Confidentiality-Related and Commercial Agreements, and Other Agreements, as described in “Certain Relationships and Related Transactions.” We generally expect to be able to utilize Flex’s services for a transitional period following the Spin-Off before we replace these services over time with services supplied either internally or by third parties. The expenses for the services may vary from the historical costs directly billed and allocated to us for the same services.

We expect to incur certain costs in connection with our establishment as a standalone public company. These one-time and non-recurring separation costs primarily relate to employee-related costs such as recruitment expenses, costs to establish certain standalone functions and information technology systems, professional services fees, and other separation-related costs during our transition to being a stand-alone public company. Except as otherwise set forth in the Separation Agreement, any such costs incurred prior to the completion of the Spin-Off will be borne by Flex, and any such costs incurred from and after the completion of the Spin-Off will be borne by the applicable party incurring such costs.

Update on Component Shortages and Logistical Constraints on our Business

Component shortages experienced in the recent past have largely subsided; however, logistical constraints persist which have increased freight costs. We continue to monitor potential supply chain disruptions, as a result of emerging and evolving geopolitical tensions and tariff implementations. Refer to “Risk Factors—Constrained supply and dependence on single- or limited-source components may elongate lead times, increase costs, and create misalignment with customer obligations” and “- Global economic conditions, including inflationary pressures, currency volatility, trade conflicts, geopolitical uncertainty, and instability in financial markets, may adversely affect our business, financial condition, results of operations, and access to capital.”

Tariffs

The U.S. tariffs imposed or proposed in recent periods, which continue to evolve as a result of changes in trade policy and related legal developments, and other countries’ potential retaliatory tariffs and import/export restrictions, may materially increase our product input costs and negatively affect global economic conditions contracting customer demand. As a manufacturer, we seek to recover the cost of tariffs by passing tariff costs to our customers which would increase net sales, decrease operating income margins, and negatively affect operating cash flow timing. To the extent we are unsuccessful in passing tariff costs to our customers, our results of operations and cash flows would be negatively impacted. We will continue to monitor changes in global trade

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

policy and employ measures to mitigate the impact of tariffs and leverage competitive opportunities. However, despite these efforts, we may not be able to fully mitigate the impact of changes in trade policies or an economic downturn. See “Risk Factors—Global economic conditions, including inflationary pressures, currency volatility, trade conflicts, geopolitical uncertainty, and instability in financial markets, may adversely affect our business, financial condition, results of operations, and access to capital.”

Business Overview

We are a global provider of high-density power systems, advanced cooling solutions, and integrated infrastructure services, with revenues of $4.8 billion in the fiscal year ended March 31, 2025. We have an extensive network of manufacturing facilities in the world’s major markets (Asia, the Americas, and Europe) to serve the data center deployment needs of both multinational and regional customers. We design, build, ship, and service products for our customers through a network of 22 facilities in 12 countries across four continents. As of March 31, 2025, our total manufacturing capacity was [●] million square feet. The following tables set forth the relative percentages and dollar amounts of net sales by region and by country, and net property and equipment, by country, based on the location of our manufacturing sites (amounts may not sum due to rounding):

	Fiscal Year Ended March 31,
	2025		2024
	(In millions)
Net sales by region:
Americas	$3,335	69%	$2,055	63%
Europe	941	20%	710	22%
Asia	523	11%	479	15%

	$4,799		$3,244

Net sales by country:
Mexico	$1,790	37%	$720	22%
U.S.	1,537	32%	1,331	41%
UK	353	7%	288	9%
Israel	347	7%	289	9%
Malaysia	298	6%	177	5%
China	219	5%	290	9%
Other	255	6%	149	5%

	$4,799		$3,244

	As of March 31,
	2025
	(In millions)
Property and equipment, net:
Mexico	$112	46%
Malaysia	67	27%
China	19	8%
Poland	15	6%
U.S.	6	2%
Other	27	11%

	$246

We believe that the combination of our extensive open innovation platform solutions, design and engineering services, significant scale and global presence, and manufacturing campuses, including many in low-cost geographic areas provide us with a competitive advantage and strong differentiation in the market for designing,

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

manufacturing and servicing data center products for leading multinational and regional customers. Specifically, we help customers reduce handoffs between power, cooling, and IT teams and improve reliability for high-density workloads.

Our operating results are affected by a number of factors, including the following:

•	global economic conditions, including inflationary pressures, currency volatility, trade conflicts, and geopolitical uncertainty and instability in financial markets;

•	the mix of products and services we are providing to customers and the evolution of the data center landscape;

•	our ability to achieve commercially viable products and services demanded by our customers;

•	our concentration among a limited number of customers;

•	the effects on our business due to the quickly evolving infrastructure for data centers, with certain products encountering shortened lifecycles;

•	evolving regulations relating to energy, utilities, and data center development;

•

the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations;

•	the impacts on our business due to component shortages, disruptions in transportation or other supply chain related constraints;

•	integration of acquired businesses and facilities;

•	increased labor costs due to adverse labor conditions in the markets we operate;

•	fluctuations in foreign currency exchange rates;

•	changes in tax legislation;

•	changes in trade regulations and treaties; and

•	exposure to infectious disease, epidemics and pandemics on our business operations in geographic locations impacted by an outbreak and on the business operations of our customers and suppliers.

We also are subject to other risks as outlined in “Risk Factors.”

Net sales for fiscal year 2025 increased by 48%, or $1.6 billion, to $4.8 billion from the prior year. Net sales for our Cloud & Cooling segment increased $1.3 billion, or 58%, from the prior year, primarily driven by the Company’s largest customer scaling up storage infrastructure within data centers, in conjunction with increasing AI demand. Net sales for our Power Products segment increased $0.3 billion, or 26%, to $1.3 billion from the prior year, primarily driven by customers scaling up power capabilities and building data center infrastructure, in conjunction with increasing AI demand. Our fiscal year 2025 gross profit totaled $0.6 billion, representing an increase of $0.2 billion, or 55%, from the prior year. Our fiscal year 2025 net income totaled $0.3 billion, representing an increase of $0.1 billion, or 76%, compared to fiscal year 2024, due to the factors explained above net of a $0.1 billion provision for income taxes in fiscal year 2025.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Due to global economic conditions, including the impact of ongoing trade conflicts and tariffs,

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

and geopolitical conflicts, there has been and we expect there will continue to be uncertainty and disruption in the global economy and financial markets. We have made estimates and assumptions taking into consideration certain possible impacts due to the foregoing factors. These estimates may change, as new events occur, and additional information is obtained. Actual results may differ from previously estimated amounts, and such differences may be material to the combined financial statements. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period they occur.

We believe the following critical accounting estimates affect our more significant judgments and estimates used in the preparation of our combined financial statements. For further discussion of our significant accounting policies, refer to note 2, “Summary of Accounting Policies,” in the notes to the combined financial statements for further details.

Revenue Recognition

In determining the appropriate amount of revenue to recognize, the Company applies the following steps: (i) identifies the contracts with the customers; (ii) identifies performance obligations in the contracts; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations per the contracts; and (v) recognizes revenue when (or as) the Company satisfies a performance obligation. Further, the Company assesses whether control of the products or services promised under the contract is transferred to the customer at a point in time (“PIT”) or over time (“OT”). The Company is first required to evaluate whether its contracts meet the criteria for OT recognition. For certain contracts the Company has determined that for a portion of its contracts the Company is manufacturing products for which there is no alternative use (due to the unique nature of the customer-specific product and intellectual property restrictions) and the Company has an enforceable right to payment including a reasonable profit for work-in-progress inventory with respect to these contracts. For certain other contracts, the Company’s performance creates and enhances an asset that the customer controls as the Company performs under the contract. As a result, revenue is recognized under these contracts OT based on the cost-to-cost method as it best depicts the transfer of control to the customer measured based on the ratio of costs incurred to date as compared to the total estimated costs at completion of the performance obligation. For all other contracts that do not meet these criteria, the Company recognizes revenue when it has transferred control of the related manufactured products which generally occurs upon delivery and passage of title to the customer. Service contract revenue is recognized on an over time basis using the output method. Certain of the Company’s customer contracts involve purchasing raw materials from customers or acting as an agent for the sale of certain customer products. In customer buy-sell activities, the Company procures components from a customer to use in manufacturing and/or to provide services such as assembly, transformation, and integration. Later, it sells the finished product back to that customer or its end customers. Finished goods billings related to these products are net of the value of the components procured from the customer. Refer to note 4, “Revenue,” in the notes to the combined financial statements for further details.

Customer Contracts and Related Obligations

Certain of our customer agreements include potential price adjustments which may result in variable consideration. These price adjustments include, but are not limited to, sharing of cost savings, committed price reductions, purchase price variances earned over the period that are contractually required to be paid to the customers, rebates, refunds tied to performance metrics such as on-time delivery, and other periodic pricing resets that may be refundable to customers. The Company estimates the variable consideration related to these price adjustments as part of the total transaction price and recognizes revenue in accordance with the pattern applicable to the performance obligation, subject to a constraint. The Company constrains the amount of revenues recognized for these contractual provisions based on our best estimate of the amount which will not result in a significant reversal of revenue in a future period. The Company determines the amounts to be recognized based on the amount of potential refunds required by the contract, historical experience and other surrounding facts and circumstances. Often these obligations are settled with the customer in a period after shipment through various methods which include reduction of prices for future purchases, issuance of a payment

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

to the customer, or issuance of a credit note applied against the customer’s accounts receivable balance. In many instances, the agreement is silent on the settlement mechanism. Any difference between the amount accrued for potential refunds and the actual amount agreed to with the customer is recorded as an increase or decrease in revenue. Refer to note 4, “Revenue,” in the notes to the combined financial statements for further details.

Inventory Valuation

Our inventories are stated at the lower of cost (on a first-in, first-out basis) or net realizable value. Our industry is characterized by rapid technological change, short-term customer commitments and rapid changes in demand. We purchase our inventory based on forecasted demand and anticipated component shortages, and we estimate write downs for excess and obsolete inventory based on our regular reviews of inventory quantities on hand, and the latest forecasts of product demand and production requirements from our customers. If actual market conditions or our customers’ product demands are less favorable than those projected, additional write downs may be required. In addition, unanticipated changes in the liquidity or financial position of our customers and/or changes in economic conditions may require additional write downs for inventories due to our customers’ inability to fulfill their contractual obligations with regard to inventory procured to fulfill customer demand.

Carrying Value of Long-Lived Assets

We review property and equipment and acquired amortizable intangible assets for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable. An impairment loss is recognized when the carrying amount of the asset group exceeds its fair value. Recoverability of property and equipment and acquired amortizable intangible assets are measured by comparing their carrying amount to the projected cash flows the assets are expected to generate. If such asset groups are determined to be impaired, the impairment loss recognized, if any, is the amount by which the carrying amount of the property and equipment and acquired amortizable intangible assets exceeds fair value. Our judgments regarding projected cash flows for an extended period of time and the fair value of assets may be impacted by changes in market conditions, the general business environment and other factors including geopolitical conflicts, which remain highly uncertain and unpredictable. If our actual results relating to cash flows and fair value of assets are not consistent with our estimates and assumptions, it could result in material impairment charges in the future.

Business Combinations

In business combinations, the fair value of the net assets acquired and the results of the acquired businesses are included in the Company’s combined financial statements from the acquisition dates forward. The Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and results of operations during the reporting period. Estimates are used in accounting for, among other things, the fair value of acquired net operating assets, property and equipment, intangible assets and related deferred tax balances, useful lives of plant and equipment and amortizable lives for acquired intangible assets. Any excess of the purchase consideration over the fair value of the identified assets and liabilities acquired is recognized as goodwill and if the fair value of assets acquired and liabilities assumed exceeds the purchase consideration a gain on bargain purchase is recognized.

The Company estimates the preliminary fair value of acquired assets and liabilities as of the date of acquisition based on information available at that time. Contingent consideration is recorded at fair value as of the date of the acquisition with subsequent adjustments recorded in earnings. The valuation of acquired assets and liabilities is subject to further management review and may change between the preliminary allocation and end of the one-year purchase price allocation period. Refer to note 10, “Business Acquisitions,” in the notes to the combined financial statements for further details on our acquisitions.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Goodwill

Goodwill is tested for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. Recoverability of goodwill is measured at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit, which is measured based upon, among other factors, market multiples for comparable companies as well as a discounted cash flow analysis. These approaches use significant unobservable inputs, or Level 3 inputs, as defined by the fair value hierarchy and require us to make various judgmental assumptions about sales, operating margins, growth rates and discount rates which consider our budgets, business plans and economic projections, and are believed to reflect market participant views. Some of the inherent estimates and assumptions used in determining fair value of the reporting units are outside the control of management, including interest rates, cost of capital, tax rates, market EBITDA comparables and credit ratings. While we believe we have made reasonable estimates and assumptions to calculate the fair value of the reporting units, it is possible a material change could occur. If our actual results are not consistent with our estimates and assumptions used to calculate fair value, it could result in material impairments of our goodwill. Refer to note 2, “Summary of Accounting Policies,” in the notes to the combined financial statements for further details on our goodwill.

Income Taxes

Our deferred income tax assets represent temporary differences between the carrying amount and the tax basis of existing assets and liabilities, which will result in deductible amounts in future years, including net operating loss carry forwards. Based on estimates, the carrying value of our net deferred tax assets assumes that it is more likely than not that we will be able to generate sufficient future taxable income in certain tax jurisdictions to realize these deferred income tax assets. Our judgments regarding future profitability may change due to future market conditions, changes in U.S. or international tax laws and other factors. If these estimates and related assumptions change in the future, we may be required to increase or decrease our valuation allowance against deferred tax assets previously recognized, resulting in additional or lesser income tax expense.

We are regularly subject to tax return audits and examinations by various taxing jurisdictions around the world, and there can be no assurance that the final determination of any tax examinations will not be materially different than that which is reflected in our income tax provisions and accruals. Should additional taxes be assessed as a result of a current or future examination, there could be a material adverse effect on our tax position, operating results, financial position and cash flows. Refer to note 9, “Income Taxes,” in the notes to the combined financial statements for further discussion of our tax position.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, certain statements of operations data expressed as a percentage of net sales (amounts may not sum due to rounding). The financial information and the discussion below should be read in conjunction with the combined financial statements and notes thereto.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

The data below, and discussion that follows, represents our results from operations, and relative percentages.

	Fiscal Year Ended March 31,
	2025	2024
Net sales	100.0%	100.0%
Cost of sales	87.0%	87.6%

Gross profit	13.0%	12.4%
Selling, general and administrative expenses	3.8%	3.8%
Intangible amortization	0.8%	1.0%

Operating income	8.4%	7.6%
Interest expense	0.1%	0.1%
Other charges (income), net	0.2%	—%

Income before income taxes	8.1%	7.5%
Provision for income taxes	1.4%	1.9%

Net income	6.7%	5.6%

Net sales

The following table sets forth our net sales by segment, and their relative percentages:

	Fiscal Year Ended March 31,
	2025		2024
	(In millions)
Net sales:
Cloud & Cooling	3,508	73%	2,222	68%
Power Products	1,291	27%	1,022	32%

	$4,799		$3,244

Net sales for fiscal year 2025 increased by $1.6 billion, or 48%, to $4.8 billion from the prior year. Net sales for our Cloud & Cooling segment rose $1.3 billion, or 58%, from $2.2 billion in fiscal year 2024 to $3.5 billion in fiscal year 2025 due to strong data center demand for integrated server racks and enclosures, largely related to increasing AI demand. In addition, the Cloud & Cooling business benefitted from a $0.8 billion increase in customer buy-sell activity to $1.6 billion in fiscal year 2025, which increases gross profit, but is accounted for as a reduction of the transaction price, and therefore, excluded from net sales. Net sales in the Power Products segment increased by $0.3 billion, or 26%, with strong growth in both Critical and Embedded Power due to increasing data center demand for facility and server rack power requirements.

Net sales for the fiscal year ended March 31, 2025 increased from $2.1 billion to $3.3 billion in the Americas, increased from $0.7 billion to $0.9 billion in Europe and remained consistent at $0.5 billion in Asia.

Our two largest customers during fiscal years 2025 and 2024 accounted for 66% and 60% of net sales, respectively. Our array of customers that we serve are focused on the development of data centers and electrical utilities that support data centers and we are concentrated on the largest participants in those space.

Cost of sales

Cost of sales is affected by a number of factors, including new product initiatives, product mix, labor cost fluctuations by region, component costs and availability and capacity utilization.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Cost of sales during fiscal year 2025 totaled $4.2 billion, representing an increase of $1.3 billion, or 47%, from $2.8 billion during fiscal year 2024. The increase in cost of sales was lower than the increase in net sales as a result of productivity improvements and increased customer buy-sell activity. Cost of sales in Cloud & Cooling increased $1.1 billion, or 57%, from fiscal year 2024 and cost of sales in Power Products for fiscal year 2025 increased $0.2 billion, or 23%, from fiscal year 2024.

Gross profit

Gross profit is affected by a fluctuation in cost of sales elements as outlined above and further by a number of factors, including product lifecycles, unit volumes, product mix, pricing, competition, new product introductions, and the expansion or consolidation of manufacturing facilities, as well as specific restructuring activities initiated from time to time. In the case of new product initiatives, profitability normally lags revenue growth due to product start-up costs, lower manufacturing volumes with new product launches, operational inefficiencies, and under-absorbed overhead. Gross margin for new products often improves over time as manufacturing volumes increase and as our utilization rates and overhead absorption improves. As a result of these various factors, our gross margin varies from period to period.

Gross profit during fiscal year 2025 increased $0.2 billion to $0.6 billion, or 13% of net sales, from $0.4 billion, or 12% of net sales, during fiscal year 2024. The increase in gross profit during fiscal year 2025 was due to net sales growing more quickly than cost of sales, as described above.

Segment income

An operating segment’s performance is evaluated based on its segment income. Segment income is defined as net sales less cost of sales, and selling, general and administrative expenses, and does not include amortization of intangibles, stock-based compensation, certain restructuring charges, legal and other, interest expense, and other charges (income).

The following table sets forth segment income and margins. Segment margins in the table below may not recalculate exactly due to rounding.

	Fiscal Year Ended March 31,
	2025		2024
	(In millions)
Segment income:
Cloud & Cooling	$311	8.9%	$186	8.4%
Power Products	$174	13.5%	$117	11.4%

Cloud & Cooling segment margin increased 50 basis points to 8.9%, for fiscal year 2025, from 8.4% for fiscal year 2024. The margin increase during the period was driven by strong sales growth giving improved fixed cost coverage and favorable mix.

Power Products segment margin increased 210 basis points to 13.5%, for fiscal year 2025, from 11.4% for fiscal year 2024. The margin increase in the Power Products segment was primarily driven by strong sales growth across both critical and embedded power giving improved fixed cost coverage and productivity improvements.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) totaled $184 million, during fiscal year 2025, compared to $123 million during fiscal year 2024, increasing by $61 million due to increased stock-based compensation, employee bonuses, and various corporate allocations, in line with growth of the business.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Intangible amortization

Amortization of intangible assets was $36 million in fiscal year 2025 compared to $32 million in fiscal year 2024, reflecting increases in intangible assets from the Crown Technical Systems (“Crown”) and JetCool Technologies Inc (“JetCool”) acquisitions.

Interest expense

Interest expense was $6 million during fiscal year 2025, compared to $4 million during fiscal year 2024, increasing $2 million from an increase in accounts receivable factoring in line with growth of the business.

Other Charges (Income), net

Other charges totaled $8 million in fiscal year 2025, compared to income of $1 million in fiscal year 2024, primarily due to unfavorable foreign exchange movements.

Income taxes

	Fiscal Year Ended March 31,
	2025	2024
	(In millions)
Income before income taxes	389	243
Provision for income taxes	69	61

Effective tax rate	18%	25%

For the year ended March 31, 2025, the effective tax rate was lower as compared to the year ended March 31, 2024, primarily due to changes in jurisdictional earnings mix.

Net income

Net income was $320 million during fiscal year 2025, compared to $182 million during fiscal year 2024, driven by the factors outlined above.

NON-GAAP FINANCIAL MEASURES

To supplement Spinco’s selected financial data presented consistent with U.S. GAAP, the Company discloses certain non-GAAP financial measures that exclude certain charges and gains, including non-GAAP operating income and non-GAAP net income. These supplemental measures exclude certain legal and other charges, restructuring charges, stock-based compensation expense, intangible amortization, other discrete events as applicable and the related tax effects. These non-GAAP measures are not in accordance with or an alternative for GAAP and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Spinco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Spinco’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of the Company’s performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s ongoing operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;

•	a better understanding of how management plans and measures the Company’s underlying business; and

•	an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

Below are definitions and reconciliations of certain non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

Adjusted Operating Income

Adjusted operating income is defined as income from operations adjusted for amortization of intangibles; stock-based compensation expense; restructuring charges; and legal and other charges.

Adjusted Net Income

Adjusted net income is defined as net income adjusted for amortization of intangibles; stock-based compensation; restructuring charges; legal and other charges and adjustments for taxes.

Free Cash Flow

Free cash flow is cash flow from operations net of capital expenditures and proceeds from the disposition of property and equipment.

Description of Adjustments

Intangible amortization consists of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

Stock-based compensation consists of non-cash charges for the estimated fair value of unvested restricted share units granted to employees and assumed in business acquisitions. The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.

Restructuring includes severance charges at existing sites and corporate SG&A functions and other charges related to the closures and consolidations of certain operating sites and targeted activities to restructure the business. These costs may vary by size based on the Company’s initiatives, are not directly related to ongoing

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.

Legal and other consist primarily of costs not directly related to core business results and may include matters relating to commercial disputes, government regulatory and compliance, intellectual property, antitrust, tax, product liability claims and other issues on a global basis as well as acquisition related costs. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.

Adjustments for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to non-recurring settlements of tax contingencies or other non-recurring tax charges, when applicable.

	Fiscal Year Ended March 31,
	2025		2024
	(In millions, except percentages)
GAAP operating income and margin %	403	8.4%	246	7.6%
Intangible amortization	36		32
Stock-based compensation	23		14
Restructuring	5		3
Legal and other	5		—

Non-GAAP operating income and margin %	472	9.8%	295	9.1%

GAAP provision for income taxes	69		61
Intangible amortization benefit	8		7
Other tax related adjustments	8		4

Non-GAAP provision for income taxes	85		72

GAAP net income	320		182
Intangible amortization	36		32
Stock-based compensation	23		14
Restructuring	5		3
Legal and other	5		—
Adjustments for taxes	(16)		(11)

Non-GAAP net income	373		220

Free Cash Flow:
Net cash provided by operating activities	175		242
Purchases of property and equipment	(104)		(78)
Proceeds from the disposition of property and equipment	6		7

Free Cash Flow	77		171

LIQUIDITY AND CAPITAL RESOURCES

Sources of Historical Liquidity

As part of Flex, Spinco has been dependent upon Flex for certain working capital and financing requirements. Flex uses a centralized approach to cash management and financing of its operations. Accordingly, a substantial portion of the cash earned by the Spinco business is regularly cleared to Flex at Flex’s discretion, and Flex funds Spinco’s operating and investing activities as needed. This arrangement is not reflective of the manner in which the Spinco business would have financed its operations had it been a standalone business separate from Flex during the periods presented. Transfers of cash between Flex and the Spinco business are included within the Net

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Transfers to Parent on the combined statements of cash flows and the combined statements of equity included elsewhere in this information statement.

In conjunction with the planned Spin-Off, we will thoroughly evaluate our liquidity needs, capital structure and sources of capital on a standalone basis.

Future Sources of Liquidity

Following the Spin-Off, our capital structure and sources of liquidity will change from our historical capital structure because we will no longer be part of Flex’s centralized treasury management and centralized funding program. Our ability to fund our operating needs will depend on our ability to generate positive cash flows from operations, and on our ability to obtain debt financing on acceptable terms or to issue additional equity or equity-linked securities not anticipated in this information statement. Management believes that our cash balances and funds provided by operating activities will be sufficient to meet our working capital requirements, capital expenditures, and other liquidity needs. We believe we can also access various capital markets to further supplement our liquidity position if necessary.

We expect to utilize our cash flows to continue to invest in our business, growth strategies, people and the communities we operate in.

Fiscal Year 2025

Cash provided by operating activities was $175 million during fiscal year 2025. The total cash provided by operating activities resulted primarily from $320 million of net income for the period plus $92 million of non-cash charges such as depreciation, amortization, non-cash lease expense, restructuring, deferred income taxes and stock-based compensation. Non-cash charges generally increased with growth in the business compared to the prior year, except for deferred income taxes, which reflected a tax benefit in fiscal year 2025 compared to an expense in the previous year. These cash inflows of $412 million were partially offset by a net increase in our operating assets and liabilities. The net increase was primarily driven by increases in accounts receivable and inventory, partially offset by an increase in accounts payable and other operating liabilities, as the growing business required increased working capital.

We believe net working capital is a key metric that measures our liquidity. Net working capital is calculated as current assets less current liabilities. Net working capital increased to $497 million as of March 31, 2025. The increase was primarily driven by an increase in inventories, accounts receivable and customer-controlled inventory, partially offset by an increase in accounts payable. The increase in net working capital reflects higher production during fiscal year 2025 which contributed to cash provided by operating activities of $175 million during the period.

Cash used in investing activities totaled $445 million during fiscal year 2025. This was primarily driven by $347 million of cash paid for the acquisitions of Crown and JetCool, net of cash acquired, and $98 million of capital expenditures for property and equipment, (net of proceeds on asset sales) to continue expanding capabilities and capacity in support of our businesses. Refer to note 10, “Business Acquisitions,” in the notes to the combined financial statements for further discussion of our business acquisitions & divestitures.

Cash provided by financing activities was $281 million during fiscal year 2025, which was driven by net transfers from Flex, primarily to fund the acquisitions of Crown and JetCool.

Fiscal Year 2024

Cash provided by operating activities was $242 million during fiscal year 2024. The total cash provided by operating activities resulted primarily from $182 million of net income for the period plus $97 million of

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

non-cash charges such as depreciation, amortization, non-cash lease expense, restructuring, deferred income taxes and stock-based compensation. These additions were partially offset by a net increase in our operating assets and liabilities as growth in the business required increased working capital.

Cash used in investing activities totaled $71 million during fiscal year 2024. This was due to $71 million of capital expenditures for property and equipment to continue expanding capabilities and capacity in support of our Cloud & Cooling and Power Products segments.

Cash used in financing activities was $167 million during fiscal year 2024 due to net transfers to Flex.

Material Cash Requirements from Contractual Obligations and Commitments

The Company has several commitments under operating leases for warehouses, buildings, and equipment. The Company also has a number of finance leases with an immaterial impact on its combined financial statements. Leases have remaining lease terms ranging from 1 year to 20 years. The following table summarizes future lease payments under non-cancelable leases as of March 31, 2025:

	Total	1 Year or Less	2–3 Years	4–5 Years	Greater Than 5 Years
	(In millions)
Contractual Obligations:
Operating leases, net of subleases	100	13	22	17	48

We also have outstanding firm purchase orders with certain suppliers for the purchase of inventory, which are not included in the table above. The majority of the purchase obligations are generally short-term in nature. We generally do not enter into non-cancelable purchase orders for materials until we receive a corresponding production forecast from our customers. Our purchase obligations can fluctuate significantly from period to period and can materially impact our future operating asset and liability balances, and our future working capital requirements. We intend to use our existing cash balances, together with anticipated cash flows from operations to fund our existing and future contractual obligations.

Capital Expenditures

Our capital expenditures primarily consist of continuing investments in property and equipment to support new production and expand the capacity to grow our business. For the years ended March 31, 2025 and 2024, our capital expenditures were $104 million and $78 million, respectively. This was offset by the proceeds from the disposition of property and equipment of $6 million and $7 million for the years ended March 31, 2025 and 2024, respectively.

Parent Company Credit Support

Flex provides Spinco with parent credit support in certain jurisdictions. To support Spinco in selling products and services globally, Flex entered into and may enter into contracts on behalf of Spinco or issue parent company guarantees or letters of credit. Flex also provides similar credit support for some non-customer related activities of Spinco. There are no known instances historically where payments or performance from Flex were required under parent company guarantees relating to Spinco’s customer contracts. As such, no amounts related to parent company guarantees have been recorded by Spinco in the combined financial statements as of or for the years ended March 31, 2025 and 2024. See “Certain Relationships and Related Party Transactions.”

RECENT ACCOUNTING PRONOUNCEMENTS

Refer to note 2, “Summary of Accounting Policies,” in the notes to the combined financial statements for recent accounting pronouncements.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

Our combined balance sheets and combined statements of operations do not include an attribution of Flex’s third-party debt or interest expense from Flex because we are not the legal obligor of the debt and the borrowings were not directly attributable to our business. Our exposure to interest rate risk is expected to be minimal.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

FOREIGN CURRENCY EXCHANGE RISK

We transact business in various foreign countries and are, therefore, subject to risk of foreign currency exchange rate fluctuations. Although Flex uses financial instruments to hedge certain foreign currency risks, we are not fully protected against foreign currency fluctuations and our reported results of operations could be affected by changes in foreign currency exchange rates. To manage our exposures and mitigate the impact of currency fluctuations on the operations of our foreign subsidiaries, we hedge our main transactional exposures through the use of foreign exchange forward and option contracts. Accordingly, the combined statement of operations include the impact of Flex’s derivative financial instruments that are deemed to be associated with our operations and has been allocated to us utilizing a reasonable allocation method. The recorded fair values of the associated assets and liabilities were not material to the Company’s combined financial position. Following the Spin-Off, we intend to implement a standalone foreign currency risk management program.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

MANAGEMENT

Directors and Executive Officers Following the Spin-Off

Executive Officers

Following the Spin-Off, we will be an independent, publicly traded company. The following table sets forth information regarding individuals who are expected to serve as Spinco’s executive officers, including their positions after the Spin-Off, and is followed by biographies of each such executive officer. While some of Spinco’s executive officers are currently employees of Flex, after the Spin-Off, none of these individuals will be employees of Flex. The information set forth below is as of     , 2026.

Name	Age	Position
Revathi Advaithi	58	Chief Executive Officer

Biographies

Revathi Advaithi. Ms. Advaithi will serve as our Chief Executive Officer. Ms. Advaithi currently serves as the Chief Executive Officer of Flex, a role she has held since February 2019, and will continue to serve as the Chief Executive Officer of Flex until the completion of the Spin-Off. Prior to joining Flex, Ms. Advaithi was President and Chief Operating Officer, Electrical Sector, of Eaton Corporation plc, a power management company, from September 2015 until February 2019. Prior to that, she served as President of Electrical Sector, Americas of Eaton from April 2012 through August 2015. Ms. Advaithi joined Eaton in 1995 and led the Electrical Sector in the Americas and Asia-Pacific, with a three-year assignment in Shanghai. Between 2002 and 2008, Ms. Advaithi worked at Honeywell in leadership roles spanning manufacturing, procurement, supply chain, and sourcing. She returned to Eaton in 2008 as Vice President and General Manager of the Electrical Components Division. Ms. Advaithi serves on the Board of Directors of Uber Technologies, Inc. She holds a bachelor’s degree in mechanical engineering from the Birla Institute of Technology and Science in Pilani, India, and an MBA in international business from the Thunderbird School of Global Management.

[●]

Directors

The following table sets forth information with respect to those persons who are expected to serve on the Spinco Board of Directors following the completion of the Spin-Off, and is followed by biographies of each such individual. The Flex Board of Directors will continue to evaluate the composition of the future board in order to reflect an appropriate mix of skills, experience and attributes, and additional individuals may be added to the Spinco Board of Directors in the future. The information set forth below is as of     , 2026.

Name	Age	Title
William D. Watkins	72	Chair of the Spinco Board of Directors
Revathi Advaithi	58	Chief Executive Officer and Director
[●]	[●]	[●]

Biographies

William D. Watkins. Mr. Watkins will serve as the Chair of the Spinco Board of Directors. Mr. Watkins currently serves as non-executive Chair of the Flex Board of Directors and Chair and member of the Flex Board of Directors’ Nominating, Governance and Public Responsibility Committee since August 2024, and as a member of the Board of Directors since April 2009, and will continue to serve in these roles until the completion

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

of the Spin-Off. Prior to joining Flex, Mr. Watkins was Chief Executive Officer of Imergy Power Systems, Inc., a leading innovator in cost-effective energy storage solutions from September 2013, and appointed Chairman of the Board in January 2015, a position he held until August 2016. Prior to that, Mr. Watkins served as Chairman of the Board of Bridgelux, Inc., a leading light emitting diode developer, from February 2013 to December 2013 and as its Chief Executive Officer from January 2010 to February 2013. He previously served as Chief Executive Officer of Seagate Technology, a provider of electronic data storage solutions and systems, from 2004 through January 2009, and as Seagate’s President and Chief Operating Officer from 2000 until 2004. During that time, he was responsible for Seagate’s hard disc drive operations, including recording heads, media and other components, and related R&D and product development organizations. Mr. Watkins joined Seagate in 1996 with the company’s merger with Conner Peripherals. Mr. Watkins currently serves as chair of the board of directors of Nextpower Inc.

Revathi Advaithi. Ms. Advaithi will serve as a member of our Board. See “Executive Officers” above for Ms. Advaithi’s biography.

[●]

Our Board Following the Spin-Off and Corporate Governance Guidelines

Upon completion of the Spin-Off, we expect that the Spinco Board of Directors will be comprised of      directors. After completion of the Spin-Off, the Spinco Board of Directors is expected to consist of such number of directors as shall be determined from time to time solely by resolution of the Spinco Board of Directors. Each director will be elected annually by the stockholders at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders. We have not yet set the date of the first annual meeting of stockholders to be held following the Spin-Off.

The Spinco Board of Directors is expected to adopt corporate governance guidelines (the “Corporate Governance Guidelines”) that will provide a framework for the effective governance of Spinco. The Corporate Governance Guidelines will address significant corporate governance issues, including, among other things: the appointment, role, and responsibilities of Spinco’s Lead Independent Director, if any; director nominee qualifications; director independence; limitations on director service on other boards; director orientation and continuing education; annual performance evaluations of the Spinco Board of Directors and committees; and succession planning and management development. A copy of the Corporate Governance Guidelines will be available at our website at     .

Director Independence

The Spinco Board of Directors will annually review the relationship that each director has with Spinco. Following such annual review, only those directors who the Spinco Board of Directors affirmatively determines do not have a relationship which, in the opinion of the Spinco Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, under the listing standards of Nasdaq, will be considered independent directors. At the time of the Spin-Off, the Corporate Governance Guidelines are expected to adopt the definition of independence described in the director independence requirements for Nasdaq-listed companies. In doing so, the Spinco Board of Directors will take into account certain factors listed in the Corporate Governance Guidelines and such other factors as it may deem relevant. A majority of the Spinco Board of Directors will be comprised of independent directors upon completion of the Spin-Off. We expect that all directors except      will meet the independence requirements set forth in the listing standards of Nasdaq at the time of the Spin-Off. There are no family relationships among any of our directors or executive officers.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Board Committees

Effective upon the completion of the Spin-Off, the Spinco Board of Directors is expected to have three standing committees: an Audit Committee, a Compensation and People Committee, and a Nominating and Governance Committee. The principal functions of each committee are briefly described below. We intend to comply with the listing requirements and other rules and regulations of Nasdaq, as amended or modified from time to time, with respect to each of these committees and each of these committees will be comprised exclusively of independent directors. Additionally, the Spinco Board of Directors may, from time to time, establish other committees to facilitate the Spinco Board of Directors’ oversight of management of the business and affairs of Spinco.

Audit Committee

The purpose of the Audit Committee of the Spinco Board of Directors (“Audit Committee”) will be to assist the Spinco Board of Directors in discharging its oversight responsibility by: (i) reviewing the integrity of the accounting and financial reporting processes of Spinco and its subsidiaries and the audit of Spinco’s financial statements; (ii) overseeing Spinco’s compliance with legal and regulatory requirements; (iii) reviewing the independent accountants’ qualifications and independence; (iv) overseeing the performance of Spinco’s internal audit function and Spinco’s independent accountants; and (v) preparing the report required by the rules of the SEC to be included in Spinco’s annual proxy statement. Among other things, the Audit Committee will also:

•	be directly responsible for appointing, compensating, and overseeing independent accountants, with input from management;

•	pre-approve all audit and non-audit services provided by our independent accountants;

•	review annual and quarterly financial statements;

•	review adequacy of accounting and financial personnel resources;

•	oversee and appoint our chief audit executive and review the internal audit plan and internal controls;

•

review and discuss with management risk assessment and enterprise risk management policies, including risks related to financial reporting, accounting, internal controls, fraud, capital structure, legal and regulatory compliance, and cybersecurity;

•

review and discuss with management the implementation of legal and regulatory requirements regarding public disclosure of topics covered by the corporate responsibility and sustainability programs; and

•	oversee the ethics and compliance program.

Compensation and People Committee

The purpose of the Compensation and People Committee of the Spinco Board of Directors (“Compensation and People Committee”) will be to (i) carry out responsibilities of the Spinco Board of Directors relating to the compensation of Spinco’s executives, (ii) produce the Compensation Committee Report for inclusion in Spinco’s proxy statement, in accordance with applicable rules and regulations, and (iii) periodically review Spinco’s people policies, programs, and initiatives. Among other things, the Compensation and People Committee will also:

•	evaluate and approve executive officer compensation;

•	review Spinco’s people programs and initiatives;

•	review and approve corporate goals and objectives for Spinco Chief Executive Officer’s compensation and evaluate Spinco Chief Executive Officer’s performance in light of those goals and objectives;

•	oversee incentive and equity-based compensation plans;

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

•	review and make changes to benefit plans, or recommend changes to the Spinco Board of Directors if required;

•	review and approve any compensation recovery (clawback) policy, or amendment to the policy, that is applicable to executive officers, and oversee and administrator such policy;

•	review and approve stock ownership guidelines applicable to executive officers; and

•	oversee the Chief Executive Officer succession planning process and senior leadership development program.

Nominating and Governance Committee

The purpose of the Nominating and Governance Committee of the Spinco Board of Directors (“Nominating and Governance Committee”) will be to (i) develop and recommend to the Spinco Board of Directors a set of corporate governance principles applicable to Spinco, (ii) identify individuals qualified to become members of the Spinco Board of Directors and, consistent with criteria approved by the Spinco Board of Directors, make recommendations to the Spinco Board of Directors regarding director candidates for membership on the Spinco Board of Directors, (iii) assist the Spinco Board of Directors in overseeing Spinco’s corporate responsibility and sustainability policies and programs and (iv) oversee the evaluation of the Spinco Board of Directors. Among other things, the Nominating and Governance Committee will also:

•	evaluate and recommend the size and composition of board and committees and functions of committees;

•	develop and recommend board membership criteria;

•	identify, evaluate, and recommend director candidates;

•	review corporate governance issues and practices;

•	manage the annual board and committee evaluation process;

•	review and make recommendations on non-employee director compensation; and

•	review and oversee responses regarding stockholder proposals relating to corporate governance, corporate responsibility, or sustainability matters.

Leadership Structure

The Spinco Board of Directors will not have a policy with respect to whether the roles of Chair of the Spinco Board of Directors (“Chair of the Board”) and Chief Executive Officer should be separate and, if they are to be separate, whether the Chair of the Board should be selected from Spinco’s non-employee directors or should be an employee. We believe the leadership structure of the Spinco Board of Directors at any point in time should be based upon an assessment of the needs of the Spinco Board of Directors and the Company at the time after giving consideration to, among other things, Spinco’s business plans, strategic opportunities, and succession planning priorities. The Spinco Board of Directors will also consider the views of stockholders, including as it relates to director independence, as well as corporate governance and industry trends. Spinco’s Corporate Governance Guidelines will provide that the Spinco Board of Directors will appoint a Lead Independent Director if the Chair of the Board is not an independent director under Nasdaq listing standards or if the Spinco Board of Directors otherwise deems it appropriate. Spinco’s Lead Independent Director, if appointed, will play an important role in maintaining effective independent oversight of the Company.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Role of the Spinco Board of Directors in Risk Oversight

The Spinco Board of Directors will be responsible for overseeing the risk management process and exercise this risk oversight through both the Spinco Board of Directors and its committees. The Audit Committee will oversee the enterprise risk management, internal audit and internal controls processes and policies, and our Chief Audit Executive. It will also oversee financial reporting, accounting, internal controls, fraud, and capital structure; cybersecurity; legal and regulatory compliance, including our ethics and compliance program; legal and regulatory requirements regarding public disclosure of topics that will be covered by our corporate responsibility and sustainability programs; tax and transfer pricing matters; and general business risks. The Compensation and People Committee will oversee compensation programs, policies, and practices; equity and other incentive plans; recruiting, engagement, and retention; people programs, policies, and practices; and Chief Executive Officer succession planning and senior leadership development. The Nominating and Governance Committee will oversee board and committee composition, including board leadership structure; director succession planning; corporate governance policies and practices; and corporate responsibility and sustainability policies and programs, including related to human rights and environmental and climate change.

While Spinco’s management will be responsible for the day-to-day management of the various risks facing Spinco, the Spinco Board of Directors, both as a full board and through its committees, will be responsible for monitoring management’s actions and decisions. As a part of its oversight responsibilities, the Spinco Board of Directors and the Audit Committee will regularly monitor management’s processes for identifying and addressing areas of material risk to Spinco. In doing so, the Spinco Board of Directors and the Audit Committee will receive regular assistance and input from the other committees of the Spinco Board of Directors, as well as regular reports from members of senior management.

Selection of Nominees for Directors

The Nominating and Governance Committee will be responsible for recommending nominees for membership to the Spinco Board of Directors. The Nominating and Governance Committee may receive suggestions for candidates from individual Board members, including Spinco’s Chief Executive Officer, as well as from stockholders of Spinco. The Corporate Governance Guidelines will include qualification guidelines for director nominees. All candidates will be evaluated by the Nominating and Governance Committee using these qualification guidelines and any other factors the Nominating and Governance Committee deems relevant.

Stockholders wishing to recommend individuals for consideration as directors must contact the Nominating and Governance Committee by delivering a written notice to Spinco’s Corporate Secretary at our principal executive offices and including the following in the notice: the name and address of the stockholder as they appear on our books or other proof of share ownership; the class and number of shares of our common stock beneficially owned by the stockholder as of the date the stockholder gives written notice; a description of all arrangements or understandings between the stockholder and the director candidate and any other person(s) pursuant to which the recommendation or nomination is to be made by the stockholder; the name, age, business address and residence address of the director candidate and a description of the director candidate’s business experience for at least the previous five years; the principal occupation or employment of the director candidate; the class and number of shares of our common stock beneficially owned by the director candidate; the consent of the director candidate to serve as a member of the Spinco Board of Directors if appointed or elected; and any other information required to be disclosed with respect to a director nominee in solicitations for proxies for the election of directors pursuant to applicable rules of the SEC. The committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of the Spinco Board of Directors. Stockholders recommending candidates for consideration by our board in connection with the next annual meeting of stockholders should submit their written recommendation no later than      of the year of that meeting. The committee will evaluate director candidates recommended by stockholders for election to the Spinco Board of Directors in the same manner and using the same criteria as it uses for any other director

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

candidate. If the committee determines that a stockholder-recommended candidate is suitable for membership on the Spinco Board of Directors, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on the Spinco Board of Directors or in connection with the next annual meeting of stockholders. Stockholders wishing to nominate directors for inclusion in Spinco’s proxy statement pursuant to the proxy access provisions in Spinco’s bylaws, or to otherwise nominate directors for election at Spinco’s annual meeting of stockholders, must follow the procedures described in Spinco’s bylaws.

Code of Business Ethics

Prior to the completion of our Spin-Off from Flex, we will adopt a Code of Business Ethics that applies to our directors, officers, and employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Ethics will be designed to deter wrongdoing and to promote, among other things:

•	honest and ethical conduct, including the ethical handling of conflicts of interest;

•	full, fair, accurate, timely, and understandable disclosure in Company reports;

•	compliance with applicable laws and governmental rules and regulations;

•	prompt internal reporting of violations of the Code of Business Ethics; and

•	the protection of the Company’s legitimate business interests.

Spinco will make a copy of the Code of Business Ethics available on its website at     . To the extent required by rules adopted by the SEC and Nasdaq, we intend to promptly disclose future amendments to certain provisions of the Code of Business Ethics, or waivers of such provisions granted to executive officers and directors, on our website under the Corporate Governance section at     .

Compensation and People Committee Interlocks and Insider Participation

During Spinco’s fiscal year ended     , Spinco was not yet incorporated for the full fiscal year, was not an independent company and did not have a Compensation and People Committee or any other committee serving a similar function. Decisions as to the compensation of those who will serve as Spinco executive officers were made by Flex, as described in the section of this information statement entitled “Compensation Discussion and Analysis.”

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

COMPENSATION DISCUSSION AND ANALYSIS

[●]

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

DIRECTOR COMPENSATION

The initial Spinco non-employee director compensation program is expected to be similar in structure to the existing Flex director compensation program, and will be designed to provide competitive compensation that is necessary to attract and retain qualified non-management directors. It is anticipated that the Spinco annual non-employee director compensation program will initially consist of a cash retainer and equity compensation. Management directors will not receive compensation for their service as a director. Following the separation and distribution, the director compensation program will be subject to the review and approval of the Spinco Board of Directors or a committee thereof.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Flex

Following the completion of the Spin-Off, Flex and Spinco will be independent companies. Flex will own up to 19.9% of our common stock following the Distribution and we expect that the relationship between Flex and Spinco will be governed by the ancillary agreements. These agreements will collectively provide for the allocation between Spinco and Flex of Flex and Spinco’s assets, employees, liabilities, and obligations (including employee benefits, intellectual property, and tax-related assets and liabilities) attributable to periods prior to, at and after the Spin-Off.

The material agreements described below are filed as exhibits to the registration statement on Form 10 of which this information statement is a part, and the summaries below set forth the current terms of the agreements that Spinco believes are material. These summaries are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. The terms of the agreements described below that will be in effect following the Spin-Off have not yet been finalized; changes to these agreements, some of which may be material, may be made prior to the Spin-Off.

The Separation Agreement

The separation and distribution agreement (the “Separation Agreement”) will set forth Spinco’s agreement with Flex regarding the principal transactions necessary to separate Spinco from Flex. It will also set forth other agreements that govern certain aspects of Spinco’s relationship with Flex after the completion of the Distribution. The parties intend to enter into the Separation Agreement immediately before the distribution of Spinco common stock to Flex shareholders.

Transfer of Assets and Assumption of Liabilities. The Separation Agreement will identify assets to be transferred to or retained by, liabilities to be assumed or retained by, and contracts to be assigned to each of Spinco and Flex as part of the reorganization of Flex, and will describe when and how these transfers, assumptions and assignments will occur, although many of the transfers, assumptions, and assignments will have already occurred prior to the parties’ entering into the Separation Agreement.

The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the employee matters agreement, are solely covered by the tax matters agreement.

Except as may expressly be set forth in the Separation Agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained, and that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the Separation Agreement and the other agreements relating to the separation may be, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

The Distribution. The Separation Agreement will also govern the rights and obligations of the parties regarding the proposed Distribution. The Separation Agreement provides that prior to the Distribution, Spinco shall issue to Flex, as a stock dividend, such number of shares of Spinco common stock such that the number of shares of Spinco common stock then outstanding shall be equal to the number of shares of Spinco common stock necessary to effect the Distribution. Flex will cause its agent to distribute to Flex shareholders as of the applicable record date for the distribution at least 80.1% of the outstanding shares of Spinco’s common stock. Flex will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the Distribution and, to the extent it determines to so proceed, to determine the date of the Distribution.

Conditions. The Separation Agreement will provide that the Distribution is subject to several conditions that must be satisfied or waived by Flex in its sole discretion. For further information regarding the conditions relating to Spinco’s separation from Flex, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”

Other Matters Governed by the Separation and Distribution Agreement. Other matters governed by the Separation Agreement include access to information, confidentiality, post-closing noncompete agreements, treatment of shared contracts, any transfers to be completed following the Distribution and the receipt of any related third-party consents, access to insurance policies, treatment of outstanding guarantees, and dispute resolution procedures.

We have not yet finalized the terms of the Separation Agreement, and we intend to include additional details on the terms of the agreement as an amendment to the registration statement on Form 10, of which this information statement is a part.

Transition Services Agreement

Flex and Spinco will enter into a transition services agreement (the “TSA”) which will govern the provision of transition services from Flex to Spinco and from Spinco to Flex, in each case, for a transitional period after the closing of the Spin-Off to provide for an ordinary transition in connection with the Spin-Off. The TSA will specify the terms under which the transition services will be provided, including the services standard, fees and allocation of risk, and contains mechanisms for adding, extending and terminating services as well as for governance and dispute resolution.

We have not yet finalized the terms of the TSA, and we intend to include additional details on the terms of the agreement as an amendment to the registration statement on Form 10, of which this information statement is a part.

Tax Matters Agreement

In connection with the Spin-Off, it is anticipated that Flex and Spinco will enter into a tax matters agreement (the “Tax Matters Agreement”) that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and other matters regarding taxes.

The Tax Matters Agreement will provide special rules that allocate tax liabilities in the event the Distribution or certain related transactions fail to qualify as transactions that are tax-free for U.S. federal income tax purposes (other than any cash that Flex shareholders receive in lieu of fractional shares). Under the Tax Matters Agreement, Spinco will generally agree to indemnify Flex and its affiliates against any and all tax-related liabilities incurred by them relating to the Distribution and certain related transactions, to the extent caused by any representation by Spinco being incorrect or an acquisition of Spinco’s stock or assets or by any other action undertaken or failure to act by Spinco. This indemnification will apply even if Flex has permitted Spinco to take an action that would otherwise have been prohibited under the tax-related covenants described below.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Pursuant to the Tax Matters Agreement, Spinco will agree to certain covenants that contain restrictions intended to preserve the tax-free status of the Distribution and certain related transactions. Spinco may take certain actions prohibited by these covenants only if Spinco obtains and provides to Flex an opinion from a U.S. tax counsel or accountant of recognized national standing or a favorable private letter ruling from a taxing authority, in each case satisfactory to Flex, to the effect that such action would not affect the tax-free status of these transactions, or if Spinco obtains prior written consent of Flex waiving such requirement. Spinco will be barred from taking any action, or failing to take any action, including any action or failure to take any action that would be inconsistent with the Tax Opinion, where such action or failure to take any action adversely affects the tax-free status of these transactions. In addition, during the period ending two years after the date of the distribution, these covenants will include specific restrictions on Spinco’s ability to freely issue stock, to merge or agree to merge with a third party, to be acquired or agree to be acquired by certain parties and to raise additional equity capital.

We have not yet finalized all of the terms of the Tax Matters Agreement, and we intend to include additional details on the terms of the Tax Matters Agreement in an amendment to the Form 10. This summary of the Tax Matters Agreement is qualified in its entirety by reference to the full text of the form of Tax Matters Agreement, which will be filed as an exhibit to the Registration Statement on Form 10, of which this information statement forms a part.

Employee Matters Agreement

Flex and Spinco will enter into an employee matters agreement (the “Employee Matters Agreement”) in connection with the Spin-Off to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefit plans and programs and other related matters.

We have not yet finalized the terms of the Employee Matters Agreement, and we intend to include additional details on the terms of the agreement as an amendment to the registration statement on Form 10, of which this information statement is a part.

Intellectual Property Matters Agreement

Flex and Spinco will enter into an intellectual property matters agreement (the “IPMA”), in connection with the Spin-Off, which agreement will set forth the terms and conditions pursuant to which Flex will license certain intellectual property to Spinco.

We have not yet finalized the terms of the IPMA, and we intend to include additional details on the terms of the agreement as an amendment to the registration statement on Form 10, of which this information statement is a part.

Other Agreements

Spinco and/or certain of its subsidiaries also will enter into certain other agreements with Flex and/or certain of its subsidiaries in connection with the Spin-Off, including those described below.

Real Estate-Related Agreements

Spinco and/or certain of its subsidiaries intend to enter into certain leases and other real estate-related agreements with Flex and/or certain of its subsidiaries, the terms and conditions and costs of which will be specified in each such agreement.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Other Confidentiality-Related and Commercial Agreements

Spinco and/or certain of its subsidiaries intend to enter into certain confidentiality and other commercial agreements with Flex and/or certain of its subsidiaries, the terms and conditions and costs of which will be specified in each such agreement, which are intended to be on an arm’s-length basis and on market terms. Among the commercial agreements intended to be entered into will be certain supply agreements with Flex pursuant to which Flex will supply certain products to us, or we will supply certain products to Flex. The expected term length of these supply agreements is 1-18 months for the short-term agreements and 18+ months for the long-term agreements.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date hereof, all of our outstanding shares of common stock are owned by Flex. Immediately after the Distribution, Flex will own up to 19.9% of our common stock for a period of up to 24 months following the Distribution.

The following table provides information with respect to the expected beneficial ownership of our common stock immediately after the Distribution by (i) each person whom we believe (based on the assumptions described below) will be a beneficial owner of more than five percent of our outstanding shares of common stock, (ii) each of our expected directors, director nominees, and named executive officers and (iii) all expected directors and executive officers as a group.

Following the separation and distribution, Spinco expects to have an aggregate of approximately      million shares of our common stock outstanding based upon approximately      million Flex ordinary shares issued and outstanding on     , 2026, excluding treasury shares, assuming no further Flex ordinary shares are issued pursuant to the exercise of Flex equity awards and applying the Distribution Ratio to each Flex ordinary share. Beneficial ownership is determined in accordance with the rules of the SEC.

To the extent our directors and officers own Flex ordinary shares at the time of the Spin-Off, they will participate in the Distribution on the same terms as other holders of Flex ordinary shares.

Unless otherwise indicated, the business address of each director, director nominee, and executive officer shown in the table below is 12515-8 Research Blvd, Suite 300, Austin, Texas 78759. None of Spinco’s directors or executive officers are expected to own one percent or more of Spinco common stock.

Name and Address of Beneficial Owner	Shares of Spinco Common Stock to be Beneficially Owned Upon the Distribution		% of Class
Greater than 5% Stockholders:
[●]	[	●]	[	●]
[●]	[	●]	[	●]
[●]	[	●]	[	●]
Directors:
[●]	[	●]	[	●]
[●]	[	●]	[	●]
[●]	[	●]	[	●]
Named Executive Officers:
[●]	[	●]	[	●]
[●]	[	●]	[	●]
[●]	[	●]	[	●]
All Directors and Current Executive Officers as a group ([●]persons) ([●])

*	Less than one percent (1%)
(1)	Based solely on the information filed by Flex shareholders on Schedules [13D and] 13G reporting beneficial ownership of Flex ordinary shares as of the date of the event which required such filing
(2)	Includes shares of Spinco common stock expected to be held, and options and RSUs expected to be held after the Spin-Off that will become exercisable or vest, respectively, within 60 days after , 2026.
(3)	[●].

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

DESCRIPTION OF MATERIAL INDEBTEDNESS

We will provide information regarding the potential incurrence of indebtedness at Spinco in subsequent amendments to this information statement.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

DESCRIPTION OF CAPITAL STOCK

Our certificate of incorporation and bylaws will be amended and restated prior to the Spin-Off. The following is a summary of the material terms of our capital stock that will be contained in our amended and restated certificate of incorporation and amended and restated bylaws. These descriptions contain all information which we consider to be material but may not contain all of the information that is important to you. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our amended and restated certificate of incorporation or of our amended and restated bylaws to be in effect at the time of the Distribution and is qualified by reference to Delaware statutory and common law and the full texts of such documents. The summary is qualified in its entirety by reference to these documents, which you should read, along with the applicable provisions of Delaware law, for complete information on Spinco’s capital stock at the time of the Distribution. Our amended and restated certificate of incorporation and our amended and restated bylaws that will be in effect at the time of the Distribution are included as exhibits to the registration statement of which this information statement is a part.

General

Immediately following the Spin-Off, our authorized capital stock will consist of shares of common stock, par value $0.0001 per share.

Common Stock

Immediately following the Spin-Off, we expect that shares of the Spinco common stock will be issued and outstanding, based on Flex ordinary shares outstanding as of     , 2026.

Dividends. Payment of dividends on Spinco common stock may be made at the discretion of the Spinco Board of Directors out of legally available funds, subject to any preferential dividend rights of any then outstanding shares of Spinco preferred stock.

Voting Rights. Holders of Spinco common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of Spinco stockholders. With certain exceptions, a majority of votes cast at a duly called Spinco stockholder meeting at which a quorum is present shall decide all stockholder matters. Except with respect to vacancies and newly created directorships, our amended and restated bylaws will provide that the board’s directors are elected by the vote of a majority of the votes cast with respect to that director (meaning the number of shares voted “for” a director must exceed the number of shares voted “against” that director) at any meeting for the election of directors at which a quorum is present. However, if there are more nominees for election than the number of directors to be elected, directors will be elected by a plurality of votes cast on the election of directors. Our amended and restated certificate of incorporation will not provide for cumulative voting.

Other Rights. In the event of Spinco’s liquidation, dissolution, or winding up, the holders of Spinco common stock will be entitled to share ratably in all assets remaining after satisfaction of liabilities and the liquidation preference of any then outstanding shares of Spinco preferred stock. Holders of Spinco common stock will have no preemptive rights and no right to convert their Spinco common stock into any other securities. There will be no redemption or sinking fund provisions applicable to the Spinco common stock. The rights, preferences, and privileges of holders of Spinco common stock will be subject to, and could be adversely affected by, the rights of holders of shares of any series of Spinco preferred stock which Spinco may designate and issue in the future without further Spinco stockholder approval.

Listing. We intend to apply to list Spinco common stock on Nasdaq under the symbol “    .”

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Preferred Stock

The Spinco Board of Directors will have the authority, within the limitations and restrictions that will be stated in the Spinco amended and restated certificate of incorporation, to authorize the issuance of shares of Spinco preferred stock in one or more classes or series, and to fix each such class or series such voting powers, fully or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights and such qualifications, limitations, or restrictions of the shares of each class or series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, and the number of shares constituting any series or designations of any series.

Anti-Takeover Effect of Our Certificate of Incorporation and Bylaws and Delaware Law

Certain provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the DGCL could have the effect of delaying, deferring, or discouraging another party from acquiring Spinco. These provisions encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Spinco Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include the below summarized items.

DGCL Section 203. Spinco is subject to the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date of the transaction in which such person becomes an interested stockholder, unless:

•	Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of Spinco and any entity or person affiliated with or controlling or controlled by the entity or person.

Special Stockholder Approval for Certain Transactions. Pursuant to our amended and restated certificate of incorporation, no agreement or plan providing for the dissolution, liquidation, merger, or consolidation of Spinco or the sale, lease, or transfer of substantially all of its assets, will be effective, unless approved by the affirmative vote of not less than two-thirds of the votes of all the shares of stock outstanding and entitled to vote thereon.

Board Composition and Powers. The amended and restated bylaws will provide that a majority of the Spinco Board of Directors may remove any officer or member of any board committee with or without cause. The Spinco Board of Directors will have the power to fix the number of directors by resolution, subject to our amended and restated certificate of incorporation’s requirement that the Spinco Board of Directors consist of not

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

fewer than three nor more than 11 directors. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, even though less than a quorum, and the directors chosen in this manner will hold office until a successor is chosen and qualified.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. The amended and restated bylaws will provide that in order for a Spinco stockholder to make a nomination or propose business at an annual meeting of Spinco stockholders, a Spinco stockholder’s notice must be received at the principal executive offices of Spinco not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of Spinco stockholders; provided, however, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

Special Meetings of Stockholders. The amended and restated bylaws will prohibit the ability of Spinco stockholders to call special meetings of Spinco stockholders. Special meetings of Spinco stockholders may be called for any purpose at any time upon the call of only the Chairman of the Board, the President or a majority of the Spinco Board of Directors.

Undesignated Preferred Stock. Pursuant to the amended and restated certificate of incorporation, Spinco will be able to issue preferred stock in ways which may delay, defer or prevent a change of control of Spinco without further action by the Spinco stockholders.

Stockholder Action by Written Consent

Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. Our amended and restated certificate of incorporation will not expressly eliminate the right of our stockholders to act by written consent and, as such, stockholder action may be taken without a meeting in the manner prescribed by the DGCL.

No Cumulative Voting

Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s certificate of incorporation authorizes cumulative voting.

Our amended and restated certificate of incorporation and our amended and restated bylaws will not provide for cumulative voting in the election of directors. The absence of cumulative voting will make it more difficult for a minority stockholder to gain a seat on the Spinco Board of Directors to influence the Spinco Board of Directors’ decision regarding a takeover.

Authorized but Unissued Shares

Subject to the requirements of Nasdaq and other applicable law, authorized but unissued shares of Spinco common stock may be available for future issuance without stockholder approval. Spinco may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of Spinco

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

common stock could render more difficult or discourage an attempt to obtain control of Spinco by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Provisions in Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation will provide that our amended and restated certificate of incorporation may be amended in accordance with Delaware law. The amended and restated bylaws will provide that our amended and restated bylaws, or any of them, may be altered, amended, or repealed, and new bylaws may be adopted, (i) by the affirmative vote of at least a majority of the entire Spinco Board of Directors, or (ii) by the affirmative vote of the holders of a majority of outstanding capital stock entitled to vote thereon.

Exclusive Forum

Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. Our amended and restated certificate of incorporation will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Moreover, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and our amended and restated certificate of incorporation will provide that the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.

Our amended and restated certificate of incorporation will also provide that any person or entity purchasing or otherwise acquiring any interest in shares of Spinco common stock will be deemed to have notice of and to have consented to the foregoing provisions; provided, however, that stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. We recognize that the forum selection clause in our amended and restated certificate of incorporation may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in our amended and restated certificate of incorporation may limit the ability of our stockholders to bring a claim in a forum that they find favorable for disputes with us or our directors, officers, employees, or agents, which may discourage such lawsuits against us and our directors, officers, employees, and agents even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

For more information on the risks associated with our choice of forum provision, see “Risk Factors—Risks Related to Spinco Common Stock—Our amended and restated certificate of incorporation will contain an exclusive forum provision that could limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for such disputes and may discourage lawsuits against us and any of our directors, officers, or other employees.”

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Comparison of Rights of Holders of Flex Ordinary Shares and Spinco Common Stock

We expect that the rights associated with owning shares of Spinco common stock will generally be the same as those associated with owning Flex ordinary shares, except with respect to the exclusive forum provisions in our amended and restated certificate of incorporation, which will provide that Delaware courts will be the exclusive forum for any stockholder derivative action and for certain other types of claims brought against us, and that the federal district courts of the United States will be the exclusive forum for any claims arising under the Securities Act (versus no such provision in Flex’s organizational documents).

Limitations on Director and Officer Liability

Under the DGCL, Spinco may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of Spinco), by reason of the fact that they are or were Spinco’s director, officer, employee, or agent, or are or were serving at Spinco’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to Spinco’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Under the provisions of our amended and restated certificate of incorporation and bylaws, each of our directors, officers, employees, and agents will be indemnified by us as of right to the fullest extent permitted by law.

In addition, Section 102(b)(7) of the DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Our amended and restated certificate of incorporation will contain such a director exculpation provision.

The limitation of liability and indemnification provisions that will be in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws.

Sale of Unregistered Securities

On    , we issued    shares of Spinco common stock to     in exchange for    . We did not register the issuance of these securities under the Securities Act because each issuance did not constitute a public offering and therefore was exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

Transfer Agent and Registrar

We expect that the transfer agent and registrar for the shares of Spinco common stock will be Computershare Trust Company, N.A. The transfer agent and registrar’s address is 1505 Energy Park Drive, St. Paul, MN 55108.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to shares of our common stock being distributed in the Separation as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits to the registration statement. For further information with respect to the Spinco, please refer to the registration statement, including its exhibits. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for the full text of the actual contract or document. You may review a copy of the registration statement, including its exhibits, at the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference into this information statement or the registration statement of which this information statement forms a part.

Information contained on, or connected to, any website we refer to in this information statement does not and will not constitute a part of this information statement or the registration statement of which this information statement is a part.

After the Separation, we will become subject to the information and reporting requirements of the Exchange Act, and, in accordance with the Exchange Act, we will file periodic reports, proxy statements, and other information with the SEC. Our future filings will be available from the SEC as described above.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

COMBINED FINANCIAL STATEMENTS

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Flex Ltd., Singapore

Opinion on the Financial Statements

We have audited the accompanying combined balance sheet of Archer SpinCo, Inc. (the “Company”) as of March 31, 2025, the related combined statements of operations, comprehensive income, equity, and cash flows, for each of the two years in the period ended March 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of a Matter

As described in Note 1 to the financial statements, the accompanying combined financial statements have been derived from the historical accounting records maintained by Flex Ltd. as if the operations of the Company had been conducted independently from Flex Ltd. and were prepared on a stand-alone basis in accordance with accounting principles generally accepted in the United States of America. These financial statements may not be indicative of what they would have been had the Company operated as an independent, stand-alone entity.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

Revenue – Variable Consideration and Associated Customer-Related Accruals for Pricing Adjustments — Refer to Notes 2 and 4 to the Combined Financial Statements

Critical Audit Matter Description

Certain of the Company’s customer agreements include potential price adjustments which may result in variable consideration. These price adjustments include, but are not limited to, sharing of cost savings, committed price reductions, purchase price variances earned over the period that are contractually required to be paid to the customers, rebates, refunds tied to performance metrics such as on-time delivery, and other periodic pricing resets that may be refundable to customers. The Company estimates the variable consideration related to these price adjustments as part of the total transaction price and recognizes revenue in accordance with the pattern applicable to the performance obligation, subject to a constraint. The Company constrains the amount of revenue recognized for these contractual provisions based on its best estimate of the amount which will not result in a significant reversal of revenue in a future period. The Company determines the amounts to be recognized based on the amount of potential refunds required by the contract, historical experience and other surrounding facts and circumstances. These potential price adjustments are included as part of other current liabilities on the combined balance sheet and disclosed as part of customer-related accruals.

We identified the estimation of variable consideration and the associated customer-related accruals for pricing adjustments as a critical audit matter due to the judgments necessary to determine variable consideration and reassess the variable consideration in subsequent periods for pricing adjustments. This required extensive audit effort and a higher degree of auditor judgment when performing audit procedures to evaluate the reasonableness of the variable consideration and associated customer-related accruals for pricing adjustments.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to variable consideration and associated customer-related accruals for pricing adjustments included the following, among others:

•	We evaluated the Company’s accounting policy with respect to variable consideration, as well as its process for identifying contracts that include potential price adjustment clauses.

•	We selected a sample of contracts with customers that included potential price adjustment clauses and performed the following:

•

We read the customer contracts to develop an understanding of clauses that could give rise to variable consideration and evaluated whether the Company’s accounting conclusions with respect to those clauses were reasonable.

•

We obtained and tested the mathematical accuracy of the Company’s calculations of customer-related accruals and evaluated the Company’s judgments regarding the amount of variable consideration that should be deferred and the related adjustments recorded to customer-related accruals. In making this evaluation, we considered both the terms included in the customer contract and the Company’s historical experience in settling amounts with the customer.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

April 22, 2026

We have served as the Company’s auditor since 2026.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

ARCHER SPINCO, INC.

(A BUSINESS OF FLEX LTD.)

COMBINED BALANCE SHEET

As of March 31,
2025
(In millions)
ASSETS
Current assets:
Cash and cash equivalents	24
Accounts receivable, net of allowance for credit losses	635
Contract assets	87
Inventories	1,166
Customer-controlled inventory	207
Other current assets	93

Total current assets	2,212
Property and equipment, net	246
Operating lease right-of-use assets, net	80
Goodwill	490
Intangible assets, net	303
Other non-current assets	12

Total assets	3,343

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	1,297
Accrued payroll and benefits	83
Deferred revenue and customer working capital advances	217
Other current liabilities	118

Total current liabilities	1,715
Operating lease liabilities, non-current	70
Other non-current liabilities	39

Total liabilities	1,824
Commitments and contingencies (Note 8)
Equity
Net Parent Investment	1,513
Accumulated other comprehensive income	6

Total equity	1,519

Total liabilities and equity	3,343

The accompanying notes are an integral part of these combined financial statements.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

ARCHER SPINCO, INC.

(A BUSINESS OF FLEX LTD.)

COMBINED STATEMENTS OF OPERATIONS

	Fiscal Year Ended March 31,
	2025	2024
	(In millions)
Net sales	4,799	3,244
Cost of sales	4,176	2,843

Gross profit	623	401
Selling, general and administrative expenses	184	123
Intangible amortization	36	32

Operating income	403	246
Interest expense	6	4
Other charges (income), net	8	(1)

Income from operations before income taxes	389	243
Provision for income taxes	69	61

Net income	320	182

The accompanying notes are an integral part of these combined financial statements.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

ARCHER SPINCO, INC.

(A BUSINESS OF FLEX LTD.)

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	Fiscal Year Ended March 31,
	2025	2024
	(In millions)
Net income	$320	$182
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(4)	(3)

Comprehensive income	$316	$179

The accompanying notes are an integral part of these combined financial statements.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

ARCHER SPINCO, INC.

(A BUSINESS OF FLEX LTD.)

COMBINED STATEMENTS OF EQUITY

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity
	(In millions)
BALANCE AT APRIL 1, 2023	838	(1)	837
Net income	182	—	182
Other comprehensive income (loss), net of tax	—	3	3
Net transfers (to) Parent	(145)	—	(145)

BALANCE AT MARCH 31, 2024	875	2	877
Net income	320	—	320
Other comprehensive income (loss), net of tax	—	4	4
Net transfers from Parent	318	—	318

BALANCE AT MARCH 31, 2025	1,513	6	1,519

The accompanying notes are an integral part of these combined financial statements.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

ARCHER SPINCO, INC.

(A BUSINESS OF FLEX LTD.)

COMBINED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended March 31,
	2025	2024
	(In millions)
Cash flows from operating activities:
Net income	320	182
Adjustments to reconcile net income to net cash provided (used in) by operating activities:
Depreciation	40	26
Amortization	36	32
Non-cash lease expense	16	13
Stock-based compensation	23	14
Deferred income taxes	(23)	12
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(277)	(6)
Contract assets	(32)	(25)
Inventories	(353)	(3)
Customer-controlled inventory	(130)	(22)
Other current and noncurrent assets	(58)	(6)
Accounts payable	570	103
Other current and noncurrent liabilities	43	(78)

Net cash provided by operating activities	175	242

Cash flows from investing activities:
Purchases of property and equipment	(104)	(78)
Proceeds from the disposition of property and equipment	6	7
Acquisitions of businesses, net of cash acquired	(347)	—

Net cash (used in) investing activities	(445)	(71)

Cash flows from financing activities:
Net transfers from (to) Parent	281	(167)

Net cash provided by (used in) financing activities	281	(167)

Effect of exchange rates on cash	—	—
Net increase in cash and cash equivalents	11	4
Cash and cash equivalents, beginning of year	13	9

Cash and cash equivalents, end of year	24	13

The accompanying notes are an integral part of these combined financial statements.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

ARCHER SPINCO, INC.

(A BUSINESS OF FLEX LTD.)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION OF THE COMPANY

On    , 2026, Flex Ltd (‘‘Flex’’ or “Parent”) announced its plan to separate its businesses into two distinct, publicly traded companies (the “Separation”). Under the plan, Flex would execute a tax-free spinoff (the “Spin-off”) to Flex shareholders of its Cloud & Power Infrastructure business (“Spinco,” the “Company,” “we,” or “our”). Flex expects the transaction to be completed in the first half of calendar year 2027. The separation will be effected through a pro rata distribution of at least 80.1% of the outstanding shares of common stock of Spinco to Flex’s shareowners, with each Flex shareowner receiving shares of Spinco in proportion to their ownership of Flex common stock, in a transaction intended to be tax-free for U.S. federal income tax purposes. The separation, Spin-off and listing remain subject to final approval of Flex’s Board of Directors, our shareholders, and the High Court of the Republic of Singapore. There can be no assurances that a separation, spin-off or listing will occur.

Spinco is a global provider of power and cooling products and integrated rack-scale compute systems serving digital infrastructure and industrial applications. Through its critical power and electrical infrastructure portfolio, Spinco delivers electrification solutions that enable the efficient generation, distribution, and management of power. Deep expertise across critical power infrastructure, embedded and distributed power systems, power electronics, electrified architectures, advanced cooling, and rack-scale compute integration allows Spinco to deliver coordinated system-level solutions designed to replace fragmented, multi-vendor approaches.

Spinco operates and reports its financial performance through two segments: (i) Power Products and (ii) Cloud & Cooling. The Power Products segment historically operated in Flex’s Industrial business unit and was presented within the results of the Reliability segment. Furthermore, the Cloud & Cooling segment historically operated in Flex’s Communications, Enterprise, & Cloud business unit and was presented within the results of the Agility segment. The Power Products and Cloud & Cooling segments are aligned with the end markets that the Company serves:

(i) Power Products is comprised of Critical Power and Embedded Power. These offerings address utility and facility-level power intake and distribution, as well as rack- and board-level power delivery. This segment supports grid modernization and related power infrastructure applications.

(ii) Cloud & Cooling includes IT Hardware and Cooling. This segment provides rack-scale integration and advanced liquid cooling solutions designed to support high-density deployments.

2. SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

These combined financial statements have been derived from the consolidated financial statements and accounting records of Flex Ltd. These combined financial statements reflect the combined historical results of operations, financial position and cash flows of the Company for the periods presented as historically operated within Flex in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”). The combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the financial position, results of operations, and cash flows would have been had it operated as an independent company during the periods presented. All intracompany transactions have been eliminated. Intercompany transactions between Spinco and Flex are deemed to have settled immediately through Net Parent Investment. The net effect of deemed settled transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as net parent investment. Historically, Flex provided certain corporate support functions to the Company. The cost of such services were allocated to the Company based on direct usage when identifiable, with the remainder allocated on the basis of revenue, expenses, headcount or other relevant metrics. These costs are deemed settled in cash by Spinco to Flex in the

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

period in which the costs were recorded within cost of sales or selling, general and administrative expenses in the combined statement of operations. Refer to Note 12 for additional information. Flex believes the basis on which the expenses have been allocated are a reasonable reflection of the utilization of services provided to, or the benefit received by, Spinco during the periods presented; however, they may not be indicative of actual expense that would have been incurred had the Company been operating as a standalone company for the periods presented. Going forward, the Company may perform these functions using its own resources or outsourced services. For an interim period, however, some of these functions may continue to be provided between Flex and the Company under a Transition Service Agreement (“TSA”) following the separation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Estimates are based on several factors, including the facts and circumstances available at the time the estimates are made, historical experience, risk of loss, general economic conditions and trends, and the assessment of the probable future outcome. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of changes, if any, are reflected in the Combined Statements of Operations in the period in which they are determined.

Translation of Foreign Currencies

The financial position and results of the operations for certain of the Company’s subsidiaries are measured using a currency other than the U.S. dollar as their functional currency. Accordingly, all assets and liabilities are translated into U.S. dollars at the current exchange rates as of the respective balance sheet dates. Revenue and expense items are translated at the average exchange rates prevailing during the period. Cumulative gains and losses from these translations are reported as other comprehensive income (loss), a component of equity. Foreign exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, and re-measurement adjustments for foreign operations where the U.S. dollar is the functional currency, are included in the Company’s combined results of operations. Non-functional currency transaction gains and losses, and re-measurement adjustments were not material to the Company’s combined results of operations for all periods presented, and have been classified as a component of other charges (income), net in the combined statements of operations.

Revenue Recognition

In determining the appropriate amount of revenue to recognize, the Company applies the following steps: (i) identifies the contracts with the customers; (ii) identifies performance obligations in the contracts; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations per the contracts; and (v) recognizes revenue when (or as) the Company satisfies a performance obligation. Further, the Company assesses whether control of the products or services promised under the contract is transferred to the customer at a point in time (“PIT”) or over time (“OT”). The Company is first required to evaluate whether its contracts meet the criteria for OT recognition. For certain contracts the Company has determined that for a portion of its contracts the Company is manufacturing products for which there is no alternative use (due to the unique nature of the customer-specific product and intellectual property restrictions) and the Company has an enforceable right to payment including a reasonable profit for work-in-progress inventory with respect to these contracts. For certain other contracts, the Company’s performance creates and enhances an asset that the customer controls as the Company performs under the contract. As a result, revenue is recognized under these contracts OT based on the cost-to-cost method as it best depicts the transfer of control to the customer measured based on the ratio of costs incurred to date as compared to the total estimated costs at completion of the

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

performance obligation. For all other contracts that do not meet these criteria, the Company recognizes revenue when it has transferred control of the related manufactured products which generally occurs upon delivery and passage of title to the customer. Service contract revenue is recognized on an over time basis using the output method. Certain of the Company’s customer agreements include potential price adjustments which may result in variable consideration. These price adjustments include, but are not limited to, sharing of cost savings, committed price reductions, purchase price variances earned over the period that are contractually required to be paid to the customers, rebates, refunds tied to performance metrics such as on-time delivery, and other periodic pricing resets that may be refundable to customers. The Company recognizes estimates of this variable consideration that are not expected to result in a significant revenue reversal in the future, primarily based on the amount of potential refunds required by the contract, historical experience and other surrounding facts and circumstances. Certain of the Company’s customer contracts involve purchasing raw materials from customers or acting as an agent for the sale of certain customer products. Finished goods billings related to these products are reported net of the associated material cost in the combined statements of operations. Refer to note 4 “Revenue” for further details.

Government Incentives and Grants

The Company receives incentives from federal, state and local governments in different regions of the world that primarily encourage the Company to establish, maintain, or increase investment, employment, or production in the regions. The Company accounts for government incentives as a reduction in the cost of the capital investment or a reduction of expense, based on the substance of the incentives received. Benefits are generally recorded when all conditions attached to the incentive have been met and there is reasonable assurance of receipt. The Company records capital-related incentives as a reduction to Property and equipment, net on the combined balance sheets and recognizes a reduction to depreciation and amortization expenses over the useful life of the corresponding acquired asset. The Company records operating grants as a reduction to expense in the same line item on the combined statements of operations as the expenditure for which the grant is intended to compensate. Government incentives and grant transactions are not material to the Company’s financial position, results of operations or cash flows.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable and cash and cash equivalents.

Customer Credit Risk

The Company has an established customer credit policy, through which it manages customer credit exposures through credit evaluations, credit limit setting, monitoring, and enforcement of credit limits for new and existing customers. The Company performs ongoing credit evaluations of its customers’ financial condition and makes provisions for credit losses based on the outcome of those credit evaluations. The Company evaluates the collectability of its accounts receivable based on specific customer circumstances, current economic trends, historical experience with collections and the age of past due receivables. To the extent the Company identifies exposures as a result of credit or customer evaluations, the Company also reviews other customer related exposures, including but not limited to inventory and related contractual obligations.

The Company’s allowance for credit losses was $1 million as of March 31, 2025.

A significant portion of our revenues are concentrated with a number of customers. The comparability of customer concentrations for the periods presented are impacted by the timing of customer initiatives, market

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

trends, and other fluctuations in demand. Revenues from each customer that were greater than 10% of total revenues were as follows:

	Fiscal Year Ended March 31,
	2025		2024
	(In millions)
Customer (a)	$1,889	39%	$840	26%
Customer (b)	$1,298	27%	$1,117	34%

Revenues for customer (a) and customer (b) are reported in both the Cloud & Cooling and Power Products segments.

Cash and Cash Equivalents

Cash and cash equivalents may include cash on hand, demand deposits and all highly liquid investments with original maturities at the time of purchase of three months or less. The Company maintains amounts on deposit at various financial institutions that may, at times, exceed federally insured limits. However, management periodically evaluates the creditworthiness of these institutions and has not experienced any losses on such deposits during the periods presented. The Company participates in Flex’s cash management and financing programs. The cash reflected on the combined balance sheet represents cash on hand at certain foreign and domestic locations which do not participate in Flex’s centralized cash management program and are specifically identifiable to the Business.

Inventories

Inventories are stated at the lower of cost (on a first-in, first-out basis) or net realizable value. The stated cost is comprised of direct materials, labor and overhead. The components of inventories, net of applicable lower of cost or net realizable value write-downs, were as follows:

As of March 31,
2025
(In millions)
Raw materials	772
Work-in-progress	198
Finished goods	196

1,166

Customer-controlled inventories

Customer-controlled inventories consist of inventory subject to customer-specific contractual arrangements, including repurchase options and pass-through contracts where the Company is an agent, that is held at Spinco locations. Although the Company has purchased and may physically possess or manage such inventory, the Company does not control the inventory as the counterparty retains the ability to direct use of or, obtain substantially all of the remaining benefits from, the inventory due to contractual restrictions. Accordingly, customer-controlled inventories are excluded from inventories on the combined balance sheets and are presented separately.

Property and Equipment, Net

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recognized on a straight-line basis over the estimated useful lives of the related assets, with the

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

exception of building leasehold improvements, which are depreciated over the term of the lease, if shorter. Repairs and maintenance costs are expensed as incurred. Property and equipment is comprised of the following:

	Depreciable Life (In Years)	As of March 31,
		2025
		(In millions)
Machinery and equipment	2 – 10	284
Buildings	30	68
Leasehold improvements	Shorter of lease term or useful life of the improvement	25
Furniture, fixtures, computer equipment and software, and other	3 – 7	16
Land	—	4
Construction-in-progress	—	44

		441
Accumulated depreciation and amortization		(195)

Property and equipment, net		246

Total depreciation expense associated with property and equipment was $40 million and $26 million in fiscal years 2025 and 2024, respectively.

The Company reviews property and equipment for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is determined by comparing its carrying amount to the lowest level of identifiable projected undiscounted cash flows the property and equipment are expected to generate. An impairment loss is recognized when the carrying amount of property and equipment exceeds its fair value.

Income Taxes

Income taxes, as presented in the combined financial statements, attribute current and deferred income taxes of Flex to the Company’s standalone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by Accounting Standard Codification (“ASC”) 740 Income Taxes. Accordingly, the Company’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the standalone financial statements of each member of the consolidated group as if the group members were separate taxpayers. As a result, actual transactions included in the consolidated financial statements of Flex may not be included in the separate combined financial statements of the Company. Similarly, the tax treatment of certain items reflected in the combined financial statements of the Company may not be reflected in the consolidated financial statements and tax returns of Flex. Therefore, items such as net operating losses, credit carryforwards and valuation allowances may exist in the standalone financial statements that may or may not exist in Flex’s consolidated financial statements. As such, the income taxes of the Company as presented in the combined financial statements may not be indicative of the income taxes that the Company will generate in the future.

The Company provides for income taxes in accordance with the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the carrying amount and the tax basis of existing assets and liabilities by applying the applicable statutory tax rate to such differences. Additionally, the Company assesses whether each income tax position is “more likely than not” of being sustained on audit, including resolution of related appeals or litigation,

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

if any. For each income tax position that meets the “more likely than not” recognition threshold, the Company would then assess the largest amount of tax benefit that is greater than 50% likely of being realized upon effective settlement with the tax authority.

Since the Company’s results are included in the Parent’s consolidated tax returns, payments to certain tax authorities are made by the Parent and not by the Company. For tax jurisdictions where the Company is included with the Parent in a consolidated tax filing, the Company does not maintain taxes payable to or from the Parent. The payments are deemed to be settled immediately with the legal entities paying the tax in the respective tax jurisdictions and are reflected in the combined statements of cash flows as net transfers from (to) Parent within financing activities and in the combined balance sheet as net parent investment.

Accounting for Business and Asset Acquisitions

The Company has strategically pursued business acquisitions. For acquisitions that meet the definition of a business under ASC 805 Business Combinations, the fair value of the net assets acquired and the results of the acquired businesses are included in the Company’s combined financial statements from the acquisition dates forward. The Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and results of operations during the reporting period. Estimates are used in accounting for, among other things, the fair value of acquired net operating assets, property and equipment, intangible assets and related deferred tax liabilities, useful lives of plant and equipment and amortizable lives for acquired intangible assets. Any excess of the purchase consideration over the fair value of the identified assets and liabilities acquired is recognized as goodwill and if the fair value of assets acquired and liabilities assumed exceeds the purchase consideration a gain on bargain purchase is recognized.

The Company estimates the preliminary fair value of acquired assets and liabilities as of the date of acquisition based on information available at that time. Contingent consideration is recorded at fair value as of the date of the acquisition with subsequent adjustments recorded in earnings. Changes to valuation allowances on acquired deferred tax assets are recognized in the provision for income taxes. The valuation of these tangible and identifiable intangible assets and liabilities is subject to further management review and may change materially between the preliminary allocation and end of the purchase price allocation period, which does not exceed a year from the acquisition date. Any changes in these estimates may have a material effect on the Company’s combined operating results or financial position.

Goodwill

The Company evaluates goodwill for impairment at the reporting unit level annually and in certain circumstances, such as a change in reporting units, or whenever there are indications that goodwill might be impaired. As of January 1, 2025, the Company performed a qualitative assessment of goodwill and determined that it was more likely than not that the fair value of each of its two reporting units exceeded its respective carrying amount; accordingly, no quantitative goodwill impairment test was required, and no goodwill impairment was recognized.

Recoverability of goodwill is measured at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit, which typically is measured based upon, among other factors, market valuations, market multiples for comparable companies as well as a discounted cash flow analysis. Certain of these approaches use significant unobservable inputs, or Level 3 inputs, as defined by the fair value hierarchy and require management to make various judgmental assumptions about sales, operating margins, growth rates and discount rates which consider the Company’s budgets, business plans and economic projections, and are believed to reflect market participant views. Some of the inherent estimates and assumptions used in determining fair value of the reporting units are outside the control of management, including interest

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

rates, cost of capital, tax rates, market EBITDA comparable and credit ratings. While the Company believes it has made reasonable estimates and assumptions to calculate the fair value of the reporting units, it is possible a material change could occur. If the actual results are not consistent with management’s estimates and assumptions used to calculate fair value, it could result in material impairments of the Company’s goodwill.

If the recorded value of the assets, including goodwill, and liabilities (“net book value”) of any reporting unit exceeds its fair value, an impairment loss may be required to be recognized.

The following table summarizes the activity in the Company’s goodwill during fiscal year 2025:

	Cloud & Cooling	Power Products	Total
	(In millions)
Balance at March 31, 2024	7	282	289
Acquisitions (1)	31	170	201

Balance at March 31, 2025	$38	$452	$490

(1)	Represents goodwill of $170 million from the Crown acquisition and $31 million from the JetCool acquisition. Refer to Note 10 for further details.

Intangible Assets

The Company’s acquired intangible assets are subject to amortization over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an intangible asset may not be recoverable. An impairment loss is recognized when the carrying amount of an intangible asset exceeds its fair value. The Company reviewed the carrying value of its intangible assets as of March 31, 2025 and concluded that such amounts continued to be recoverable.

Intangible assets are comprised of customer-related intangible assets that include contractual agreements and customer relationships, and licenses and other intangible assets that are primarily comprised of patents and trademarks, and developed technologies. Generally, both customer-related intangible assets and licenses and other intangible assets are amortized on a straight-line basis, over a period of up to ten years. No residual value is estimated for any intangible assets. The fair value of the Company’s intangible assets purchased through business combinations is determined based on management’s estimates of cash flow and recoverability. During fiscal year 2025, the total value of intangible assets increased by $148 million as a result of the Company’s acquisitions during the period. These acquisitions contributed an additional $83 million in customer-related intangible assets and $65 million in licenses and other intangibles assets, such as trade names and technology. Refer to note 10 for additional information.

The components of acquired intangible assets are as follows:

	As of March 31, 2025
	Weighted- Average Remaining Useful life (in Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In millions)
Intangible assets:
Customer-related intangibles	9.4	217	(55)	162
Licenses and other intangibles	7.0	206	(65)	141

Total		423	(120)	303

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

Total intangible asset amortization expense recognized in operations during fiscal years 2025 and 2024 was $36 million and $32 million, respectively. The gross carrying amounts of intangible assets are removed when fully amortized. The estimated future annual amortization expense for acquired intangible assets is as follows:

Fiscal Year Ending March 31,	Amount
(In millions)
2026	51
2027	47
2028	41
2029	37
2030	33
Thereafter	94

Total amortization expense	303

The Company owns or licenses various United States and foreign patents relating to a variety of technologies. For certain of the Company’s proprietary processes, inventions, and works of authorship, the Company relies on trade secret or copyright protection. The Company also maintains trademark rights (including registrations) for the Company’s corporate name and several other trademarks and service marks that the Company uses in the Company’s business in the United States and other countries throughout the world. The Company has policies and procedures (including both technological means and training programs for the Company’s employees) to identify and protect the Company’s intellectual property, as well as that of the Company’s customers and suppliers.

Customer Working Capital Advances

Customer working capital advances were $140 million as of March 31, 2025. The customer working capital advances are not interest-bearing, do not generally have fixed repayment dates and are generally reduced as the underlying working capital is consumed in production or the customer working capital advance agreement is terminated.

Other Current Liabilities

Other current liabilities include customer-related accruals of $62 million as of March 31, 2025.

Leases

The Company is a lessee with several non-cancelable operating leases, primarily for warehouses, buildings, and other assets such as vehicles and equipment. The Company determines if an arrangement is a lease at contract inception. A contract is a lease or contains a lease when (1) there is an identified asset, and (2) the Company has the right to control the use of the identified asset. The Company recognizes a right-of-use (“ROU”) asset and a lease liability at the lease commencement date for the Company’s operating leases. For operating leases, the lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The Company has elected the short-term lease recognition and measurement exemption for all classes of assets, which allows the Company to not recognize ROU assets and lease liabilities for leases with a lease term of 12 months or less and with no purchase option the Company is reasonably certain of exercising. The Company has also elected the practical expedient to account for the lease and non-lease components as a single lease component, for all classes of underlying assets. Therefore, the lease payments used to measure the lease liability include all of the fixed considerations in the contract. Lease payments included in the measurement of the lease liability comprise the following: fixed payments (including in-substance fixed payments), and variable payments that depend on an index or rate (initially measured using the index or rate at the lease commencement date). As

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

the Company cannot determine the interest rate implicit in the lease for the Company’s leases, the Company uses the Company’s estimate of the incremental borrowing rate as of the commencement date in determining the present value of lease payments. The Company’s estimated incremental borrowing rate is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. The lease term for all of the Company’s leases includes the non-cancelable period of the lease plus any additional periods covered by either an option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

As of March 31, 2025, current operating lease liabilities were $11 million, and are included in other current liabilities on the combined balance sheets.

Recently Issued Accounting Pronouncements

In December 2025, the FASB issued ASU 2025-10 “Government Grants (Topic 832)”, which establishes comprehensive guidance on the recognition, measurement, presentation, and disclosure of government grants. The Company expects the new guidance will have an immaterial impact on its combined financial statements and intends to adopt the guidance prospectively when it becomes effective in the first quarter of fiscal year 2030.

In December 2025, the FASB issued ASU 2025-12 “Codification Improvements”, which includes numerous refinements and enhancements, including clarifications on the accounting for the retirement of treasury stock among others. The guidance is effective for the Company beginning in the first quarter of fiscal year 2028. The Company is currently evaluating the guidance to determine the method of adoption and impact on the Company’s disclosures.

In November 2024, the FASB issued ASU 2024-03 “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”, which requires public entities to disclose specified information about certain costs and expenses. In January 2025, the FASB issued ASU 2025-01 on the same topic to clarify the amendments for ASU 2024-03 are effective for the Company in the fourth quarter of fiscal year 2028. The amendment will be applied retrospectively to all prior periods presented on its combined financial statements. We are currently evaluating the guidance to determine the impact on the Company’s financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, which expands disclosures in an entity’s income tax rate reconciliation table and regarding cash taxes paid both in the U.S. and foreign jurisdictions. The guidance is effective for the Company beginning in the fourth quarter of fiscal year 2026. The Company expects the new guidance will have an immaterial impact on its combined financial statements, and intends to adopt the guidance prospectively when it becomes effective in the fourth quarter of fiscal year 2026.

In July 2025, the FASB issued ASU 2025-05 “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets”, which provides for the use of a new practical expedient when estimating expected credit losses for accounts receivable and contract assets arising from transactions accounted for under Topic 606 that assumes that current conditions as of the balance sheet date do not change for the remaining life of the asset. The guidance is effective for the Company, and has been adopted, beginning in the second quarter of fiscal year 2026.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07 “Segment Reporting—Improvements to Reportable Segment Disclosures”, which updates reportable segment disclosure requirements, primarily through enhanced disclosures

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

about significant segment expenses and information used to assess segment performance. The guidance is effective for the Company beginning in the fourth quarter of fiscal year 2025. The Company adopted the guidance retrospectively during the fourth quarter of fiscal year 2025. See note 11 for reportable segment disclosures.

3. LEASES

The Company has several commitments under operating leases for warehouses, buildings, and equipment. The Company also has a number of finance leases with an immaterial impact on its combined financial statements. Leases have remaining lease terms ranging from 1 year to 20 years.

The components of lease cost recognized were as follow (in millions):

Lease cost	Fiscal Year Ended
	March 31, 2025	March 31, 2024
Operating lease cost	16	13

Amounts reported in the combined balance sheet as of the fiscal year ended March 31, 2025 were (in millions, except weighted average lease term and discount rate):

As of March 31, 2025
Operating Leases:
Operating lease right of use assets	80
Operating lease liabilities *	81
Weighted-average remaining lease term (In years)
Operating leases	12.6
Weighted-average discount rate
Operating leases	4.5%

*	Operating lease liabilities includes $11 million current lease liabilities and $70 million non-current lease liabilities as of March 31, 2025.

Other information related to leases was as follows (in millions):

	Fiscal Year Ended
	March 31, 2025	March 31, 2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	11	9
Right-of-use assets obtained in exchange for lease liabilities
Operating Lease	36	11

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

Future lease payments under non-cancelable leases as of March 31, 2025 were as follows (in millions):

Fiscal Year Ended March 31,	Operating Leases
2026	13
2027	11
2028	11
2029	10
2030	7
Thereafter	48

Total undiscounted lease payments	100
Less: imputed interest	19

Total lease liabilities	81

Total rent expense amounted to $22 million and $17 million in fiscal years 2025 and 2024, respectively.

4. REVENUE

Revenue Recognition

The Company provides a comprehensive suite of products and services supporting the design, manufacture and servicing of end-to-end power and infrastructure solutions for its customers in the data center and utility industries. The first step in its process for revenue recognition is to identify a contract with a customer. A contract is defined as an agreement between two parties that creates enforceable rights and obligations and can be written, verbal, or implied. The Company generally enters into master supply agreements (“MSAs”) with its customers that provide the framework under which business will be conducted. This includes matters such as warranty, indemnification, transfer of title and risk of loss, liability for excess and obsolete inventory, pricing formulas, payment terms, etc., and the level of business under those agreements may not be guaranteed. In those instances, the Company bids on a program-by-program basis and typically receives customer purchase orders for specific quantities and timing of products. As a result, the Company considers its contract with a customer to be the combination of the MSA and the purchase order, or any other similar documents such as a statement of work, product addendum, forecast commitments, emails or other communications that embody the commitment by the customer. See Note 2 “Summary of Accounting Policies” for additional discussion surrounding revenue recognition considerations.

Customer Contracts and Related Obligations

Certain of the Company’s customer agreements include potential price adjustments which may result in variable consideration. These price adjustments include, but are not limited to, sharing of cost savings, committed price reductions, purchase price variances earned over the period that are contractually required to be paid to the customers, rebates, refunds tied to performance metrics such as on-time delivery, and other periodic pricing resets that may be refundable to customers. The Company estimates the variable consideration related to these price adjustments as part of the total transaction price and recognizes revenue in accordance with the pattern applicable to the performance obligation, subject to a constraint. The Company constrains the amount of revenues recognized for these contractual provisions based on its best estimate of the amount which will not result in a significant reversal of revenue in a future period. The Company determines the amounts to be recognized based on the amount of potential refunds required by the contract, historical experience and other surrounding facts and circumstances. Often these obligations are settled with the customer in a period after shipment through various methods which include reduction of prices for future purchases, issuance of a payment

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

to the customer, or issuance of a credit note applied against the customer’s accounts receivable balance. In many instances, the agreement is silent on the settlement mechanism. Any difference between the amount accrued for potential refunds and the actual amount agreed to with the customer is recorded as an increase or decrease in revenue. These potential price adjustments are included as part of other current liabilities on the combined balance sheet and disclosed as part of customer-related accruals in note 2.

Performance Obligations

The Company derives its revenues by delivering products and services to customers operating in the data center and utility industries.

A performance obligation is an implicitly or explicitly promised good or service that is material in the context of the contract and is both capable of being distinct (customer can benefit from the good or service on its own or together with other readily available resources) and distinct within the context of the contract (separately identifiable from other promises). The Company considers all activities typically included in its contracts, and identifies those activities representing a promise to transfer goods or services to a customer. These include, but are not limited to, design and engineering services, prototype products, tooling, services, etc. Each promised good or service with regards to these identified activities is accounted for as a separate performance obligation only if it is distinct—i.e., the customer can benefit from it on its own or together with other resources that are readily available to the customer. Certain activities on the other hand are determined not to constitute a promise to transfer goods or service, and therefore do not represent separate performance obligations for revenue recognition (e.g., procurement of materials and standard workmanship warranty).

A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The majority of the Company’s contracts have a single performance obligation as the promise to transfer the individual good or service is not separately identifiable from other promises in the contract and is, therefore, not distinct. Promised goods or services that are immaterial in the context of the contract are not separately assessed as performance obligations. In the event that more than one performance obligation is identified in a contract, the Company is required to allocate the transaction price between the performance obligations. The allocation would generally be performed on the basis of a relative standalone price for each distinct good or service. This standalone price most often represents the price that the Company would sell similar goods or services separately.

Contract Balances

A contract asset is recognized when the Company has recognized revenue, but not issued an invoice for payment. Contract assets are classified separately on the combined balance sheets and transferred to receivables when rights to payment become unconditional and invoiced.

A contract liability is recognized when the Company receives payments in advance of the satisfaction of performance. Contract liabilities, identified as deferred revenue, were $82 million as of March 31, 2025, of which $77 million is included in deferred revenue and customer working capital advances under current liabilities.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

Disaggregation of Revenue

The following table presents the Company’s revenue disaggregated based on timing of transfer—PIT and OT for the fiscal years ended March 31, 2025 and 2024:

	Fiscal Year Ended March 31,
	2025	2024
Timing of Transfer	(In millions)
Cloud & Cooling
Point in time	3,460	2,218
Over time	48	4

Total	3,508	2,222
Power Products
Point in time	1,228	1,014
Over time	63	8

Total	1,291	1,022
Spinco
Point in time	4,688	3,232
Over time	111	12

Total	4,799	3,244

During the year ended March 31, 2025, certain existing customer contractual relationships were changed to provide an enforceable right to payment for work completed to date that had the effect of transitioning revenue with those customers from being recognized on a point in time to an over time basis, with prospective effect. This change had the effect of increasing contract assets by $8 million as of March 31, 2025. Contract assets are generally transferred to receivables in the succeeding quarter due to the short-term nature of the Company’s manufacturing cycle.

5. SHARE-BASED COMPENSATION

Stock-Based Compensation Expense

The Company’s employees have historically participated in the Parents stock-based compensation plans. The combined statements of operations include all stock-based compensation expenses directly attributable to Spinco employees, as well as an allocation of any stock-based compensation expenses related to Flex corporate and other shared employees. Accordingly, the amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that the Business would have experienced as an independent company for the periods presented.

The compensation cost in the combined statements of operations of the stock-based compensation arrangements that have been attributed to the Company are as follows:

	Fiscal Year Ended March 31,
	2025	2024
	(In millions)
Cost of sales	5	3
Selling, general and administrative expense	18	11

Total stock-based compensation expense	23	14

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

6. SUPPLEMENTAL CASH FLOW DISCLOSURES

The following table represents supplemental cash flow disclosures and non-cash investing and financing activities.

	Fiscal Year Ended March 31,
	2025	2024
	(In millions)
Net cash paid for:
Interest	6	4
Income taxes	27	16
Non-cash investing and financing activity:
Unpaid purchases of property and equipment	35	15
Non-cash parent capital contributions	37	22

7. TRADE RECEIVABLES SALES PROGRAMS

The Company sells accounts receivables to certain third-party banking institutions under factoring programs. The outstanding balance of receivables sold and not yet collected on accounts where the Company has continuing involvement was $0.3 billion as of March 31, 2025. For the fiscal years ended March 31, 2025, and March 31, 2024, total accounts receivable sold to certain third party banking institutions was $1.9 billion and $0.9 billion, respectively. The receivables that were sold were removed from the combined balance sheets and the cash received was included as cash provided by operating activities in the combined statements of cash flows.

8. COMMITMENTS AND CONTINGENCIES

The Company is subject to routine legal proceedings, as well as demands, claims and threatened litigation that arise in the normal course of business. The ultimate outcome of any litigation is often uncertain and unfavorable outcomes could have a negative impact on the results of operations and financial condition. The Company regularly reviews the status of each significant matter and assesses its potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the amount or the range of loss can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the Company’s judgments using the best information available at the time.

The Company determined that no disclosure of estimated loss is required for a claim against us because: (i) there is not a reasonable possibility that a loss exceeding amounts already recognized (if any) may be incurred with respect to such claim; (ii) a reasonably possible loss or range of loss cannot be estimated; or (iii) such estimate is immaterial.

9. INCOME TAXES

The domestic and foreign components of income before income taxes were comprised of the following:

	Fiscal Year Ended March 31,
	2025	2024
	(In millions)
Domestic	111	83
Foreign	278	160

Total	389	243

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

The provision for income taxes consisted of the following:

	Fiscal Year Ended March 31,
	2025	2024
	(In millions)
Current:
Domestic	37	5
US State	8	2
Foreign	47	42

	92	49
Deferred:
Domestic	(11)	16
US State	(2)	2
Foreign	(10)	(6)

	(23)	12

Provision for income taxes	69	61

The Parent of Spinco will be domiciled in the United States and therefore the statutory tax expense is based on the U.S. federal rate of 21%. The reconciliation of the income tax expense expected based on domestic statutory income tax rates to the expense (benefit) for income taxes included in the combined statements of operations is as follows:

	Fiscal Year Ended March 31,
	2025	2024
	(In millions)
Income taxes based on domestic statutory rates	82	51
Effect of jurisdictional tax rate differential	(25)	(1)
Change in unrecognized tax benefit	—	1
Liability for undistributed earnings	2	3
Global intangible low-taxed income (GILTI)	4	3
U.S. state taxes	5	4
Other	1	—

Provision for income taxes	69	61

A number of countries in which the Company is located allow for tax holidays or provide other tax incentives to attract and retain business. In general, these holidays were secured based on the nature, size and location of the Company’s operations. The aggregate dollar effect on the Company’s income resulting from tax holidays and tax incentives to attract and retain business for the fiscal years ended March 31, 2025 and 2024 were $4 million and $3 million, respectively. The Company’s existing holidays do not expire.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

The components of deferred income taxes are as follows:

As of March 31,
2025
(In millions)
Deferred tax liabilities:
Fixed assets	(8)
Operating lease right-of-use assets	(16)
Intangible assets	(38)
Others	(1)

Total deferred tax liabilities	(63)

Deferred tax assets:
Deferred compensation	8
Inventory valuation	7
Deferred revenue	6
Lease liabilities	16
Net operating loss and other carryforwards	18
Others	5

Total deferred tax assets	60
Valuation allowances	(15)

Total deferred tax assets, net of valuation allowances	45

Net deferred tax (liability)	(18)

The net deferred tax (liability) is classified as follows:
Long-term asset	7
Long-term liability	(25)

Total	(18)

Utilization of the Company’s deferred tax assets is limited by the future earnings of the Company in the tax jurisdictions in which such deferred assets arose. As a result, management is uncertain as to when or whether these operations will generate sufficient profit to realize any benefit from the deferred tax assets. The valuation allowance provides a reserve against deferred tax assets that are not more likely than not to be realized by the Company. However, management has determined that it is more likely than not that the Company will realize certain of these benefits and, accordingly, has recognized a deferred tax asset from these benefits. The change in valuation allowance is net of certain increases and decreases to prior year losses and other carryforwards that have no current impact on the tax provision.

Deferred tax assets as of March 31, 2025 and March 31, 2024 were reduced by a valuation allowance of $15 million and $21 million, respectively, provided for certain non-U.S. tax attributes. The change in the valuation allowance resulted in an increase of $5 million and $4 million to income tax expense in 2025 and 2024, respectively. If the Company determines that the likelihood of realization of existing deferred tax assets changes, a corresponding increase or decrease to the valuation allowance will be recognized as an increase or reduction to income tax expense in the period that determination is made.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

The Company has recorded deferred tax assets of $18 million related to tax losses and other carryforwards. These tax losses and other carryforwards will expire at various dates as follows:

Expiration dates of deferred tax assets related to operation losses and other carryforwards
Fiscal year	(In millions)
2026–2031	—
2032–2037	10
Indefinite	8

18

The amount of deferred tax assets considered realizable, however, could be reduced or increased in the near-term if facts, including the amount of taxable income or the mix of taxable income between subsidiaries, differ from management’s estimates.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Fiscal Year Ended March, 31
	2025	2024
	(In millions)
Change in unrecognized tax benefits
Balance, beginning of fiscal year	6	6
Additions based on tax position related to the current year	1	—
Additions for tax positions of prior years	—	1
Reductions for tax positions of prior years	—	—
Reductions related to lapse of applicable statute of limitations	—	—
Impact from foreign exchange rates fluctuation	—	—
Settled with Parent through Net Parent investment	—	(1)

Balance, end of fiscal year	7	6

The Company’s unrecognized tax benefits are subject to change over the next twelve months primarily as a result of the expiration of certain statutes of limitations and as audits are settled. The Company believes it is reasonably possible that the total amount of unrecognized tax benefits could decrease by an additional approximate $2 million within the next twelve months primarily due to potential settlements of various audits and the expiration of certain statutes of limitations.

The Company and its subsidiaries file federal, state, and local income tax returns in multiple jurisdictions around the world. With few exceptions, the Company is no longer subject to income tax examinations by tax authorities for years before 2006.

Of the $7 million of unrecognized tax benefits at March 31, 2025, $6 million will affect the annual effective tax rate (“ETR”) if the benefits are eventually recognized. The amount that does not impact the ETR relates to positions that would be settled with a tax loss carryforward previously subject to a valuation allowance.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits within the Company’s tax expense. The Company had approximately $1 million and $1 million accrued for the payment of interest and penalties as of the fiscal years ended March 31, 2025 and 2024, respectively.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

10. BUSINESS ACQUISITIONS

Fiscal 2025 Acquisitions

The Company completed two acquisitions during fiscal year 2025, accounted for as business combinations. The results of the acquired businesses are included in the Company’s combined financial statements from their respective acquisition dates. See Note 2 “Summary of Accounting Policies” for additional information related to the accounting for acquisitions. Pro-forma results of operations have not been presented because the effects were not material to the Company’s combined financial results for all periods presented. Changes to amounts recorded as assets and liabilities may result in a corresponding adjustment to goodwill or gain on bargain purchase during the respective measurement periods.

Acquisition of Crown Technical Systems (“Crown”)

On November 19, 2024, the Company completed the business acquisition of 100% ownership of Crown, a U.S. leader in critical power solutions for a total purchase consideration of $319 million, including cash of $313 million and $6 million of customary closing adjustments. The acquisition adds complementary capabilities to our existing portfolio in the United States, primarily strengthening our critical power solutions.

Crown is included in the Power Products segment. The following represents the Company’s allocation of the total purchase price to the acquired assets and liabilities of Crown (in millions):

Current Assets:
Cash	$5
Accounts receivable	23
Inventory	10
Other current assets	2

Total current assets	$40
Property and equipment	1
Operating lease right-of-use assets	7
Intangible assets	128
Goodwill	170

Total assets	$346

Current liabilities:
Accounts payable	$4
Accrued liabilities & other current liabilities	17

Total current liabilities	21
Operating lease liabilities, non-current	6

Total aggregate purchase price	$319

The intangible assets of $128 million are comprised of customer related intangible assets of $83 million and licenses and other intangible assets such as trade names and patented technology of $45 million. Customer related assets will be amortized over a weighted-average estimated useful life of 12.6 years while licenses and other intangibles will be amortized over a weighted-average estimated useful life of 10.0 years.

The excess of the purchase price over the estimated fair value of the net assets acquired was recognized as goodwill. The goodwill recognized in connection with the Crown acquisition is primarily attributable to expected synergies that will be generated with the rest of the Company.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

Acquisition of JetCool Technologies Inc. (“JetCool”)

On November 14, 2024, the Company acquired 100% ownership of JetCool, a provider of liquid cooling solutions tailored for the data center market, for approximately $43 million in cash, a deemed settled pre-existing loan from Flex of approximately $5 million, and $5 million of contingent consideration for a total estimated purchase price of $53 million. JetCool is included in the Cloud & Cooling segment. The following represents the Company’s allocation of the total purchase price to the acquired assets and liabilities of JetCool (in millions):

Current Assets:
Cash	$4
Inventory	1

Total current assets	5
Property and equipment	1
Operating lease right-of-use assets	2
Intangible assets	21
Goodwill	31

Total assets	$60

Operating lease liabilities	2
Deferred tax liability	5

Total aggregate purchase price	$53

Intangible assets of $21 million relate to developed technology and will be amortized over a weighted-average estimated useful life of 6.5 years.

The excess of the purchase price over the estimated fair value of net assets was recognized as goodwill. The goodwill was primarily attributed to synergies that will be generated with the rest of the Company.

11. SEGMENT REPORTING

The Company’s Chief Commercial Officer is our Chief Operating Decision Maker (“CODM”) who evaluates how we allocate resources, assess performance and make strategic and operational decisions. Based on such evaluation, the Company determined as of and for the period ended March 31, 2025, that Spinco has two operating and reportable segments.

The Power Products segment is comprised of Critical Power and Embedded Power. These offerings address utility and facility-level power intake and distribution, as well as rack- and board-level power delivery. This segment supports grid modernization and related power infrastructure applications.

The Cloud & Cooling segment includes IT Hardware and Cooling. This segment provides rack-scale integration and advanced liquid cooling solutions designed to support high-density deployments.

The determination of the separate operating and reporting segments is based on several factors, including the nature of products and services, the nature of production processes, customer base, delivery channels and similar economic characteristics.

An operating segment’s performance is evaluated based on its segment income. Segment income is defined as net sales less cost of sales and segment selling, general and administrative expenses, and does not include corporate and other expense, amortization of intangibles, stock-based compensation, certain restructuring charges, legal and other, interest expense, and other charges (income).

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

Selected financial information by segment is in the tables below.

Fiscal Year Ended March 31, 2025	Cloud & Cooling	Power Products	Total
Net Sales	3,508	1,291	4,799
Segment cost of sales	(3,129)	(1,036)
Segment selling, general and administrative expenses	(68)	(81)

Segment income	311	174	485

Corporate & other expense (1)			13
Intangible amortization			36
Stock-based compensation			23
Restructuring charges (2)			5
Interest expense			6
Legal and other (3)			5
Other charges (income), net			8

Income before income taxes			389

(1)	Corporate and other primarily includes corporate service costs that are not included in the CODM’s assessment of the performance of each of the identified reporting segments.
(2)	Restructuring expense primarily consist of charges related to facility closures or consolidations and workforce alignment.
(3)	Legal and other consists of one-time acquisition costs related to the Crown and Jetcool acquisitions that occurred during fiscal year 2025.

Fiscal Year Ended March 31, 2024	Cloud & Cooling	Power Products	Total
Net Sales	2,222	1,022	3,244
Segment cost of sales	(1,997)	(840)
Segment selling, general and administrative expenses	(39)	(65)

Segment income	186	117	303

Corporate & other expense (1)			8
Intangible amortization			32
Stock-based compensation			14
Restructuring charges (2)			3
Interest expense			4
Legal and other			—
Other charges (income), net			(1)

Income before income taxes			243

(1)	Corporate and other primarily includes corporate service costs that are not included in the CODM’s assessment of the performance of each of the identified reporting segments.
(2)	Restructuring expense primarily consist of charges related to facility closures or consolidations and workforce alignment.

The Company does not disclose total assets by segment as this is not provided to the CODM.

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

Property and equipment on a segment basis is not separately identified and is not internally reported by segment to the Company’s CODM as described above. During fiscal years 2025 and 2024, total depreciation expense, including amounts allocated to the reportable segments, is as follows:

	Fiscal Year Ended March 31,
	2025	2024
	(In millions)
Depreciation expense:
Cloud & Cooling	22	14
Power Products	18	12

Total depreciation expense	40	26

Geographic information of net sales is as follows:

	Fiscal Year Ended March 31,
	2025		2024
	(In millions)
Net sales by region:
Americas	3,335	69%	2,055	63%
Europe	941	20%	710	22%
Asia	523	11%	479	15%

	4,799		3,244

Revenues are attributable to the country in which the product is manufactured or service is provided.

The following table summarizes the countries that accounted for more than 10% of net sales in fiscal years 2025 and 2024:

	Fiscal Year Ended March 31,
	2025		2024
	(In millions)
Net sales by country:
Mexico	1,790	37%	720	22%
U.S.	1,537	32%	1,331	41%

Geographic information of property and equipment, net is as follows:

	As of March 31,
	2025
	(In millions)
Property and equipment, net:
Americas	118	48%
Asia	92	37%
Europe	36	15%

	246

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

The following table summarizes the countries that accounted for more than 10% of property and equipment, net in fiscal year 2025:

	As of March 31,
	2025
	(In millions)
Property and equipment, net:
Mexico	112	46%
Malaysia	67	27%

12. RELATED PARTY TRANSACTIONS

The combined financial statements have been prepared on a standalone basis and are derived from the consolidated financial statements and accounting records of Flex. The following discussion summarizes activity between the Company and Flex.

Corporate allocations

The combined statements of operations include expenses for certain centralized functions and other programs provided and administered by Flex, as described in Note 1. The costs of these services allocated to the Company, which are included within cost of sales or selling, general and administrative expenses in the combined statements of operations for the years ended March 31, 2025 and 2024, were $118 million and $72 million, respectively. Within the corporate allocated costs is stock-based compensation expense for corporate and shared employees of $22 million, and $13 million for the years ended March 31, 2025 and 2024, respectively.

Cash management and net parent investment

Flex uses a centralized approach for the purpose of cash management and financing of its operations. The Company’s excess cash is transferred to Flex, and Flex funds the Company’s operating and investing activities as needed. The Parent operates a centralized non-interest-bearing cash pool in the U.S. and regional interest-bearing cash pools outside of the U.S. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as net parent investment.

13. SUBSEQUENT EVENTS

On April 30, 2025, the Company completed the acquisition of a manufacturing business in Bielsko Biala, Poland for consideration of $35 million. The acquisition, which will be accounted for as a business combination, is not significant to the combined financial position, results of operations and cash flows of the Company. The acquired business will support the growth of the Company’s power business in Europe.

During the second quarter of fiscal year 2026, Flex issued a warrant (“the Warrant”) to a customer of the Company for the purchase of up to an aggregate of 3.9 million ordinary shares of Flex (“Warrant Shares”). The Warrant Shares vest based on qualifying payments (as defined in the Warrant) for the purchase of all products and services over the term of the Warrant. In relation to the Warrant, purchases of product and services of the Company will be recognized as a deduction to revenue as qualifying revenues are recognized within the Company’s combined statements of operations.

On March 27, 2026, Flex signed a definitive agreement to acquire Electrical Power Products, Inc., a leading provider of engineered-to-order electrical power control and protection systems for a purchase price of

Confidential Treatment Requested by Archer SpinCo, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

$1.1 billion in an all-cash transaction. The acquisition broadens the Company’s power portfolio and deepens utility presence. The Company expects the acquisition to close in the first quarter of the Company’s fiscal year 2027. The completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act.

The Company evaluated subsequent events for recognition or disclosure through April 22, 2026, the date the combined financial statements were available to be issued.